Dated 20 June 2007
SEQUA CORPORATION
(as Obligors’ Agent and as a Guarantor)
THE COMPANIES
listed in part 1 of schedule 1
(acting by the Obligors’ Agent)
HSBC BANK PLC
as Mandated Lead Arranger
HSBC BANK PLC
as Original Fronting Bank
THE FINANCIAL INSTITUTIONS
listed in part 2 of schedule 1
HSBC BANK PLC
as Agent
HSBC BANK PLC
as Security Trustee

AMENDMENT AND RESTATEMENT
AGREEMENT RELATING TO A
FACILITIES AGREEMENT DATED
21 DECEMBER 2005

Contents

	Clause	Page
1	Definitions and interpretation	0
2	Restatement	1
3	Representations	2
4	Continuity and further assurance	2
5	Fees, costs and expenses	2
6	Miscellaneous	3

	Schedule

1	The Parties	4
	Part 1 - The Obligors	4
	Part 2 - The Original Lender	5
2	Conditions precedent	6
3	Restated Agreement	8
4	Conditions subsequent	9
	Part 1	9
	Part 2	9

This Agreement is dated 20 June, 2007
Between
(1)	Sequa Corporation, a company incorporated in the United States of America in its capacity as agent for the Obligors (Obligors’ Agent);

(2)	The Companies listed in part 1 (The Obligors) of schedule 1 as borrowers (Borrowers);

(3)	The Companies listed in part 1 (The Obligors) of schedule 1 as original guarantors (Original Guarantors);

(4)	HSBC Bank plc as mandated lead arranger (Arranger);

(5)	HSBC Bank plc as fronting bank (Fronting Bank);

(6)	The Financial Institutions listed in part 2 (The Original Lenders) of schedule 1 as original lenders (Original Lenders);

(7)	HSBC Bank plc as agent of the other Finance Parties (Agent); and

(8)	HSBC Bank plc as security trustee for the Finance Parties (Security Trustee).
It is agreed
1	Definitions and interpretation

1.1	Definitions
In this Agreement:
Original Facilities Agreement means the facilities agreement dated 21 December 2005 between the Parties
Party means a party to this Agreement
Restated Agreement means the Original Facilities Agreement, as amended by this Agreement, the terms of which are set out in schedule 3 (Restated Agreement)
Restatement Date means the date upon which the Agent gives the notification referred to in clause 2.2(a) (Conditions precedent)
1.2	Interpretation
(a)	Unless otherwise defined in this Agreement, a term defined in the Original Facilities Agreement has the same meaning when used in this Agreement or any notices, acknowledgements or other documents issued under or in connection with this Agreement.

(b)	Clause 1.2 (Interpretation) of the Original Facilities Agreement is incorporated in this Agreement as if set out here in full but so that each reference in that clause to this Agreement shall be read as a reference to this Agreement.

1.3	Third Party Rights
(a)	Unless expressly provided to the contrary in any Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement or any other Finance Document issued or entered into under or in connection with it.

(b)	Unless expressly provided to the contrary in any Finance Document the consent of any person who is not a Party is not required to rescind or vary this Agreement or any other Finance Document entered into under or in connection with it.
2	Restatement

2.1	Restatement of the Original Facilities Agreement

With effect from and including the Restatement Date, the Original Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in schedule 3 (Restated Agreement).

2.2	Conditions precedent
(a)	The Agent shall notify the Obligors’ Agent promptly in writing when it has received or waived the requirement to receive all the documents and other evidence listed in schedule 2 (Conditions precedent) of this Agreement in form and substance satisfactory to the Agent.

(b)	The Agent shall not be obliged to issue the notice referred to in clause 2.2(a) if:
(i)	a Default is continuing or would result from the restatement of the Original Facilities Agreement pursuant to clause 2.1; or

(ii)	the representations in clause 3 (Representations) to be made by each Obligor are not true.
2.3	Failure to satisfy conditions precedent

If the Restatement Date has not occurred on or before 8 June 2007 (or any later date which the Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent may agree), then clause 2 (other than this clause 2.3) and clause 4.1 (Continuing obligations) will cease to have effect and none of the amendments referred to in clause 2.1 shall take effect. The Obligors’ Agent shall, however, remain liable to the Finance Parties for all fees, costs and expenses pursuant to clause 5 (Fees, costs and expenses).

2.4	Conditions subsequent

The Obligors’ Agent shall procure that:
(a)	the conditions subsequent set out in part I of schedule 4 are satisfied in full by not later than the date falling 3 months from the date of this Agreement; and

(b)	the conditions subsequent set out in part 2 of schedule 4 are satisfied in full by not later than the date falling 6 months from the date of this Agreement.

2.5	Security confirmation

Each Obligor confirms that its liabilities and obligations arising under the Restated Agreement shall form part of (but do not limit) the obligations and liabilities that are secured by each of the Security Documents to which such Obligor is a party and that Security granted by each Obligor pursuant to the Security Documents to which it is a party shall cover (without limitation) the obligations and liabilities under the Restated Agreement.

2.6	Guarantee confirmation

Each Guarantor confirms that the guarantee contained in clause 21 (Guarantee and Indemnity) of the Original Facilities Agreement continues in full force and effect and shall cover (without limitation) the obligations and liabilities of the Obligors under the Restated Agreement.

3	Representations

Each Obligor makes the Repeating Representations by reference to the facts and circumstances then existing:
(a)	on the date of this Agreement; and

(b)	on the Restatement Date.
4	Continuity and further assurance

4.1	Continuing obligations

The provisions of the Original Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

4.2	Further assurance

Each Obligor shall promptly do all such acts or execute all such documents as the Agent may reasonably specify (and in such form as the Agent may reasonably require in favour of it or any other Finance Party) to give effect to the amendments effected or to be effected pursuant to this Agreement.

5	Fees, costs and expenses

5.1	The Obligors’ Agent shall, within 3 Business Days of demand, reimburse each Finance Party, for the amount of all costs and expenses (including legal fees) reasonably incurred by that Finance Party in connection with the negotiation, preparation, printing, execution and perfection of this Agreement and any other documents referred to in this Agreement.

5.2	The Obligors shall pay and, within 3 Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of this Agreement.

5.3	The Obligors’ Agent shall pay the fees in the amounts and at the times agreed in a Fee Letter.

6	Miscellaneous

6.1	Incorporation of terms

Clauses 34 (Notices), 40 (Governing Law) and 41 (Enforcement) of the Original Facilities Agreement shall be deemed to be incorporated into this Agreement (with such conforming changes as the context requires) as if set out in full in this Agreement.

6.2	Counterparts

This Agreement or any Finance Document entered into under or in connection with this Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement or such Finance Document.

6.3	Finance Document

Each of this Agreement and the Restated Agreement is a Finance Document.
This Agreement has been entered into on the date given at the beginning of this Agreement.

Schedule 1
The Parties
Part 1 — The Obligors

Name of Borrower	Registration number (or equivalent, if any) Jurisdiction of Incorporation

Warwick International Group Limited	England (2982784)

Chromalloy United Kingdom Limited	England (971349)

Chromalloy Holland B.V.	The Netherlands (1803091)

Name of Guarantor	Registration number (or equivalent, if any) Jurisdiction of Incorporation

Sequa Corporation	Delaware, USA (tax I.D. number 13-885030)

Warwick International Group Limited	England (2982784)

Chromalloy United Kingdom Limited	England (971349)

Chromalloy Holland B.V.	The Netherlands (1803091)

Sequa Limited	England (2982757)

Chromalloy Metal Tectonics Limited	England (1519807)

Chromalloy Gas Turbine Europa B.V.	The Netherlands (18019311)

Chromalloy (Thailand) Limited	Thailand (9768/2532)

Chromalloy Holding (Thailand) Limited	Thailand (0137 354811369)

Part 2 — The Original Lender
Name of Original Lender
HSBC Bank plc

Schedule 2
Conditions precedent
1	Obligors
(a)	A copy of the constitutional documents of the Obligors’ Agent and each Obligor or a certificate of an authorised signatory of the Obligors’ Agent certifying that the constitutional documents previously delivered to the Agent for the purposes of the Original Facilities Agreement have not been amended and remain in full force and effect.

(b)	A copy of a resolution of the board or, if applicable, a committee of the board of directors of the Obligors’ Agent:
(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute, deliver and perform this Agreement;

(ii)	authorising a specified person or persons to execute this Agreement on its behalf;

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.
(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing the committee referred to in paragraph 1(b) above.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1(b) above in relation to this Agreement and related documents.

(e)	A certificate from a director of the Obligors’ Agent confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments by each Obligor would not cause any borrowing, guarantee, security or similar limit binding on any Obligor to be exceeded.

(f)	A certificate from a director of the Obligors’ Agent certifying that each copy document relating to it and each other Obligor specified in this schedule 2 is correct, complete and in full force and effect and has not been amended, varied, novated, supplemented, superseded or terminated as at a date no earlier than the date of this Agreement.

(g)	A certificate from an officer of Sequa regarding due execution of documents.
2	Amendment and restatement Agreement

This Agreement executed by the Obligors’ Agent (for itself and on behalf of each Obligor who is a Party).

3	Other documents and evidence
(a)	Evidence that the fees, costs and expenses then due from the Obligors’ Agent pursuant to clause 5 (Fees, costs and expenses) and have been paid or will be paid by the Restatement Date.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent notifies the Obligors’ Agent is necessary in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of this Agreement.

(c)	A Transfer Certificate under the Original Facilities Agreement duly executed by Barclays Bank PLC.

(d)	Evidence that Barclays Bank PLC has resigned as Arranger, Agent and Security Agent, and of the appointment of HSBC Bank plc as Arranger, Agent and Security Agent.

(e)	A Fee Letter executed by the Obligors’ Agent.

(f)	A Transfer Certificate under the Restated Agreement duly executed by HSBC Bank plc and HSBC Bank USA, National Association, transferring a $10,000,000 participation in Facility C to HSBC Bank USA, National Association.

Schedule 3
Restated Agreement

Schedule 4
Conditions subsequent
Part 1
1	A copy of each consent from the Bank of Thailand in respect of each Guarantor incorporated in Thailand remitting funds out of Thailand.

2	The Original Financial Statements of Chromalloy Metal Tectonics Limited.

3	Evidence of re-registration of the security right (in favour of HSBC Bank plc (as security trustee)) in a land and buildings mortgage agreement dated 4 May 2006 regarding the Major Thai Real Estate made between Chromalloy (Thailand) Limited (1) and Barclays Bank PLC (as security trustee) (2).
Part 2
1	Chromalloy (Thailand) Limited shall ensure that all of its machinery which (i) is eligible for registration for a certificate of machinery ownership under Thai law and (ii) is necessary and material for the conduct of its business shall be registered pursuant to Thai law with the relevant Thai government agency.

2	A Thai law mortgage of machinery by Chromalloy (Thailand) Limited, duly executed, delivered and perfected by the Parties to it.

3	A copy of any other documents or evidence required to perfect the Security created or to be created under or pursuant to the Security Documents referred to in paragraph 2 above in accordance with applicable law.

4	A legal opinion from a firm of lawyers in Thailand acceptable to the Agent in respect of the Security Document referred to in paragraph 2 above.

SIGNATURES

THE OBLIGORS’ AGENT

SEQUA CORPORATION

By	/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

THE BORROWERS

WARWICK INTERNATIONAL GROUP LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY UNITED KINGDOM LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY HOLLAND B.V.

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

THE GUARANTORS

SEQUA CORPORATION

By	/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

WARWICK INTERNATIONAL GROUP LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY UNITED KINGDOM LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY HOLLAND B.V.

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

SEQUA LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY METAL TECTONICS LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY GAS TURBINE EUROPA B.V

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY (THAILAND) LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

CHROMALLOY HOLDING (THAILAND) LIMITED

By Sequa Corporation (as Obligors’ Agent pursuant to clause 2.3 (Obligors’ Agent) of the Original Facilities Agreement) acting by

/s/ James P. Langelotti

Name: James P. Langelotti
Title: Vice President and Treasurer

THE ARRANGER

HSBC BANK PLC

Signed by	)
for and on behalf of	)	/s/ David W. Y. Koh
HSBC Bank plc	)

THE ORIGINAL LENDER

HSBC BANK PLC

Signed by	)
for and on behalf of	)	/s/ David W. Y. Koh
HSBC Bank plc	)

FRONTING BANK

HSBC BANK PLC

Signed by	)
for and on behalf of	)	/s/ David W. Y. Koh
HSBC Bank plc	)

THE AGENT

HSBC BANK PLC

Signed by	)
for and on behalf of	)
HSBC Bank plc	)	/s/ David W. Y. Koh
as Agent for and on behalf of the	)
Obligors and the Finance Parties	)

THE SECURITY TRUSTEE

HSBC BANK PLC

Signed by	)
for and on behalf of	)	/s/ David W. Y. Koh
HSBC Bank plc	)

CONFORMED COPY
(AS AMENDED BY AN AMENDMENT
AGREEMENT DATED 19 June 2007)
Dated 21 December 2005
WARWICK INTERNATIONAL GROUP LIMITED
CHROMALLOY UNITED KINGDOM LIMITED
CHROMALLOY HOLLAND B.V.
HSBC BANK PLC
as Arranger
HSBC BANK PLC acting as Agent
HSBC BANK PLC acting as Security Agent

FACILITY AGREEMENT
U.S. $93,600,000

Addleshaw Goddard

Contents

	Clause	Page
1	Definitions and interpretation	1
2	The Facilities	23
3	Purpose	25
4	Conditions of Utilisation	25
5	Utilisation – Loans	26
6	Utilisation – Letters of Credit	28
7	Letters of Credit	31
8	Optional Currencies	35
9	Ancillary Facilities	37
10	Repayment	40
11	Prepayment and cancellation	42
12	Interest	46
13	Interest Periods	49
14	Changes to the calculation of interest	50
15	Fees	51
16	Tax gross-up and indemnities	52
17	Increased Costs	57
18	Other indemnities	58
19	Mitigation by the Lenders	59
20	Costs and expenses	59
21	Guarantee and indemnity	60
22	Representations	64
23	Information undertakings	72
24	Financial covenants	77
25	General undertakings	81
26	Events of Default	92
27	Changes to the Lenders	96
28	Changes to the Obligors	101
29	Role of the Agent, the Security Agent and the Arranger	103
30	Conduct of business by the Finance Parties	108
31	Sharing among the Finance Parties	109
32	Payment mechanics	110
33	Set-off	114
34	Notices	114
35	Calculations and certificates	116
36	Partial invalidity	116
37	Remedies and waivers	116
38	Amendments and waivers	117
39	Counterparts	118
40	Governing law	118
41	Enforcement	118

	Schedule

1	The Original Parties	119
	Part 1 - The Original Obligors	119
	Part 2 - The Original Lender	120
	Part 1 - Conditions Precedent to Initial Utilisation	121
	Part 2 - Conditions Precedent to be Delivered by an Additional Guarantor	124

	Clause	Page
2	Requests	127
	Part 1 - Utilisation Request	127
	Part 2 - Selection Notice Applicable to a Facility Loan	128
	Part 3 - Utilisation Request Letter of Credit	129
	Part 4 - Ancillary Facility Request	130
3	Mandatory Cost Formulae	131
4	Form of Transfer Certificate	134
5	Form of Guarantor or Borrower Accession Letter	137
6	Form of Compliance Certificate	142
7	Existing Security	143
8	Timetables	144
	Part 1 - Loans	144
	Part 2 - Letters of Credit	145
9	Letters of Credit	147
10	To Letter of Credit Form of Demand	149
11	Form of Hedging Bank Accession Letter	150
12	Form of Fronting Bank Accession Letter	151
13	Form of Resignation Letter	152
14	Existing Letters of Credit	153
15	Conditions Subsequent	154

This Facility Agreement is made on 21 December 2005
Between
(1)	Sequa Corporation a company incorporated in the United States of America (Sequa);

(2)	The Companies listed in part 1 of schedule 1 (the Original Parties) as borrowers (Original Borrowers);

(3)	The Companies listed in part 1 of schedule 1 (the Original Parties) as original guarantors (Original Guarantors);

(4)	HSBC Bank plc as mandated lead arranger (Arranger);

(5)	HSBC Bank plc as original fronting bank (Original Fronting Bank);

(6)	The Financial Institutions listed in part 2 of schedule 1 (the Original Parties) as original lenders (Original Lenders);

(7)	HSBC Bank plc as agent of the other Finance Parties (Agent); and

(8)	HSBC Bank plc as security agent for the Finance Parties (Security Agent).
It is agreed
1	Definitions and interpretation

1.1	Definitions

In this Agreement:

Accession Letter means a Borrower Accession Letter, Guarantor Accession Letter, a Fronting Bank Accession Letter or a Hedging Bank Accession Letter

Accountants Report means the report by Deloitte and Touche dated 14 December 2005 relating to the Group and addressed to, and capable of being relied on by, the Agent and the other Finance Parties

Accounting Quarter means each period of approximately three months ending on or about 31 March, 30 June, 30 September and 31 December adopted by the Group for the purpose of its financial reporting in any Financial Year

Additional Borrower means a company which becomes an Additional Borrower in accordance with clause 34 (Changes to the Obligors)

Additional Cost Rate has the meaning given to it in schedule 4 (Mandatory Cost formulae)

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with clause 34 (Changes to the Obligors)

Additional Obligor means an Additional Borrower or an Additional Guarantor

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day

Agreed Form means, in relation to a document, that:
(a)	it is in a form initialled by or on behalf of the Obligors’ Agent and the Agent on or before the signing of this Agreement for the purposes of identification; or

(b)	if not falling within paragraph (a) above, it is in form and substance satisfactory to the Agent (acting reasonably) and initialled by or on behalf of the Agent for the purposes of identification
Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum Base Currency Amount from time to time agreed (whether or not subject to satisfaction of conditions precedent and whether or not utilised) to be made available by that Ancillary Lender under an Ancillary Facility and authorised under clause 15 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement or the Ancillary Facility Documents relating to that Ancillary Facility
Ancillary Facility means an ancillary facility made available by an Ancillary Lender in accordance with clause 15 (Ancillary Facilities)
Ancillary Facility Document means a document setting out the terms of an Ancillary Facility
Ancillary Facility Request means a notice substantially in the form set out in part 4 of schedule 3 (Requests)
Ancillary Lender means a Lender which agrees to make available an Ancillary Facility in accordance with clause 15 (Ancillary Facilities)
Ancillary Outstandings means, at any time and in relation to an Ancillary Facility, the aggregate face value (calculated in the Base Currency) of all letters of credit issued under that Ancillary Facility determined by the relevant Ancillary Lender in accordance with normal banking practice at that time for calculating exposure under similar facilities (acting reasonably and after consultation with the Agent)
For the purposes of this definition:
(a)	in relation to any utilisation denominated in the Base Currency, the amount of that utilisation shall be used; and

(b)	in relation to any utilisation not denominated in the Base Currency, the equivalent (calculated as specified in the relevant Ancillary Facility Document or, if not so specified, as the relevant Ancillary Lender may specify, in each case in accordance with its usual practice at that time for calculating that equivalent (acting reasonably and after consultation with the Agent)) in the Base Currency of the amount of that utilisation shall be used
Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration
Availability Period means:

(c)	in relation to Facility A, the period from and including the date of this Agreement to and including the date which is 60 days after the date of this Agreement; and

(d)	in relation to Facility C, the period from and including the date of this Agreement to and including the Business Day one month before the Termination Date
Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:
(e)	the Base Currency Amount of its participation in any outstanding Utilisations under that Facility; and

(f)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of Facility C only, the Base Currency Amount of the aggregate of its Ancillary Commitments in relation to any new Ancillary Facilities that are due to be made available on or before the proposed Utilisation Date of that Facility C Utilisation, other than, in relation to any proposed Utilisation under Facility C only, that Lender’s participation in any Facility C Utilisations, that are due to be repaid or prepaid on or before the proposed Utilisation Date
Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility
Base Currency or U.S.$ means United States dollars
Base Currency Amount means:
(g)	in relation to a Utilisation, the amount specified in the Utilisation Request or the Renewal Request delivered by a Borrower for that Utilisation (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request or the Renewal Request, adjusted to reflect any repayment (other than, in relation to Facility A, a repayment arising from a change of currency), prepayment, consolidation or division of the Utilisation and, in the case of a Letter of Credit, as adjusted under clause 12.8 (Revaluation of Letters of Credit)); or

(h)	in relation to an Ancillary Commitment, the amount specified in the notice delivered to the Agent by the relevant Borrower pursuant to clause 15.3(a) (Request for Ancillary Facilities), adjusted to reflect any increase, cancellation or reduction of that Ancillary Facility
Board means the Board of Governors of the Federal Reserve System of the US (or any successor)
Borrower means an Original Borrower or an Additional Borrower, unless it has ceased to be a Borrower in accordance with clause 34 (Changes to the Obligors)
Borrower Accession Letter means a document substantially in the form set out in schedule 6
Break Costs means the amount (if any) by which:

(i)	the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(j)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period
Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and New York and:
(k)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(l)	(in relation to any date for payment or purchase of euro) any TARGET Day
Business Plan means the 3 year business plan of each Obligor and the Group prepared by the Obligors’ Agent and the Borrowers and in the Agreed Form
Cash means any credit balance on any deposit, savings, current or other account, and any cash in hand, which is:
(m)	freely withdrawable on demand;

(n)	not subject to any Security or any Quasi Security (other than pursuant to any Security Document or any banker’s lien arising by operation of law); and

(o)	capable of being remitted to a Borrower
Cash Equivalent Investments means:
(p)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.;

(q)	commercial paper or other debt securities issued by an issuer rated at least A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. and with a maturity of less than 12 months;

(r)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rates as referred to in paragraph (b) above) with a maturity of less than three months; and

(s)	other securities (if any) approved in writing by the Agent (acting on the instructions of the Majority Lenders)
in each case not subject to any Security or Quasi Security (other than pursuant to any Security Document or any banker’s lien or rights of set-off arising by operation of law),

denominated and payable in a freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to a Borrower
Cash Flow has the meaning given to it in clause 30 (Financial covenants)
Certificates of Title means the certificates of title, in the form of the 5th Edition of the Certificate of Title issued by the City of London Solicitors Company Land Law Sub-Committee or as otherwise agreed between the Agent (acting on the instructions of the Majority Lenders) and the Obligors’ Agent (each acting reasonably), subject to the exclusion that in any event no such certificate shall be required to deal with any matters relating to the Environment, Environmental Law or Environmental Licences, addressed to the Finance Parties and prepared by Shoosmiths, solicitors for the Obligors, in relation to the Major UK Real Estate
Charged Assets means the assets over which Security is expressed to be created pursuant to any Security Document
Chargor means any person expressed to create Security pursuant to any Security Document
Chromalloy Unit means Chromalloy Gas Turbine Europa B.V. and its Subsidiaries for the time being other than any of its Subsidiaries which are Excluded Subsidiaries
Combined Group Accounts means the combined financial statements of the Group prepared in accordance with clause 29.4(b) (Requirements as to financial statements)
Commencement Date has the meaning given to it in clause 15.3 (Request for Ancillary Facilities)
Commitment means a Facility A Commitment, a Facility C Commitment or an Ancillary Commitment
Compliance Certificate means a certificate substantially in the form set out in schedule 7 (Form of Compliance Certificate)
Confidentiality Undertaking means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Obligors’ Agent and the Agent
Contribution Notice means a notice issued by the Regulator under Section 38 or Section 47 of the Pensions Act 2004
Default means an Event of Default or any event or circumstance specified in clause 32 (Events of Default) which would (with the expiry of a grace period, the giving of notice or the making of any determination in each case under the Finance Documents or any combination of any of the foregoing) be an Event of Default
Defined Benefit Pension Scheme means an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993)
Dutch Banking Act means the Dutch 1992 Banking Act (Wet toezicht Kredietwezen 1992)
Dutch Banking Act Exemption Regulation means the Dutch 1992 Banking Act Exemption Regulation (Vrijstellingsregeling Wtk 1992)
Dutch Borrower means Chromalloy Holland B.V.

Dutch Guarantor means Chromalloy Holland B.V., Chromalloy Gas Turbine Europa B.V. and any Additional Guarantor incorporated in the Netherlands
Dutch Obligor means a Dutch Borrower or a Dutch Guarantor
EBITDA has the meaning given to it in clause 30 (Financial covenants)
Employee Plan means, at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of Sequa or an ERISA Affiliate
Environment means living organisms, including the ecological systems of which they form part, and the following media:
(t)	air (including air within natural or man-made structures, whether above or below ground);

(u)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(v)	land (including land under water)
Environmental Law means all applicable laws and regulations of any jurisdiction in which any member of the Group is incorporated or conducts business or where any assets of any member of the Group are located which:
(w)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the Environment;

(x)	provide remedies or compensation for harm or damage to the Environment; or

(y)	relate to Hazardous Substances or health and safety matters
Environmental Licence means any Authorisation required at any time under Environmental Law
ERISA means the US Employee Retirement Income Security Act of 1974 as amended (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder
ERISA Affiliate means each person (as defined in Section 3(9) of ERISA) that is a member of a controlled group of, or under common control with, Sequa, within the meaning of Section 414(b) or (c) of the Internal Revenue Code
ERISA Event means any of the following events:
(a)	any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days (30) of the occurrence of that event. However, a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver under Section 412(d) of the Internal Revenue Code;

(b)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(c)	the termination of any Employee Plan under Section 4041(c) of ERISA;

(d)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(e)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under Section 412 of the Internal Revenue Code or Section 302 of ERISA; or

(f)	engagement in a non-exempt prohibited transaction within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA
Event of Default means any event or circumstance specified as such in clause 32 (Events of Default)
Excluded Subsidiary means Casco Imos Italia S.p.A, Chromalloy Gas Turbine France S.A., Langtham Limited, ARC Automotive Italia Srl, Casco Schoeller GmbH, Sequa Can Machinery Ltd, Turbine Services Limited, or any of their respective Subsidiaries from time to time (and, for the avoidance of doubt, TRT Limited, Turbine Surface Technologies Limited and Gas Turbine Technologies S.A., if and to the extent they are Subsidiaries, shall also be Excluded Subsidiaries)
Existing HSBC Facility means Financial Indebtedness under the letter of credit facility letter dated 24 January 2005 from HSBC Bank plc to Warwick International Group Limited and Sequa Corporation
Existing Letter of Credit means each letter of credit listed in schedule 14 (Existing Letters of Credit) in the Agreed Form
Expiry Date means, for a Letter of Credit, the last day of its Term
Facility means Facility A, Facility B or Facility C
Facility A means the term loan facility made available under this Agreement as described in clause 8 (The Facilities)
Facility A Commitment means:
(z)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitment” in part 2 of schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(aa)	in relation to any other Lender, the amount in the Base Currency of any Facility A Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement
Facility A Loan means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan

Facility A Repayment Date means each date specified in clause 16.1 (Repayment of Facility A Loans) for the payment of a Repayment Instalment
Facility C means the letter of credit facility made available under this Agreement as described in clause 8 (The Facilities) a part of which may be designated as Ancillary Facilities in accordance with clause 15 (Ancillary Facilities)
Facility C Commitment means:
(bb)	in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitment” in part 2 of schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(cc)	in relation to any other Lender, the amount in the Base Currency of any Facility C Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement (including a reduction pursuant to clause 15 (Ancillary Facilities))
Facility C Utilisation means a Letter of Credit
Facility Office means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement
Fee Letter means any letter or letters between, as the case may be, the Arranger and the Borrowers, the Agent and the Borrowers, the Security Agent and the Borrowers or a Fronting Bank and the Borrowers setting out any of the fees referred to in clause 21 (Fees) or clause 13.3 (Fees payable in respect of Letters of Credit) and/or relating to syndication of the Facilities
Finance Document means this Agreement, any Fee Letter, any Accession Letter, any Ancillary Facility Document, any Resignation Letter, any Security Document, any Hedging Document and any other document designated as such by the Agent and the Obligors’ Agent
Finance Party means the Agent, the Security Agent, the Arranger, a Lender, a Hedging Bank or a Fronting Bank or an Ancillary Lender
Financial Indebtedness means (without double counting) any indebtedness for or in respect of:
(dd)	moneys borrowed;

(ee)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(ff)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(gg)	the amount of any liability in respect of any lease or hire purchase contract which would, when recorded in conformity with US GAAP, be treated as a finance or capital lease;

(hh)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(ii)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(jj)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(kk)	shares which are expressed to be redeemable;

(ll)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(mm)	the amount of any liability in respect of any credit for goods and services raised in the ordinary course of trade outstanding for more than 90 days after its customary date of payment (save to the extent such liability is being contested in good faith by the relevant member of the Group by appropriate action); and

(nn)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above
Financial Support Direction means a direction issued by the Regulator under Section 43 of the Pensions Act 2004
Financial Year means a financial year of the Group, being the period of 12 months ending on 31 December in each year
Fixtures means fixtures, fittings (including trade fixtures and fittings) and fixed plant, machinery and apparatus
Fraudulent Transfer Law means any applicable US Bankruptcy Law (including, without limitation, Section 548 of Title 11 of the United States Bankruptcy Code) or any US state fraudulent transfer or conveyance statute and any related case law
Fronting Bank means the Original Fronting Bank or a Lender which has become a Fronting Bank in accordance with clause 33.9 (Fronting Banks)
Fronting Bank Accession Letter means a document substantially in the form set out in schedule 12 (Form of Fronting Bank Accession Letter)
Funds Flow Memorandum means the funds flow memorandum in the Agreed Form containing details of the flow of dividends and other funds on the first Utilisation under Facility A
Group means each Unit Parent and their respective Subsidiaries for the time being, in each case, other than any Excluded Subsidiaries
Group Structure Chart means the group structure chart in the Agreed Form
Guarantor means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with clause 34 (Changes to the Obligors)

Guarantor Accession Letter means a document substantially in the form set out in schedule 5 (Form of Guarantor Accession Letter)
Hazardous Substance means any waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person
Hedging Bank means a Lender which has become a Hedging Bank in accordance with clause 33.8 (Hedging Banks)
Hedging Bank Accession Letter means a document substantially in the form set out in schedule 11 (Form of Hedging Bank Accession Letter)
Hedging Document means any document entered into between a member of the Group and a Hedging Bank for the purpose of implementing currency and/or interest rate exposure arising under or in connection with the Facilities
Holding Company means, in relation to a company, corporation or other legal entity, any other company, corporation or other legal entity in respect of which it is a Subsidiary
Indebtedness for Borrowed Money means Financial Indebtedness:
(oo)	save for indebtedness under paragraphs (i), (j) and (k) of that definition; and

(pp)	save that in respect of indebtedness under paragraph (g) of that definition, only derivative transactions which when recorded in conformity with US GAAP are reflected as an increase or decrease to the current or long-term debt amounts on the relevant balance sheet in the relevant Combined Group Accounts, will be included
Information Package means the Business Plan and the Reports
Interest Expense has the meaning given to it in clause 30 (Financial covenants)
Interest Period means, in relation to a Loan, each period determined in accordance with clause 19 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 18.3 (Default interest)
Internal Revenue Code means the United States Internal Revenue Code of 1986, as amended and the regulations promulgated and any rulings issued thereunder
Intra-Group Loan Agreements means:
(qq)	the loan agreement in the Agreed Form between Chromalloy Holland B.V. as lender and Chromalloy (Thailand) Ltd. as borrower; and

(rr)	the loan agreement in the Agreed Form between Chromalloy Holland B.V. as lender and Chromalloy Gas Turbine Europa B.V. as borrower, in each case to make loans as described in the Funds Flow Memorandum
ITA means the Income Tax Act 2007
L/C Proportion means, in relation to a Lender in respect of any Letter of Credit, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment under

Facility C to the Available Facility under Facility C immediately prior to the issue of that Letter of Credit
Legal Opinions means the legal opinions delivered to the Agent pursuant to clause 10 (Conditions of Utilisation) or clause 34 (Changes to the Obligors)
Lender means:
(ss)	Original Lender; and

(tt)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with clause 33 (Changes to the Lenders)
which in each case has not ceased to be a Party in accordance with the terms of this Agreement
Letter of Credit means a letter of credit:
(uu)	substantially in a form set out in schedule 10 (Letters of Credit);

(vv)	substantially in the form of an Existing Letter of Credit; or

(ww)	in any other form requested by the Obligors’ Agent and agreed by the Agent (with the prior consent of the Majority Lenders) and a Fronting Bank
Liabilities has the meaning given to it in the applicable Security Document and shall include “Secured Liabilities” as defined in the applicable Security Document
LIBOR means, in relation to any Loan:
(xx)	the applicable Screen Rate; or

(yy)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan
LMA means the Loan Market Association
Loan means a Facility A Loan
Major Dutch Real Estate means the land and buildings, locally known as Siriusstraat 55, 5015 BT Tilburg, known at the Land Registry Office as Municipality of Tilburg, section U number 472, measuring ten thousand five hundred thirty four square meters
Major Real Estate means the Major Dutch Real Estate, the Major Thai Real Estate and the Major UK Real Estate
Major Thai Real Estate means certain assets of Chromalloy (Thailand) Ltd comprising:

(zz)	freehold land in the approximate areas of 14 rai 1 ngan 9 square wah in Tambol Bungkhamproi, Amphur Lamlukka, Pathumthani Province represented by the following title deeds:
(i)	title deed number 33239;

(ii)	title deed number 33240; and

(iii)	title deed number 33241,
(aaa)	the buildings described in the permit for building construction, modification and removal of buildings of Chromalloy (Thailand) Ltd. No 20/2542 issued on 28 April 1999 as follows:
(i)	reinforced concrete and steel 1-storey building and mezzanine used for factory and office and any other buildings on such land including 13 car park units, U-turn areas and entrances; and

(ii)	any building and construction to be constructed on the land represented by the land title deeds specified in paragraphs (a)(i) to (iii) above
Major UK Real Estate means:
(bbb)	freehold land and buildings on the east side of Linkmel Road, Langley Mill, Eastwood registered under title number NT134480;

(ccc)	freehold land on the south side of Clover Nook Road, Normanton registered under title number DY238731; and

(ddd)	freehold land in Mostyn registered under the following title numbers:
(i)	WA541939

(ii)	WA679033

(iii)	WA691436

(iv)	WA446486

(v)	WA371140
Majority Lenders means:
(eee)	if there are no Utilisations then outstanding, a Lender or Lenders whose Commitments aggregate more than 662/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 662/3% of the Total Commitments immediately prior to the reduction); or

(fff)	at any other time, a Lender or Lenders whose participations in the Utilisations then outstanding aggregate more than 662/3% of all the Utilisations then outstanding
Mandatory Cost means the percentage rate per annum calculated by the Agent in accordance with schedule 4 (Mandatory Cost formulae)

Margin means 1.75 per cent. per annum, subject to adjustment (in respect of Facility A) in accordance with clause 18.5 (Adjustment of Margin – Facility A) and clause 18.6 (Adjustment of Margin – Facility C) (in respect of Facility C)
Margin Stock means margin stock or margin security within the meaning of Regulation T, U or X
Material Adverse Effect means a material adverse effect on or material adverse change in:
(ggg)	the combined financial condition, assets or business of the Group taken as a whole;

(hhh)	the ability of any Obligor to perform and comply with its payment obligations under any Finance Document or its obligations under clause 30 (Financial covenants) taking into account the resources of the Group taken as a whole;

(iii)	the validity, legality or enforceability of any provision of any Finance Document in a manner reasonably considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties; or

(jjj)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security in a manner reasonably considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties
Material Subsidiary means:
(kkk)	an Original Borrower or an Original Guarantor;

(lll)	a Subsidiary of the Group the total assets, turnover or pre-tax profits of which (consolidated where that Subsidiary itself has Subsidiaries (but disregarding any Excluded Subsidiaries)) as at the date at which its latest audited consolidated financial statements were prepared or, as the case may be, for the financial period to which those financial statements relate account for 5 per cent. or more of the combined total assets, turnover or pre-tax profits of the Group (all as calculated by reference to the latest Combined Group Accounts); or

(mmm)	a Subsidiary of the Group to which has been transferred (whether in a single transaction or a series of transactions (whether related or not)) the whole or substantially the whole of the assets of another Subsidiary which immediately prior to such transaction(s) was a Material Subsidiary
For the purposes of this definition:
(i)	if a Subsidiary becomes a Material Subsidiary under paragraph (c) above, the Material Subsidiary by which the relevant transfer was made shall, subject to paragraph (b) above, cease to be a Material Subsidiary;

(ii)	if a Subsidiary is acquired by a Unit Parent after the end of the financial period to which the latest Combined Group Accounts relate, those financial statements shall be adjusted (for this purpose only) as if that Subsidiary had been shown in them by reference to its then latest audited financial statements until Combined Group Accounts for the financial period in which the acquisition is made have been prepared (and provided that nothing in this paragraph requires any restated or adjusted financial statements to be delivered under this Agreement); and

(iii)	a report by the auditors of the Obligors’ Agent that a Subsidiary is or is not a Material Subsidiary pursuant to this definition shall in the absence of manifest error be conclusive and binding on all Parties (until the next Combined Group Accounts are delivered)
Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:
(nnn)	if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one or if there is not, on the immediately preceding Business Day; and

(ooo)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month
The above rules will only apply to the last Month of any period
Multiemployer Plan means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of Sequa or an ERISA Affiliate
Net Borrowings has the meaning given to it in clause 30 (Financial covenants)
Obligor means a Borrower or a Guarantor
Obligors’ Agent means Sequa
Optional Currency means a currency (other than the Base Currency) which complies with the conditions set out in clause 10.3 (Conditions relating to Optional Currencies)
Original Financial Statements means, in relation to each Original Obligor (other than Chromalloy Holding (Thailand) Ltd), its audited Statutory Financial Statements for its financial year ended 31 December 2004
Original Obligor means an Original Borrower or an Original Guarantor
Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union
Party means a party to this Agreement
PBGC means the Pension Benefit Guaranty Corporation of the US established pursuant to Section 4002 of ERISA or any entity succeeding to all or any of its functions under ERISA
Pensions Event means any of the following events:
(ppp)	any Defined Benefit Pension Scheme starting to be wound up under Section 11 of the Pensions Act 1995 or under any provisions of its governing documentation;

(qqq)	an employment-cessation event (within the meaning of the Occupational Pension Schemes (Employer Debt) Regulations 2005) occurring in relation to any member of the Group and any Defined Benefit Pension Scheme; and/or

(rrr)	a Contribution Notice and/or a Financial Support Direction being issued to any Obligor or any member of the Group
Perfection Requirements means the making of the appropriate registrations, filings or notifications of the Security Documents as specifically contemplated by any legal opinion delivered pursuant to clause 10 (Conditions of Utilisation) or clause 34 (Changes to the Obligors)
Permitted Disposal means the sale to a third party non-Obligor on arms’ length terms by Sequa or one of its Subsidiaries of the entire issued share capital of Warwick International Group Limited and its Subsidiaries
Permitted Joint Venture Transaction means a loan to (or other Financial Indebtedness in favour of), a guarantee to, or in respect of the obligations of, a disposal of an asset to, or any acquisition of, investment in or subscription for a share or participation in (each, a Joint Venture Exposure), a joint venture between a member of the Group and one or more third parties, where:
(sss)	the Joint Venture Exposure is in existence as at the date of this Agreement (and the amount of that Joint Venture Exposure is not more than as at the date of this Agreement); or

(ttt)	in the case of a Joint Venture Exposure entered into after the date of this Agreement (including an increase of any Joint Venture Exposure existing as at the date of this Agreement):
(i)	no Default is continuing at the time of entering into the Joint Venture Exposure or would occur as a result of that Joint Venture Exposure;

(ii)	the joint venture carries on, or is, a business substantially the same as that carried on by the Group;

(iii)	the amount of that Joint Venture Exposure, when aggregated with each other Joint Venture Exposure entered into since the date of this Agreement, does not in aggregate exceed £10,000,000; and

(iv)	the joint venture does not have any material liability for which there is recourse to any member of the Group
Permitted Reorganisation means:
(uuu)	a reorganisation (including a merger) on a solvent basis of one or more members of the Group incorporated in the same jurisdiction where:

(vvv)	if any such member of the Group was an Obligor, the surviving entity remains or becomes immediately upon such reorganisation an Obligor on the same terms as such original Obligor; and

(www)	if the assets or shares of any such member of the Group were subject to Security in favour of the Security Agent immediately prior to such reorganisation, the Security Agent will enjoy equivalent Security over the same assets and the shares in it (or in each case its successor) immediately upon such reorganisation; or

(xxx)	any other reorganisation of one or more members of the Group approved by the Agent (acting on the instructions of the Majority Lenders)

Professional Market Party means a professional market party as defined in the Dutch Banking Act Exemption Regulation from time to time
Qualifying Lender has the meaning given to it in clause 22 (Tax gross-up and indemnities)
Quasi Security means a transaction under which any member of the Group will:
(yyy)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(zzz)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(aaaa)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(bbbb)	enter into any other preferential arrangement having a similar effect to creating Security in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset
Quotation Day means, in relation to any period for which an interest rate is to be determined:
(cccc)	(if the currency is sterling) the first day of that period;

(dddd)	(if the currency is euro) two TARGET Days before the first day of that period; or

(eeee)	(for any other currency) two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days)
Reference Banks means, in relation to LIBOR and Mandatory Cost the principal London office of HSBC Bank plc; together with such other banks as may be nominated by the Agent in consultation with the Obligors’ Agent
Regulation T, Regulation U or Regulation X means Regulation T, U or, as the case may be, X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof
Regulator means the Pensions Regulator established pursuant to Section 1 of the Pensions Act 2004
Relevant Date has the meaning given to it in clause 30 (Financial covenants)
Relevant Interbank Market means the London interbank market
Relevant Jurisdiction means, in relation to an Obligor:
(ffff)	its jurisdiction of incorporation;

(gggg)	any jurisdiction where any asset subject to or intended to be subject to a Security Document is situated;

(hhhh)	any jurisdiction where it conducts its business; and

(iiii)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it
Relevant Period has the meaning given to it in clause 30 (Financial covenants)
Renewal Request means a written notice delivered to the Agent in accordance with clause 12.7 (Renewal of a Letter of Credit)
Repayment Instalment means each instalment for repayment of the Facility A Loan specified in clause 16.1 (Repayment of Facility A Loans)
Repeating Representations means each of the representations set out in clauses 28.1 (Status) to 28.5 (Validity and admissibility in evidence) (inclusive), 28.9 (No default), 28.12 (No proceedings pending or threatened) and clauses 28.13 (Security) to 28.15 (Assets) (inclusive)
Reports means the documents listed in paragraph 4 of part 1 of schedule 2 (Conditions precedent)
Reservations means:
(jjjj)	the principle that equitable remedies may be granted or refused at the discretion of the court;

(kkkk)	the limitation on enforcement by laws relating to insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(llll)	the time barring of claims under statutes of limitation;

(mmmm)	rules against penalties;

(nnnn)	defences of set-off or counterclaim; and

(oooo)	any principles which are set out in the qualifications as to matters of law in the Legal Opinions
Resignation Letter means a letter substantially in the form set out in schedule 13 (Form of Resignation Letter)
Rollover Loan means one or more Facility B Loans:
(pppp)	made or to be made on the same day that a maturing Facility B Loan is due to be repaid;

(qqqq)	the aggregate amount of which is equal to or less than the maturing Facility B Loan;

(rrrr)	in the same currency as the maturing Facility B Loan (unless it arose as a result of the operation of clause 14.2 (Unavailability of a currency)); and

(ssss)	made or to be made to the same Borrower for the purpose of refinancing a maturing Facility B Loan
Screen Rate means the British Bankers Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Obligors’ Agent and the Lenders
Security means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect
Security Document means the documents listed at paragraph 2 of part 1 and paragraph 19 of part 2 of schedule 2 (Conditions precedent) and any other security document that may at any time be given as security for any of the Liabilities pursuant to or in connection with any Finance Document
Security Property has the meaning given to it in schedule 6 (Security agency provisions)
Selection Notice means a notice substantially in the form set out in part 2 of schedule 3 (Requests) given in accordance with clause 19 (Interest Periods) in relation to Facility A
Senior Debt Service has the meaning given to it in clause 30 (Financial covenants)
Specified Time means a time determined in accordance with schedule 9 (Timetables)
Statutory Financial Statements means, in relation to any member of the Group, those financial statements required to be prepared in respect of that member of the Group in its jurisdiction of incorporation and prepared in accordance with generally accepted accounting principles, standards and practices in such jurisdiction and which:
(tttt)	in relation to Chromalloy United Kingdom Limited, Chromalloy (Thailand) Ltd. and Chromalloy Holding (Thailand) Ltd., will be unconsolidated;

(uuuu)	in relation to Chromalloy Gas Turbine Europa B.V., will be consolidated, with an accompanying reconciliation to show Chromalloy Holland B.V. on an unconsolidated basis;

(vvvv)	in relation to Warwick International Group Limited, will be consolidated, with an accompanying reconciliation to show Warwick International Group Limited on an unconsolidated basis; and

(wwww)	in relation to any other member of the Group, will be consolidated
Subsidiary means, in relation to any company, corporation or other legal entity, (a holding company), a company, corporation or other legal entity:
(xxxx)	which is controlled, directly or indirectly, by the holding company;

(yyyy)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the holding company; or

(zzzz)	which is a subsidiary of another Subsidiary of the holding company and, for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to determine the composition of the majority of its board of directors or equivalent body
Super Majority Lenders means a Lender or Lenders whose Commitments aggregate at least 85% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated at least 85% of the Total Commitments immediately prior to the reduction)
TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system
TARGET Day means any day on which TARGET is open for the settlement of payments in euro
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same)
Taxes Act means the Income and Corporation Taxes Act 1988
Tax Structure Report means the report and step plan prepared by Ernst & Young in relation to the tax structure of the Group and the tax treatment of the dividends to be paid from the Loan proceeds dated 4 November 2005
Term means each period determined under this Agreement for which the relevant Fronting Bank is under a liability under a Letter of Credit
Termination Date means the date which is 5 years after the date of this Agreement
Total Ancillary Commitments means the aggregate of the Ancillary Commitments
Total Ancillary Limit means U.S.$10,000,000
Total Borrowings has the meaning given to it in clause 30 (Financial covenants)
Total Commitments means the aggregate of the Total Facility A Commitments, the Total Facility C Commitments and the Total Ancillary Commitments being U.S.$93,600,000 at the date of this Agreement
Total Debt Service has the meaning given to it in clause 30 (Financial covenants)
Total Facility A Commitments means the aggregate of the Facility A Commitments, being U.S.$48,600,000 at the date of this Agreement
Total Facility C Commitments means the aggregate of the Facility C Commitments, being U.S.$45,000,000 at the date of this Agreement
Transfer Certificate means a certificate substantially in the form set out in schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Obligors’ Agent
Transfer Date means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

Unit means the Warwick Unit or the Chromalloy Unit

Unit Parent means, in the case of the Warwick Unit, Sequa Limited or, in the case of the Chromalloy Unit, Chromalloy Gas Turbine Europa B.V.

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents

US GAAP means generally accepted accounting principles, standards and practices in the United States of America

Utilisation means a Loan or a Letter of Credit (but not a utilisation of an Ancillary Facility)

Utilisation Date means the date on which a Utilisation is made

Utilisation Request means a notice substantially in the form set out in Part I or (in relation to a Letter of Credit) a notice substantially in the form set out in part 3 of schedule 3 (Requests)

VAT means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature applicable in the United Kingdom or otherwise

Warwick Unit means Sequa Limited and its Subsidiaries for the time being, other than any of its Subsidiaries which are Excluded Subsidiaries

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the Agent, any Ancillary Lender, the Arranger, any Finance Party, any Fronting Bank, the Hedging Bank, any Lender, any Obligor, any Party or the Security Agent shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented or restated and includes any amendment, novation, supplement or restatement relating to any increase in, extension of or change to any facility made available under that Finance Document or other agreement or instrument;

(iv)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a person includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which persons to whom it is directed are expected and accustomed to comply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	the equivalent in any currency (the “first currency”) of any amount in another currency (the “second currency”) shall be construed as a reference to the amount in the first currency which could be purchased with that amount in the second currency at the Agent’s spot rate of exchange for the purchase of the first currency with the second currency in the London foreign exchange market at or about 11:00 a.m. on a particular day (or at or about such time and on such date as the Agent may from time to time reasonably determine to be appropriate in the circumstances);

(viii)	guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to London time (except if otherwise specified)
(b)	Section, clause and schedule headings are for ease of reference only

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement

(d)	A Default is “continuing” if it has not been remedied or waived

(e)	Any reference in this Agreement to:
(i)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(ii)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(iii)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(iv)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(v)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(vi)	an outstanding amount of a Letter of Credit or a letter of credit issued under an Ancillary Facility at any time is the maximum amount that is or may be payable by a Borrower in respect of that Letter of Credit or letter of credit at that time;

(vii)	a Borrower “repaying” or “prepaying” a Letter of Credit or a letter of credit issued under an Ancillary Facility means:

(A)	that Borrower providing cash cover for that Letter of Credit or letter of credit;

(B)	the maximum amount payable under the Letter of Credit or letter of credit being reduced or cancelled in accordance with its terms; or

(C)	the relevant Fronting Bank or, as the case may be, Ancillary Lender being satisfied (acting reasonably) that it has no further liability under that Letter of Credit or letter of credit, and the amount by which a Letter of Credit or letter of credit is repaid or prepaid under paragraphs (A) and (B) above is the amount of the relevant cash cover, reduction or cancellation;

(viii)	a Borrower providing “cash cover” for a Letter of Credit or a letter of credit issued under an Ancillary Facility means a Borrower paying an amount in the currency of the Letter of Credit or letter of credit to an interest-bearing account in the name of that Borrower and the following conditions being met:
(A)	the account is with the relevant Fronting Bank (if the cash cover is to be provided for all the Lenders) or with a Lender or, as the case may be, Ancillary Lender (if the cash cover is to be provided for that Lender or that Ancillary Lender);

(B)	until no amount is or may be outstanding under that Letter of Credit or letter of credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of that Letter of Credit or, as the case may be, under the relevant Ancillary Facility Document in respect of that letter of credit or (and provided no Default or, as the case may be, no default in respect of the relevant Ancillary Facility is continuing) to the extent that amounts standing to the credit of such account exceed the liability for which cash cover is provided; and

(C)	the Borrower has executed a security document, in form and substance satisfactory to the Agent or the Finance Party with which that account is held (in each case acting reasonably), creating a first ranking security interest over that account; and
(ix)	a claim being made under a Letter of Credit or a letter of credit issued under an Ancillary Facility, or such a claim being paid by the Lenders or an Ancillary Lender or a Fronting Bank (as appropriate), shall include a reference to the inclusion of any amount due (actually or contingently) from the Lenders, the Ancillary Lender or the Fronting Bank under that Letter of Credit or letter of credit in any account taken for the purposes of Rule 4.90 or Rule 2.85 of the Insolvency Rules 1986 in the insolvency proceedings of the beneficiary of that Letter of Credit or any other person.
1.3	Third party rights

Save as provided under clause 8.6(c) (Liability of the Obligors’ Agent) a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

2	The Facilities

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to the Borrowers:
(a)	A multicurrency term loan facility in an aggregate amount equal to the Total Facility A Commitments, which may be utilised:
(i)	by Warwick International Group Limited, by drawing Loans up to a maximum aggregate Base Currency Amount of U.S.$40,600,000; and

(ii)	by Chromalloy Holland B.V., by drawing Loans up to a maximum aggregate Base Currency Amount of U.S.$8,000,000; and
(b)	A multicurrency revolving letter of credit facility in an aggregate amount equal to the Total Facility C Commitments, which may be utilised by Warwick International Group Limited or another Borrower by Letters of Credit up to a maximum aggregate Base Currency Amount outstanding at any time of U.S.$45,000,000 (part of which may, from time to time and in an aggregate amount at any time up to the Total Ancillary Limit, be designated as Ancillary Facilities).
2.2	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
2.3	Obligors’ Agent
(a)	Each Obligor irrevocably appoints the Obligors’ Agent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:
(i)	the Obligors’ Agent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties, to give and receive all notices, consents and instructions (including Utilisation Requests) under the Finance Documents, to agree, accept and execute on its behalf all documents in connection with the Finance Documents (including amendments and variations of and consents under any Finance Document), to execute any new Finance Document and to take such other action as may be necessary or desirable under or in connection with the Finance Documents; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Obligors’ Agent.

(b)	Each Obligor confirms that:
(i)	it will be bound by any action taken by the Obligors’ Agent under or in connection with the Finance Documents; and

(ii)	each Finance Party may rely on any action purported to be taken by the Obligors’ Agent on behalf of that Obligor.
2.4	Acts of the Obligors’ Agent
(a)	The respective liabilities of each of the Obligors under the Finance Documents shall not be in any way affected by:
(i)	any actual or purported irregularity in any act done, or failure to act, by the Obligors’ Agent;

(ii)	the Obligors’ Agent acting (or purporting to act) in any respect outside any authority conferred upon it by any Obligor; or

(iii)	any actual or purported failure by, or inability of, the Obligors’ Agent to inform any Obligor of receipt by it of any notification under the Finance Documents.
(b)	In the event of any conflict between any notices or other communications of the Obligors’ Agent and any other Obligor, those of the Obligors’ Agent shall prevail.
2.5	Inability to act

If, in the opinion of the Agent, the Obligors’ Agent is unable to perform its role as Obligors’ Agent due to any of the circumstances described in clause 32.6 (Insolvency) or clause 32.7 (Insolvency proceedings) applying to the Obligors’ Agent the Agent and the Obligors shall enter into negotiations (for a period of no more than ten days) with a view to agreeing a substitute agent of the Obligors. If no such substitute agent of the Obligors has been approved by the Agent or if appropriate amendments have not been made to the Finance Documents to effect the appointment of such substitute agent of the Obligors within thirty days of the date of the commencement of the negotiations between the Agent and the Obligors described above, the Obligors’ Agent shall cease to be the agent of the Obligors and any acts in respect of the Finance Documents which prior to such date could be done by the Obligors’ Agent on behalf of an Obligor shall on and after such date be done by the relevant Obligor itself.

2.6	Liability of the Obligors’ Agent
(a)	The Obligors’ Agent enters into this Agreement and the other Finance Documents to which it is a party in its capacity as agent for the Obligors. Nothing in this Agreement or in any other Finance Document constitutes the Obligors’ Agent as a trustee or fiduciary of any other person.

(b)	Without limiting paragraph (c) below, the Obligors’ Agent shall not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless and to the extent directly caused by its gross negligence or wilful misconduct.

(c)	No Party may take any proceedings against any officer, employee or agent of the Obligors’ Agent in respect of any claim it might have against the Obligors’ Agent or in respect of any act or omission of any kind by that officer, employee or agent (in their capacity as officer, employee or agent of the Obligors’ Agent) in relation to any Finance Document. Any officer, employee or agent of the Obligors’ Agent may rely on this clause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.
3	Purpose

3.1	Purpose
(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards the general corporate and working capital requirements of Sequa and any of its Subsidiaries financing the payment of dividends or capital distributions to its shareholders (in the case of Chromalloy Holland B.V. following on-lending in part to Chromalloy (Thailand) Ltd up to a maximum amount of U.S.$30,000,000) and in each case in accordance with the Funds Flow Memorandum.

(b)	Each Borrower which utilises Facility C by way of Letter of Credit shall apply that Letter of Credit towards the general corporate and working capital requirements of Sequa and any of its Subsidiaries.

(c)	No amount borrowed under the Facilities shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction concerning financial assistance by a company for the acquisition of or subscription for shares or concerning the protection of shareholders’ capital.
3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed or of any Letter of Credit issued pursuant to this Agreement.

4	Conditions of Utilisation

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received (or waived receipt of) all of the documents and other evidence listed in part 1 of schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent
(a)	The Lenders will only be obliged to comply with clause 11.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(i)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.
(b)	The Lenders will only be obliged to comply with clause 14.3 (Change of currency) if, on the first day of an Interest Period, no Event of Default is continuing or would result from the change of currency and the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Utilisation if:
(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Utilisation; and

(ii)	it is sterling or euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Utilisation.
(b)	If by the Specified Time the Agent has received a written request from the Obligors’ Agent for a currency to be approved under clause 10.3(a)(ii) above, the Agent will notify the Lenders of that request by the Specified Time. Based on any responses received by the Agent by the Specified Time, the Agent will confirm to the Obligors’ Agent by the Specified Time:
(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount for any subsequent Utilisation in that currency (such minimum amount being as close as reasonably practicable to the Optional Currency equivalent of the minimum amount set out in clause 11.3(b)(i) (Currency and amount)).
4.4	Maximum number of Utilisations
(a)	A Borrower may not deliver a Utilisation Request if, as a result of the proposed Utilisation, more than 17 Letters of Credit would be outstanding.

(b)	A Borrower may not request that a Facility A Loan be divided if, as a result of the proposed division, more than 10 Facility A Loans would be outstanding.

(c)	A Borrower may not deliver a Utilisation Request or Selection Notice if as a result Utilisations denominated in more than 3 Optional Currencies would be outstanding.

(d)	Any Loan made by a single Lender under clause 14.2 (Unavailability of a currency) shall not be taken into account in this clause 10.4.
5	Utilisation – Loans

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by way of a Loan by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time (or in relation to the first Utilisation Date, such later time as the Agent may agree).

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request for a Loan is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies that it is for a Loan;

(ii)	it identifies the Facility to be utilised;

(iii)	it identifies the relevant Borrower;

(iv)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(v)	the currency and amount of the Utilisation comply with clause 11.3 (Currency and amount);

(vi)	the proposed Interest Period complies with clause 19 (Interest Periods); and

(vii)	it specifies the account and bank (which must be in the country of the currency of the Utilisation or, in the case of euro, a Participating Member State in which banks are open for general business on that day or London) to which the proceeds of the Utilisation are to be credited.
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:
(i)	if the currency selected is the Base Currency, a minimum of U.S.$5,000,000 for Facility A or, if less, the Available Facility;

(ii)	if the currency selected is euro, the euro equivalent of the minimum amount set out in paragraph (i) above in respect of Facility A or, if less, the Available Facility;

(iii)	if the currency selected is sterling, the sterling equivalent of the minimum amount set out in paragraph (i) above in respect of Facility A or, if less, the Available Facility; or

(iv)	if the currency selected is an Optional Currency other than sterling or euro, the minimum amount specified by the Agent pursuant to clause 10.3(b)(ii) (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.
(c)	The Base Currency Amount of the proposed Loan must be an amount which, when aggregated with the amount of all other Facility A Loans borrowed by that Borrower, will not exceed the limit specified for that Borrower in clause 8.1(a) (The Facilities).
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.
6	Utilisation – Letters of Credit

6.1	General
(a)	Clause 11 (Utilisation – Loans) does not apply to a Utilisation by way of Letter of Credit.

(b)	In determining the amount of the Available Facility under Facility C and a Lender’s L/C Proportion of a proposed Letter of Credit for the purposes of this Agreement, the Available Commitment of a Lender will be calculated ignoring any cash cover provided by a Borrower for outstanding Letters of Credit.
6.2	Facility C

Subject to clause 15 (Ancillary Facilities), Facility C shall be utilised by way of Letters of Credit.

6.3	Delivery of a Utilisation Request for Letters of Credit

A Borrower may request a Letter of Credit to be issued by delivery to the Agent of a duly completed Utilisation Request substantially in the form of part 3 of schedule 3 (Requests) not later than the Specified Time.

6.4	Completion of a Utilisation Request for Letters of Credit

Each Utilisation Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:
(a)	it specifies that it is for that Letter of Credit;

(b)	it identifies the Fronting Bank for that Letter of Credit;

(c)	it identifies the relevant Borrower;

(d)	the proposed Utilisation Date is a Business Day within the Availability Period;

(e)	the currency and amount of the Letter of Credit comply with clause 12.5 (Currency and amount);

(f)	the form of Letter of Credit is attached;

(g)	the Expiry Date of the Letter of Credit falls on or before the Termination Date;

(h)	the delivery instructions for the Letter of Credit are specified; and

(i)	it confirms that the Letter of Credit is to support obligations of the Obligors’ Agent or any of its Subsidiaries.

6.5	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Letter of Credit must be an amount whose Base Currency Amount is not more than the Available Facility under Facility C and which is:
(i)	if the currency selected is the Base Currency, a minimum of U.S.$1,000,000 or, if less, the Available Facility under Facility C;

(ii)	if the currency selected is euro, the euro equivalent of the minimum amount set out in clause 12.5(b)(i) above or, if less, the Available Facility under Facility C;

(iii)	if the currency selected is sterling, the sterling equivalent of the minimum amount set out in paragraph (i) above or, if less, the Available Facility under Facility C; or

(iv)	if the currency selected is an Optional Currency other than sterling or euro the minimum amount specified by the Agent pursuant to clause 10.3(b)(ii) (Conditions relating to Optional Currencies) or, if less, the Available Facility under Facility C.
6.6	Issue of Letters of Credit
(a)	If the conditions set out in this Agreement have been met, the relevant Fronting Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The relevant Fronting Bank will only be obliged to comply with paragraph (a) above if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:
(i)	in the case of a Letter of Credit renewed in accordance with clause 12.7 (Renewal of a Letter of Credit), no Event of Default is continuing or would result from the proposed Utilisation and, in the case of any other Utilisation, no Default is continuing or would result from the proposed Utilisation; and

(ii)	the Repeating Representations to be made by each Obligor are true in all material respects.
(c)	The amount of each Lender’s participation in each Letter of Credit will be equal to its L/C Proportion.

(d)	The Agent shall determine the Base Currency Amount of each Letter of Credit which is to be issued in an Optional Currency and shall notify the relevant Fronting Bank and each Lender of the details of the requested Letter of Credit and its participation in that Letter of Credit by the Specified Time.
6.7	Renewal of a Letter of Credit
(a)	A Borrower may request that any Letter of Credit issued on its behalf be renewed by delivery to the Agent of a Renewal Request by the Specified Time.

(b)	The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for a Letter of Credit except that the conditions set out in clause 12.4(f) and 12.4(i) (Completion of a Utilisation Request for Letters of Credit) shall not apply.

(c)	The terms of each renewed Letter of Credit shall be the same as those of the relevant Letter of Credit immediately prior to its renewal, except that:
(i)	its amount may be less or more than the amount of the Letter of Credit immediately prior to its renewal; and

(ii)	its Term shall start on the date which was the Expiry Date of the Letter of Credit immediately prior to its renewal (or such earlier date as is specified in the Renewal Request), and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	If the conditions set out in this Agreement have been met, the relevant Fronting Bank shall amend and re-issue any Letter of Credit pursuant to a Renewal Request.
6.8	Revaluation of Letters of Credit
(a)	If any Letter of Credit or any letter of credit issued under an Ancillary Facility is denominated in an Optional Currency, the Agent shall, at six-monthly intervals after the date of this Agreement, recalculate the Base Currency Amount of that Letter of Credit or that letter of credit by notionally converting into the Base Currency the outstanding amount of that Letter of Credit or that letter of credit on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

(b)	A Borrower shall, if requested by the Agent within five Business Days of any calculation under paragraph (a) above, ensure that within three Business Days sufficient Facility C Utilisations or, as the case may be, sufficient utilisations under the Ancillary Facilities are prepaid to prevent the Base Currency Amount of the Facility C Utilisations or, as the case may be, the Base Currency Amount of the utilisations under the Ancillary Facilities exceeding the Total Facility C Commitments or, as the case may be, the Total Ancillary Limit, in each case following any adjustment to a Base Currency Amount under paragraph (a) above.

(c)	If, following any calculation under paragraph (a) above, the amount of cash cover provided by a Borrower in respect of all Letters of Credit issued on its behalf or, as the case may be, all letters of credit issued under an Ancillary Facility on its behalf, exceeds the maximum amount that is or may be payable by that Borrower in respect of all Letters of Credit issued on its behalf or, as the case may be, all letters of credit under an Ancillary Facility issued on its behalf, the relevant Borrower may, provided no Event of Default or event of default under the relevant Ancillary Facility is continuing, withdraw an amount equal to such excess from the relevant cash collateral account.
6.9	Transfer of Existing Letters of Credit
(a)	A Borrower may request in a Utilisation Request that any Existing Letter of Credit be transferred to Facility C and be treated as a Letter of Credit for the purposes of this Agreement.

(b)	The Finance Parties shall treat such a request in the same way as any other Utilisation Request for a Letter of Credit.

(c)	If the conditions set out in this Agreement have been met, the relevant Fronting Bank shall agree to such request on the proposed Utilisation Date and each relevant Existing Letter of Credit shall on and from the Utilisation Date be deemed to be a Letter of Credit issued by that Fronting Bank for the purposes of this Agreement.
7	Letters of Credit

7.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount within 3 Business Days’ of demand by the Fronting Bank (or, if later, upon the Fronting Bank becoming liable to pay such amount under the Letter of Credit).

7.2	Assignments and transfers
(a)	Notwithstanding any other provision of this Agreement, the consent of the relevant Fronting Bank is required for any assignment or transfer of any Lender’s rights and/or obligations in respect of any outstanding Letter of Credit.

(b)	If paragraph (a) above and the conditions and procedure for transfer specified in clause 33 (Changes to the Lenders) are satisfied, then on the Transfer Date the Fronting Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Fronting Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.
7.3	Fees payable in respect of Letters of Credit
(a)	Each Borrower shall pay to the Agent (for the account of each Facility C Lender) a letter of credit fee in arrears computed at the same rate as the Margin on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Expiry Date. This fee shall be distributed according to each Lender’s L/C Proportion of that Letter of Credit.

(b)	The accrued letter of credit fee on a Letter of Credit shall be payable on the last day of each successive period of three Months (or such shorter period as shall end on the Expiry Date for that Letter of Credit) starting on the date of issue of that Letter of Credit.

(c)	Each Borrower which requests a Fronting Bank to front or issue a Letter of Credit shall pay to that Fronting Bank a fronting fee in respect of such Letter of Credit in the amount and at the times agreed in a Fee Letter between that Fronting Bank and that Borrower.

(d)	If a Borrower cash covers any part of a Letter of Credit then:
(i)	the letter of credit fee payable for the account of each Lender (and any fronting fee payable to the relevant Fronting Bank) shall continue to be payable until the expiry of the Letter of Credit; and

(ii)	the Borrower will be entitled to withdraw the interest accrued on the cash cover to pay those fees.
7.4	Claims under a Letter of Credit
(a)	Each Borrower irrevocably and unconditionally authorises the relevant Fronting Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (claim).

(b)	Each Borrower which requested a Letter of Credit shall immediately on demand pay to the Agent for the relevant Fronting Bank an amount equal to the amount of any claim under that Letter of Credit (provided that no Borrower shall be required to pay any such amount to the Agent prior to the date which is three Business Days before the date on which the Fronting Bank is required to pay the relevant claim).

(c)	Each Borrower acknowledges that the Lenders and any Fronting Bank:
(i)	are not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deal in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower under this clause 13 will not be affected by:
(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.5	Indemnities
(a)	Each Borrower shall within three Business Days of demand indemnify each Fronting Bank against any cost, loss or liability incurred by it (otherwise than by reason of that Fronting Bank’s gross negligence or wilful misconduct) in acting as the Fronting Bank under a Letter of Credit requested by that Borrower.

(b)	Any Lender which is participating in a Letter of Credit shall (according to its L/C Proportion) immediately on demand indemnify the relevant Fronting Bank against any cost, loss or liability incurred by that Fronting Bank (otherwise than by reason of that Fronting Bank’s gross negligence or wilful misconduct) in acting as the Fronting Bank under any Letter of Credit, including, without limitation, any amount paid by that Fronting Bank under that Letter of Credit, whether or not demand has been made on the Borrower in respect of that amount (in each case, unless the Fronting Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) above and shall instead be deemed to have taken, on the date the

Letter of Credit is issued (or, if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its L/C Proportion of that Letter of Credit. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the relevant Fronting Bank) an amount equal to its L/C Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested a Letter of Credit shall within three Business Days of demand by the Agent reimburse any Lender for any payment it makes to a Fronting Bank under this clause 13.5 in respect of that Letter of Credit (and, if such reimbursement occurs after the date upon which that Lender has made such payment to that Fronting Bank, that Borrower shall also pay that Lender interest for the period between payment by the Lender and reimbursement by the Borrower, at a rate per annum equal to the aggregate of the rate certified by that Lender to be its cost of funding such payment and the Margin).

(e)	The obligations of each Lender under this clause 13 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender under this clause 13 will not be affected by any act, omission, matter or thing which, but for this clause 13, would reduce, release or prejudice any of its obligations under this clause 13 (without limitation and whether or not known to it or any other person) including:
(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or any other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor, any beneficiary under a Letter of Credit or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or Security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or Security; or

(vii)	any insolvency or similar proceedings.

7.6	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause 13.

7.7	Role of the Fronting Bank
(a)	Nothing in this Agreement constitutes any Fronting Bank as a trustee or fiduciary of any other person.

(b)	No Fronting Bank shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	A Fronting Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	A Fronting Bank may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(e)	A Fronting Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	A Fronting Bank may act in relation to the Finance Documents through its personnel and agents.

(g)	No Fronting Bank is responsible for:
(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by it, the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
7.8	Exclusion of liability
(a)	Without limiting paragraph (b) below, no Fronting Bank will be liable for any action taken by it under or in connection with any Finance Document, except to the extent directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than a Fronting Bank) may take any proceedings against any officer, employee or agent of that Fronting Bank in respect of any claim it might have against that Fronting Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of that Fronting Bank may rely on this clause 13.8.

7.9	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and to each Fronting Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including, but not limited to, those listed in clause 35.15(a) to clause 35.15(d) (Credit appraisal by the Lenders).

7.10	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of any Fronting Bank for any communication or document to be made or delivered under or in connection with the Finance Documents will be that notified in writing to the Agent prior to the date of this Agreement or any substitute address, fax number or department or officer as the Fronting Bank may notify to the Agent by not less than five Business Days’ notice.

8	Optional Currencies

8.1	Selection of currency
(a)	A Borrower (or the Obligors’ Agent on behalf of a Borrower) shall select the currency of a Utilisation:
(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Facility A Loan made to it) in a Selection Notice, in each case subject to compliance with clause 10.4 (Maximum number of Utilisations).

(b)	If a Borrower (or the Obligors’ Agent on behalf of a Borrower) fails to issue a Selection Notice in relation to a Facility A Loan, it shall be deemed to have requested that the Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)	If a Borrower (or the Obligors’ Agent on behalf of a Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and the Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.
8.2	Unavailability of a currency

If before the Specified Time on any Quotation Day:
(a)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower (or the Obligors’ Agent on behalf of the relevant Borrower) to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this clause 14.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

8.3	Change of currency
(a)	If a Facility A Loan is to be denominated in different currencies during two successive Interest Periods:
(i)	if the currency for the second Interest Period is an Optional Currency, the amount of the Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Loan will be equal to the Base Currency Amount;

(iii)	(unless the Agent and the relevant Borrower agree otherwise in accordance with clause 14.3(b) below) the Borrower that has borrowed the Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to clause 10.2 (Further conditions precedent)) the Lenders shall re-advance the Loan in the new currency in accordance with clause 14.5 (Agent’s calculations).
(b)	If the Agent and the Borrower that has borrowed the Facility A Loan agree, the Agent shall:
(i)	apply the amount paid to it by the Lenders pursuant to clause 14.3(a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Facility A Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under clause 14.3(a)(iii) above.
(c)	If the amount purchased by the Agent pursuant to clause 14.3(b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Facility A Loan for the first Interest Period) equal to the difference.

(d)	If any part of the amount paid to the Agent by the Lenders pursuant to clause 14.3(a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period, that part of that amount (in the new currency).

8.4	Same Optional Currency during successive Interest Periods
(a)	If a Facility A Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility A Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):
(i)	if the amount calculated is less than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Facility A Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)	if the amount calculated is more than the existing amount of that Facility A Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and the relevant Borrower and, if no Event of Default is continuing and the relevant Borrower so requests, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.
(b)	If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Facility A Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange used in calculating the Base Currency Amount of that Loan has increased or decreased by less than 5 per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.
8.5	Agent’s calculations
(a)	All calculations made by the Agent pursuant to this clause 14 will take into account any repayment, prepayment, consolidation or division of Facility A Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to clause 14.5(a) above, be determined in accordance with clause 11.4(b) (Lenders’ participation).
9	Ancillary Facilities

9.1	Establishment of Ancillary Facilities

One or more Ancillary Facilities may from time to time be established in favour of a Borrower under Facility C in accordance with this clause 15 by designating all or part of the Facility C Commitment of a Lender as an Ancillary Commitment.

9.2	Types of Ancillary Facility

Each Ancillary Facility shall comprise letter of credit facilities.

9.3	Request for Ancillary Facilities
(a)	A Borrower under Facility C may, at any time, request the establishment of an Ancillary Facility by delivery to the Agent of a duly completed Ancillary Facility Request.

(b)	An Ancillary Facility Request relating to a proposed Ancillary Facility will not be regarded as duly completed unless it identifies:
(i)	the Borrower(s) (which shall be a Borrower or Borrowers under Facility C) under that Ancillary Facility;

(ii)	the Ancillary Lender which is to make available that Ancillary Facility;

(iii)	the type of facility to comprise that Ancillary Facility (which must comply with clause 15.2 (Types of Ancillary Facility);

(iv)	the date (the Commencement Date) on which that Ancillary Facility is to become available (which must be a date on which Facility C is available to be drawn and must not be less than 5 Business Days after the date on which the Agent receives the Ancillary Facility Request);

(v)	the expiry date of that Ancillary Facility (which must fall on or before the Termination Date applicable to Facility C);

(vi)	the amount of the Ancillary Commitment (which must be denominated in the Base Currency) which is to apply to that Ancillary Facility;

(vii)	the currency or currencies (which must comply with clause 15.3(c) below) in which utilisations under that Ancillary Facility may be requested;

(viii)	the margin, commitment fee and other fees payable in respect of that Ancillary Facility; and

(ix)	such other details in relation to that Ancillary Facility as the Agent may reasonably require.
(c)	An Ancillary Facility shall only be available for utilisation in the Base Currency or a currency which:
(i)	is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the date for utilisation of that Ancillary Facility; and

(ii)	is sterling or euro or Canadian dollars or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the Ancillary Facility Request for that Ancillary Facility.
(d)	The Agent shall, promptly after receipt by it of an Ancillary Facility Request, notify each Lender of that Ancillary Facility Request.

9.4	Grant of Ancillary Facility

The Lender identified in a duly completed Ancillary Facility Request shall become an Ancillary Lender authorised to make the proposed Ancillary Facility available with effect from the proposed Commencement Date, if the following conditions are fulfilled:
(a)	the proposed Ancillary Commitment under that Ancillary Facility is equal to or less than the Available Commitment of that Lender under Facility C on that Commencement Date;

(b)	the proposed Ancillary Commitment under that Ancillary Facility will not, when aggregated with the Ancillary Commitments under all other Ancillary Facilities in effect on that Commencement Date, exceed the Total Ancillary Limit; and

(c)	the proposed Ancillary Lender has notified the Agent by that Commencement Date that it agrees to make available that Ancillary Facility.
9.5	Adjustments to Revolving Facility Commitment
(a)	The Facility C Commitment of a Lender which is an Ancillary Lender shall be reduced by the amount of its Ancillary Commitments.

(b)	If and to the extent that:
(i)	any Ancillary Facility expires, or is cancelled (in whole or in part) or is otherwise reduced in accordance with clause 15.8 (Voluntary cancellation of Ancillary Facilities); and

(ii)	no amount is or may be payable to or by the Ancillary Lender in respect of that Ancillary Facility (or the relevant part of it), the Facility C Commitment of the relevant Lender will immediately be increased by an amount equal to the amount of the Ancillary Commitment of that Ancillary Facility (or, if less, that part of it which has expired or been cancelled).
9.6	Terms of Ancillary Facilities
(a)	The terms applicable to each Ancillary Facility shall be as agreed between the relevant Ancillary Lender and the relevant Borrower (as set out in the applicable Ancillary Facility Document), provided that:
(i)	those terms shall be consistent with this clause 15 and the details set out in the Ancillary Facility Request;

(ii)	utilisations under an Ancillary Facility shall be used only for the general corporate or working capital requirements of the Obligors’ Agent and its Subsidiaries; and

(iii)	the rate of interest, fees and other remuneration in respect of the Ancillary Facility shall be based upon the normal market rates and terms from time to time of that Ancillary Lender.
(b)	Any variation in respect of the matters referred to in clause 15.3(b) (Request for Ancillary Facilities) to any Ancillary Facility shall be in accordance with and subject to this clause 15.

(c)	In the case of any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail.
9.7	Limits on Ancillary Facilities

Each Unit Parent shall ensure that:
(a)	the aggregate of all Ancillary Commitments does not at any time exceed the Total Ancillary Limit; and

(b)	the Ancillary Outstandings under any Ancillary Facility do not at any time exceed the Ancillary Commitment under that Ancillary Facility.
9.8	Voluntary cancellation of Ancillary Facilities

The Obligors’ Agent may, if it gives the Agent and the relevant Ancillary Lender not less than 3 Business Days’ prior notice, cancel the whole or any part of the Ancillary Commitment under an Ancillary Facility.

9.9	Notice in respect of Ancillary Facilities
(a)	Each Ancillary Lender shall promptly notify the Agent of:
(i)	the establishment by it of any Ancillary Facility and the applicable Commencement Date;

(ii)	the amount of any Ancillary Facility which is cancelled or expires and the date of any such cancellation or expiry; and

(iii)	any other information relating to any Ancillary Facility provided by it as the Agent may request, including the Ancillary Outstandings from time to time.
(b)	The Agent may assume, unless it has received notice to the contrary in its capacity as agent for the Lenders, that no Ancillary Facility has expired or been cancelled in whole or part.

(c)	Each Obligor consents to all information described in paragraph (a) above being disclosed to the Finance Parties.
9.10	Ancillary Outstandings

The relevant Borrower under an Ancillary Facility shall repay or pay on the due date each amount payable under that Ancillary Facility.

10	Repayment

10.1	Repayment of Facility A Loans
(a)	Subject to clause 17 (Prepayment and cancellation), the Facility A Loans shall be repaid by the relevant Borrower on each of the following dates (in the currency in which the Facility A Loans are then outstanding) in an aggregate Base Currency amount equal to the amount set out opposite that date in the following table:

		Chromalloy Holland
	Warwick International Group	B.V. Repayment
	Limited Repayment Instalment	Instalment (U.S.$
Facility A Repayment Date	(U.S.$ amount)	amount)
30 June 2007	$2,100,000	$534,000

30 September 2007	$2,100,000	$534,000

31 December 2007	$2,100,000	$534,000

31 March 2008	$2,100,000	$534,000

30 June 2008	$2,100,000	$534,000

30 September 2008	$2,100,000	$534,000

31 December 2008	$2,100,000	$534,000

31 March 2009	$2,100,000	$534,000

30 June 2009	$2,100,000	$534,000

30 September 2009	$2,100,000	$534,000

31 December 2009	$2,100,000	$534,000

31 March 2010	$2,100,000	$534,000

30 June 2010	$2,100,000	$534,000

30 September 2010	$2,100,000	$534,000

Termination Date	$11,200,000	$524,000

Total	$40,600,000	$8,000,000
(b)	If the aggregate amount of the Facility A Loans outstanding at the end of the Availability Period for Facility A is less than U.S.$100,000,000, the amount of each Facility A Repayment Instalment shall be reduced accordingly on a pro rata basis.

(c)	On each Facility A Repayment Date, each Borrower shall repay that proportion of the outstanding Facility A Loans drawn by it equal to the proportion borne by the Facility A Repayment Instalment due on that date to the aggregate amount of the Facility A Loans outstanding at the beginning of that date and each such repayment shall be applied against such outstanding Facility A Loans drawn by the relevant Borrower as that Borrower may select.

(d)	No Borrower may reborrow any part of Facility A which is repaid.
10.2	Not Used.

10.3	Repayment of Facility C

On the Termination Date applicable to Facility C, each Borrower under Facility C shall repay all amounts (if any) owing or outstanding under Facility C.

10.4	Repayment of Ancillary Facilities

On the Termination Date applicable to Facility C, each Borrower under an Ancillary Facility shall repay all amounts (if any) owing or outstanding under that Ancillary Facility.

11	Prepayment and cancellation

11.1	Illegality
(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:
(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Obligors’ Agent the Commitment of that Lender will be immediately cancelled; and

(iii)	each Borrower shall repay that Lender’s participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Obligors’ Agent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
(b)	If it becomes unlawful in any applicable jurisdiction for a Fronting Bank to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation:
(i)	that Fronting Bank shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Obligors’ Agent, that Fronting Banking shall not be obliged to issue any Letter of Credit;

(iii)	each Unit Parent shall use its best endeavours to procure the release of each outstanding Letter of Credit issued by that Fronting Bank; and

(iv)	upon the Agent notifying the Obligors’ Agent, Facility C shall cease to be available for the issue of Letters of Credit by that Fronting Bank and each Borrower, as appropriate, shall provide full cash cover in respect of the aggregate face value (calculated in the Base Currency) of all Letters of Credit issued by that Fronting Bank on the then Expiry Date of such Letters of Credit or, if earlier, the date specified by the Fronting Bank in the notice delivered to the Agent (being no earlier than the last day of the applicable grace period permitted by law).

11.2	Change of control
(a)	Subject to paragraph (d) below, if any person or group of persons acting in concert gains control of the Obligors’ Agent:
(i)	the Obligors’ Agent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) or, as the case may be, an Ancillary Lender shall not be obliged to issue any Letter of Credit under any Ancillary Facility;

(iii)	the Obligors’ Agent and the Agent shall enter into negotiations in good faith with a view to agreeing to continue to make the Facilities available and to agreeing any amendments to this Agreement which may be necessary as a result of the change of control; and

(iv)	if no agreement is reached within 30 days of the person or group of persons gaining control of the Obligors’ Agent, the Agent shall, by not less than 5 days’ notice to the Obligors’ Agent, cancel the Commitments and declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitments will be cancelled and all such outstanding amounts will become immediately due and payable and the Agent shall declare that full cash cover in respect of each Letter of Credit and each Letter of Credit issued under an Ancillary Facility is immediately due and payable whereupon it shall become immediately due and payable.
(b)	For the purpose of paragraph (a) above control has the meaning given to it in section 416(2) of the Taxes Act.

(c)	For the purpose of paragraph (a) above acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

(d)	For the purposes of paragraph (a) above; the terms “person” or “group of persons” shall be deemed to exclude Norman E. Alexander (Alexander), the estate of Alexander or any trust for the benefit of Alexander or the estate of Alexander.
11.3	Voluntary cancellation

The Obligors’ Agent may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of U.S.$5,000,000 in respect of Facility A, and U.S.$1,000,000 in respect of Facility B and U.S. $1,000,000 in respect of Facility C) of an Available Facility. Any cancellation under this clause 17.3 shall reduce the Commitments of the Lenders rateably under that Facility.

11.4	Voluntary prepayment of Facility A Loans
(a)	The Borrower to which a Facility A Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility A Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A Loan by a minimum amount of U.S.$5,000,000).

(b)	A Facility A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility under Facility A is zero).

(c)	Any prepayment under this clause 17.4 shall satisfy the obligations under clause 16.1 (Repayment of Facility A Loans) in inverse chronological order.
11.5	Mandatory prepayment following a Permitted Disposal
(a)	Sequa shall ensure that the proceeds of a Permitted Disposal (after deducting the reasonable third party costs incurred in that disposal and any Tax payable in respect of that Disposal) are applied in prepayment of Facility A Loans.

(b)	Any prepayment made under clause 11.5(a) shall reduce pro rata the repayment obligations under clause 16.1.
11.6	Voluntary prepayment of Facility C Utilisations

The Borrower to which a Facility C Utilisation has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Facility C Utilisation (but if in part, being an amount that reduces the Base Currency Amount of the Facility C Utilisation by a minimum amount of U.S. $1,000,000).

11.7	Right of repayment and cancellation in relation to a single Lender or Fronting Bank
(a)	If:
(i)	any sum payable to any Lender or Fronting Bank by an Obligor is required to be increased under clause 22.2(c) (Tax gross-up); or

(ii)	any Lender or Fronting Bank claims indemnification from a Unit Parent under clause 22.3 (Tax indemnity) or clause 23 (Increased Costs), the Obligors’ Agent may, whilst the circumstance giving rise to the requirement or indemnification continues:
(iii)
(A)	(if the circumstance relates to a Lender) arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations and its Ancillary Commitment (if any) and Ancillary Outstandings under its Ancillary Facility to a new or existing Lender willing to accept that transfer and acceptable to the Obligors’ Agent and the remaining Lenders; or

(B)	(if the circumstance relates to a Fronting Bank) arrange for the cancellation of its appointment as Fronting Bank and the appointment of a new Fronting Bank acceptable to the Obligors’ Agent and the Lenders and the transfer of any contingent liability of that Fronting Bank to the new Fronting Bank; or
(iv)
(A)	(if the circumstance relates to a Lender) give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Utilisations and utilisations of any Ancillary Facility granted by that Lender, whereupon the Commitment of that Lender and its Ancillary Commitment (if any) shall immediately be reduced to zero; or

(B)	(if the circumstance relates to a Fronting Bank) give the Agent notice of cancellation of its appointment as Fronting Bank and its intention to procure either the reduction of that Fronting Bank’s contingent liability under any Letter of Credit to zero or the provision of full cash cover in respect of the Fronting Bank’s maximum contingent liability under each outstanding Letter of Credit.
On the last day of each Interest Period which ends after the Obligors’ Agent has given notice under this paragraph (iv) (or, if earlier, the date specified by the Obligors’ Agent in that notice), each Borrower to which a Utilisation or utilisation of an Ancillary Facility is outstanding shall repay that Lender’s participation in that Utilisation or utilisation of an Ancillary Facility granted by that Lender or, as the case may be, provide full cash cover in respect of any Letter of Credit issued by that Fronting Bank or in respect of any Letter of Credit issued under that Ancillary Facility.
11.8	Replacement of a Non-Consenting Lender
(a)	In this clause 17.8 Non-Consenting Lender means any Lender which does not agree to a consent, waiver or amendment if:
(i)	the Obligors’ Agent or the Agent has requested a consent under or waiver or amendment of any provision of any Finance Document;

(ii)	that consent, waiver or amendment requires the agreement of all the Lenders; and

(iii)	the Super Majority Lenders have agreed to that consent, waiver or amendment.
(b)	If any Lender becomes a Non-Consenting Lender the Obligors’ Agent or the Super Majority Lenders may, if it gives or, as the case may be, they give the Agent and that Lender not less than 5 days prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Utilisations to a new or existing Lender willing to accept that transfer and acceptable to the Obligors’ Agent and the remaining Lenders.
11.9	Replacement of a Lender
(a)	The replacement of a Lender pursuant to clause 17.7 (Right of repayment and cancellation in relation to a single Lender or Fronting Bank) or clause 17.8 (Replacement of a Non-Consenting Lender) shall be subject to the following conditions:
(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replacement of a Non-Consenting Lender must take place no later than 180 days after the earlier of (A) the date the Non-Consenting Lender notified the Agent of its refusal to agree to the relevant consent, waiver or amendment and (B) the deadline (being not less than 15 Business Days after the Lender received the request for the relevant consent, waiver or amendment) by which the Non-Consenting Lender failed to reply to that request;

(iii)	any Lender replaced pursuant to clause 17.7 (Right of repayment and cancellation in relation to a single Lender or Fronting Bank) or clause 17.8 (Replacement of a Non-Consenting Lender) shall not be required to refund, or to pay or surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and

(iv)	any replacement pursuant to clause 17.7 (Right of repayment and cancellation in relation to a single Lender or Fronting Bank) or clause 17.8 (Replacement of a Non-Consenting Lender) of a Lender which is the Agent shall not affect its role as the Agent.
11.10	Mandatory cancellation

If the first Utilisation Date has not occurred on or before 29 December 2005, this Agreement and all other Finance Documents (other than the commitment letter dated on or about the date of this Agreement between the Arranger, the Obligors’ Agent and the Borrowers) will be immediately and automatically terminated.

11.11	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this clause 17 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of Facility A which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility C which is prepaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this clause 17, it shall promptly forward a copy of that notice to either the Obligors’ Agent or the affected Lender, as appropriate.
12	Interest

12.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.
12.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six-monthly intervals after the first day of the Interest Period).

12.3	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 18.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable provided that, in respect of Chromalloy (Thailand) Ltd. and Chromalloy Holding (Thailand) Ltd., such unpaid interest (which will remain immediately due and payable) shall only be compounded with the overdue amount from the first anniversary of the date on which such unpaid interest fell due.
12.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower and the Obligors’ Agent of the determination of a rate of interest under this Agreement.

12.5	Adjustment of Margin – Facility A
(a)	Subject to this clause 18.5, the Margin applicable to each Utilisation under Facility A, shall be the rate per annum specified in the definition of Margin set out in clause 7.1 (Definitions) adjusted, in respect of Facility A, by reference to the ratio of Net Borrowings to EBITDA as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent, to equal the rate per annum specified opposite the relevant range set out in the following table in which the ratio of Net Borrowings to EBITDA falls:

Ratio	Margin (%p.a.)
Equal to or higher than 2.5	1.75
Equal to or higher than 1.5 but lower than 2.5	1.50
Lower than 1.5	1.25
(b)	No adjustment shall be made to the Margin applicable to Facility A under clause 18.5(a) above until the first Business Day on or after the first anniversary of the date of this Agreement.

(c)	Any adjustment to the Margin applicable to Facility A under clause 18.5(a) above shall take effect on the date of receipt by the Agent of a Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) in accordance with clause 29.3 (Compliance Certificate) or, in the case of any adjustment following the remedy or waiver of an Event of Default, the date such Event of Default is remedied or waived.

(d)	If the Margin applicable to Facility A for a Utilisation is reduced for any period under this clause 18.5 but the annual Combined Group Accounts as reviewed by the auditors (and the Compliance Certificate with which they are required by this Agreement to be delivered) subsequently received by the Agent do not confirm the basis for that reduction, that reduction shall be reversed with retrospective effect. In that event the Margin applicable to Facility A for that Utilisation shall be the rate per annum specified opposite the relevant range set out in the table above and the revised ratio of Net Borrowings to EBITDA calculated using the figures in that Compliance Certificate. Each Borrower shall promptly pay to the Agent any amount necessary to put the Agent and Lenders in the position they would have been in had the appropriate rate of the Margin applicable to Facility A applied during that period.

(e)	While an Event of Default is continuing, the Margin applicable to each Facility A Loan shall revert to the rate specified in the definition of Margin in clause 7.1 (Definitions) but, if such Event of Default is remedied or waived, the Margin applicable to each Facility A Loan, shall again be adjusted in accordance with clause 18.5(a) above.

(f)	If a Unit Parent fails to deliver a Compliance Certificate on its due date, the Margin applicable to each Facility A Loan shall revert to the rate specified in the definition of Margin in clause 7.1 (Definitions) from such due date until the actual date of delivery of the Compliance Certificate.

(g)	Net Borrowings shall for the purposes of this clause 18.5 be calculated excluding any Utilisations under this Agreement by way of Letter of Credit.
12.6	Adjustment of Margin – Facility C
(a)	Subject to this clause 18.6, the Margin applicable to each Utilisation (or each part of a Utilisation) under Facility C for which cash cover is held by the relevant Fronting Bank or Lender (as the case may be) shall be 0.25% per annum. The Margin applicable to each Utilisation (or each part of a Utilisation) under Facility C for which cash cover is not held shall remain 1.75 per cent per annum.

(b)	Any adjustment to the Margin under paragraph (a) above shall take effect on the last day of each calendar month, by reference to the aggregate cash cover held by each Fronting Bank and each Lender on the last day of that month (and by reference to the amount of cash cover held by each Lender on that date).

(c)	While an Event of Default is continuing, the Margin applicable to each Utilisation of Facility C shall revert to the rate specified in the definition of Margin in clause 7.1 (Definitions) but, if such Event of Default is remedied or waived, the Margin applicable to each Utilisation of Facility C shall again be adjusted in accordance with paragraph (a) above.
13	Interest Periods

13.1	Selection of Interest Periods
(a)	A Borrower (or the Obligors’ Agent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Facility A Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Obligors’ Agent on behalf of the Borrower) to which that Facility A Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Obligors’ Agent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to clause 19.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this clause 19, a Borrower (or the Obligors’ Agent) may select an Interest Period of 1, 2, 3 or 6 Months or any other period agreed between the Obligors’ Agent and the Agent (acting on the instructions of all the Lenders). In addition a Borrower (or the Obligors’ Agent on its behalf) may select an Interest Period of less than one Month (in relation to Facility A), if necessary to ensure that there are sufficient Facility A Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that date.

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(f)	Each Interest Period for a Facility A Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
13.2	Changes to Interest Periods
(a)	Prior to determining the interest rate for a Facility A Loan, the Agent may shorten an Interest Period for any Facility A Loan to ensure there are sufficient Facility A Loans with an Interest Period ending on a Facility A Repayment Date for the Borrowers to make the Repayment Instalment due on that Facility A Repayment Date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this clause 19.2, it shall promptly notify the Obligors’ Agent and the Lenders.

13.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

13.4	Consolidation and division of Facility A Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Facility A Loans in the same currency;

(ii)	end on the same date; and

(iii)	are made to the same Borrower,
those Facility A Loans will, unless that Borrower (or the Obligors’ Agent on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Facility A Loan on the last day of the Interest Period.

(b)	Subject to clause 10.4 (Maximum number of Utilisations) and clause 11.3 (Currency and amount), if a Borrower (or the Obligors’ Agent on its behalf) requests in a Selection Notice that a Facility A Loan be divided into two or more Facility A Loans, that Facility A Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Facility A Loan immediately before its division.
14	Changes to the calculation of interest

14.1	Absence of quotations

Subject to clause 20.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

14.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement Market Disruption Event means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.
14.3	Alternative basis of interest or funding
(a)	If a Market Disruption Event occurs and the Agent or the Obligors’ Agent so requires, the Agent and the Obligors’ Agent shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Obligors’ Agent, be binding on all Parties.
14.4	Break Costs
(a)	Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
15	Fees
15.1	Commitment fee
(a)	Each Borrower shall pay to the Agent (for the account of each Lender) a fee in the Base Currency computed at the rate of:
(i)	40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A; and

(ii)	40 per cent. of the applicable Margin per annum on that Lender’s Available Commitment under Facility C for the Availability Period applicable to Facility C.
(b)	The accrued commitment fee is payable on the last day of each Accounting Quarter which ends during the relevant Availability Period (provided that the first such instalment of accrued commitment fee shall be payable on 31 March 2006), on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

15.2	Upfront fee

Each Borrower shall pay to the Arranger an upfront fee in the amount and at the times agreed in a Fee Letter.

15.3	Agency fee

Each Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

15.4	Security agency fee

Each Borrower shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

15.5	Ancillary Facility Fees

Each Borrower shall pay to the relevant Ancillary Lender the fees, in the amounts and at the times agreed in the relevant Ancillary Facility Document.

16	Tax gross-up and indemnities

16.1	Definitions
(a)	In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document

Qualifying Lender means in relation to a Tax Deduction in respect of Tax imposed by the United Kingdom, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is:
(i)	a Lender:
(A)	which is a bank (as defined for the purpose of section 879 of ITA) making an advance under a Finance Document; or

(B)	in respect of an advance made under a Finance Document by a person that was a bank (as defined for the purpose of section 879 of ITA) at the time that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
(ii)	a Lender which is:
(A)	a company resident in the United Kingdom for United Kingdom tax purposes;

(B)	a partnership each member of which is:
1)	a company so resident in the United Kingdom; or

2)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(C)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(D)	otherwise satisfies one of the conditions specified in sections 935 and 936 of ITA; or
(iii)	a Treaty Lender with respect to the United Kingdom; or

(iv)	a building society (as defined for the purpose of section 477A of the Taxes Act).
Tax Confirmation means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(v)	a company resident in the United Kingdom for United Kingdom tax purposes; or

(vi)	a partnership each member of which is:
(A)	a company so resident in the United Kingdom; or

(B)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or
(vii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(viii)	a Lender which otherwise satisfies one of the conditions specified in sections 935 or 936 of ITA.
Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 22.2 (Tax gross-up) or a payment under clause 22.3 (Tax indemnity).

Treaty Lender means a Lender which:
(ix)	is treated as a resident of a Treaty State for the purposes of the Treaty;

(x)	does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loans is effectively connected; and

(xi)	fulfils any conditions which must be fulfilled under the double taxation agreement for residents of that Treaty State to obtain exemption from United Kingdom taxation on interest.
Treaty State means a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

UK Non-Bank Lender means a Lender which gives a Tax Confirmation in the Transfer Certificate which it executes on becoming a Party.
(b)	Unless a contrary indication appears, in this clause 22 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.
16.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	Each Unit Parent shall promptly upon becoming aware that an Obligor in its Unit must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Obligors’ Agent and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the United Kingdom on a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)
(A)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (ii) of the definition of Qualifying Lender;

(B)	HM Revenue & Customs has given (and not revoked) a direction (a Direction) under section 931 of ITA (as that provision has effect on the date on which the relevant Lender became a Party) which relates to that payment and that Lender has received from that Obligor or the Obligors’ Agent a certified copy of that Direction; and

(C)	the payment could have been made to the Lender without any Tax Deduction in the absence of that Direction; or
(iii)	the relevant Lender is a Qualifying Lender solely under sub-paragraph (ii) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Obligors’ Agent; or

(iv)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause 22.2(g) below.
(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	A UK Non-Bank Lender shall promptly notify the Obligors’ Agent and the Agent if there is any change in the position from that set out in the Tax Confirmation.
16.3	Tax indemnity
(a)	Each Unit Parent shall (or shall procure that an Obligor in its Unit will) (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or
(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 22.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under clause 22.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 22.2(d) (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make, a claim under clause 22.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligors’ Agent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 22.3, notify the Agent.
16.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

16.5	Stamp taxes

Each Unit Parent shall (or shall procure that an Obligor in its Unit will) pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.

16.6	Value added tax
(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to clause 22.6(c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses.
17	Increased Costs

17.1	Increased Costs
(a)	Subject to clause 23.3 (Exceptions) each Unit Parent shall (or shall procure that an Obligor in its Unit will), within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.
17.2	Increased Cost claims
(a)	A Finance Party intending to make a claim pursuant to clause 23.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Obligors’ Agent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

17.3	Exceptions
(a)	Clause 23.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by clause 22.3 (Tax indemnity) (or would have been compensated for under clause 22.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 22.3(b) (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this clause 23.3, a reference to a Tax Deduction has the same meaning given to the term in clause 22.1 (Definitions).
18	Other indemnities

18.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:
(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
18.2	Other indemnities
Each Unit Parent shall (or shall procure that an Obligor in its Unit will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability (other than any consequential damages or loss of profit) incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of clause 37 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Obligors’ Agent.
18.3	Indemnity to the Agent and the Security Agent
Each Unit Parent shall (or shall procure that an Obligor in its Unit will) promptly indemnify the Agent and the Security Agent against any cost, loss or liability (other than any consequential damages or loss of profit) incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default;

(b)	entering into or performing any foreign exchange contract for the purposes of clause 14.3(b) (Change of currency); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
19	Mitigation by the Lenders

19.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Obligors’ Agent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 17.1 (Illegality), clause 22 (Tax gross-up and indemnities), clause 23 (Increased Costs) or paragraph 3 of schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Clause 25.1(a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
19.2	Limitation of liability
(a)	Each Unit Parent shall or shall procure that an Obligor in its Unit will indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under clause 25.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under clause 25.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
20	Costs and expenses

20.1	Transaction expenses
Each Unit Parent shall or shall procure that an Obligor in its Unit will promptly on demand pay the Agent, the Security Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
20.2	Amendment costs
If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to clause 38.9 (Change of currency), each Unit Parent shall, within three Business Days of demand, reimburse the Agent and the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.
20.3	Enforcement costs
Each Unit Parent shall or shall procure that an Obligor in its Unit will, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.
20.4	Security Agent expenses
(a)	Subject to clause 26.4(b) below, each Unit Parent shall or shall procure that an Obligor in its Unit will promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by the Security Agent in connection with the administration or release of any Security created pursuant to any Security Document (including without limitation any costs and expenses reasonably incurred by the Security Agent in respect of any Security or Security Document, in each case governed by Thai law, in connection with an assignment or a transfer by a Finance Party of any of its rights or obligations under the Finance Documents).

(b)	No Unit Parent shall be required to (nor shall any Unit Parent be required to procure that an Obligor in its Unit will) pay the Security Agent any amount in respect of costs and expenses incurred by the Security Agent in respect of any Security or Security Document, in each case governed by Thai law, in connection with any assignment or transfer by a Finance Party of any of its rights or obligations under the Finance Documents in any calendar year where there have been at least five previous such assignments or transfers in such year. In that case, those costs and expenses will be for the account of the relevant New Lender.
21	Guarantee and indemnity

21.1	Guarantee and Indemnity
Subject to any limitations set out in this clause 27 or in any Accession Letter by which such Guarantor becomes a party hereto, each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
21.2	Continuing guarantee
This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.
21.3	Reinstatement
If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that Security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
21.4	Waiver of defences
The obligations of each Guarantor under this clause 27 will not be affected by an act, omission, matter or thing which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 27 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, restatement (however fundamental) or replacement of a Finance Document or any other document or security, including any increase in, extension of or change to any facility made available under that Finance Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or Security; or

(g)	any insolvency or similar proceedings.
Each Guarantor incorporated in Thailand further waives any right it has to make payment to each Finance Party under this Agreement in a currency other than those required under the relevant Finance Documents.
21.5	Immediate recourse
Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this clause 27. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.
21.6	Appropriations
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, Security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 27.
21.7	Deferral of Guarantors’ rights
Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent or, as the case may be, the Security Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
21.8	Release of Guarantors’ right of contribution
If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:
(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other Security taken pursuant to, or in connection with, any Finance Document where such rights or Security are granted by or in relation to the assets of the Retiring Guarantor.
21.9	Additional Security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or Security now or subsequently held by any Finance Party.
21.10	Limitations
(a)	The guarantee of any Dutch Guarantor shall be deemed to have been given only to the extent that such guarantee does not violate the prohibition on financial assistance contained in Sections 2:98c and 2:207c of the Dutch Civil Code (Burgerlijk Wetboek).

(b)	The guarantee of any Additional Guarantor is subject to any limitations relating to that Additional Guarantor set out in any relevant Guarantor Accession Letter.

(c)	The liability of Sequa under this clause 27 (Guarantee and indemnity) shall be limited to $100,000,000.

(d)	The maximum aggregate liability of Warwick International Group Limited under this clause 27 (Guarantee and indemnity) and under all the Finance Documents shall be limited to £19,900,000.
21.11	Sequa
(a)	Sequa acknowledges that:
(i)	it will receive valuable direct or indirect benefits as a result of the transactions financed by the Finance Documents;

(ii)	those benefits will constitute reasonably equivalent value and/or fair consideration for the purpose of any Fraudulent Transfer Law;

(iii)	each Finance Party has acted in good faith in connection with the guarantee given by Sequa and the transactions contemplated by the Finance Documents; and

(iv)	it has not incurred and does not intend to incur debts beyond its ability to pay as they mature.
(b)	Each Finance Party agrees that Sequa’s liability under this clause 27 is limited to the extent (if any) necessary so that no obligation of, or payment by, Sequa under this clause 27 is subject to avoidance or turnover under any Fraudulent Transfer Law.

(c)	Sequa represents and warrants that, and shall ensure that at all times:

(i)	the aggregate value (calculated as the lesser of fair valuation and present saleable value) of Sequa’s assets is greater than the aggregate amount of its debts (including its obligations under the Finance Documents) and any amount that will be required to pay the probable liabilities in respect of those debts;

(ii)	its capital is not unreasonably small to carry on its business as conducted or proposed to be conducted; and

(iii)	it has not made a transfer or incurred any obligation under any Finance Document with the intent to hinder, delay or defraud any of its present or future creditors.
22	Representations
(a)	Each Obligor other than Sequa makes the representations and warranties set out in this clause 27.11 (other than in respect of Sequa as an Obligor) to each Finance Party on the date of this Agreement.

(b)	Sequa makes the representations and warranties, in respect of itself, set out in clauses 28.1 (Status), 28.2 (Binding obligations), 28.3 (Non-conflict with other obligations), 28.4 (Power and authority), 28.5 (Validity and admissibility in evidence), 28.6 (Governing law and enforcement), 28.8 (No filing or stamp taxes) and 28.26 (ERISA ).
22.1	Status
(a)	It and each of its Material Subsidiaries is a limited liability company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
22.2	Binding obligations
Subject to:
(a)	any applicable Reservations; or

(b)	in the case of any Security Document, any applicable Perfection Requirements, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable.
22.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets, to the extent that it could reasonably be expected to have a Material Adverse Effect, nor (except as provided in any Security Document or except in respect of any Security permitted under clause 31.4 (Negative pledge)) result in the existence of, or oblige it or any of its Subsidiaries to create, any Security over any of its or any of its Subsidiaries’ assets.
22.4	Power and authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.
22.5	Validity and admissibility in evidence
All Authorisations required:
(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions, subject to any applicable Reservations; and

(c)	to enable it to create the Security purported to be created by it or any of its Subsidiaries pursuant to any Security Document and, subject in each case to any applicable Reservations, to ensure that such Security has the priority and ranking it is expressed to have, have been obtained or effected and are in full force and effect save for complying with any applicable Perfection Requirements.
22.6	Governing law and enforcement
Subject to any applicable Reservations or, in the case of any Security Document, any applicable Perfection Requirements:
(a)	the choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions; and

(b)	any judgment obtained in England in relation to a Finance Document (or in the jurisdiction of the governing law of that Finance Document) will be recognised and enforced in its Relevant Jurisdictions and, in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.
22.7	Deduction of Tax
(a)	No Borrower incorporated in England and Wales is required to make any deduction for or on account of Tax from any payment it may make to a Qualifying Lender under any Finance Document.

(b)	No Dutch Borrower is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

22.8	No filing or stamp taxes
Under the law of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save in each case for complying with the applicable Perfection Requirements.
22.9	No default
(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.
22.10	No misleading information
(a)	Any factual information in the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Package have been prepared on the basis of recent historical information and on the basis of reasonable assumptions at the time of such preparation.

(c)	Any expressions of opinion or intention provided by or on behalf of any Obligor in connection with any Finance Document, including any expressions of opinion or intention in the Information Package, were made after due and careful consideration and were considered at the time to be based on reasonable grounds.

(d)	Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in the Information Package being untrue or misleading in any material respect.
22.11	Financial statements and Business Plan
(a)	Its Original Financial Statements:
(i)	were prepared as Statutory Financial Statements in accordance with generally accepted accounting principles, standards and practices in its jurisdiction of incorporation consistently applied; and

(ii)	fairly represent its financial condition and operations as at the end of and for the relevant financial year.
(b)	There has been no material adverse change in the assets, business or combined financial condition of the Group taken as a whole since the date to which the Original Financial Statements were drawn up.

(c)	The Business Plan was prepared on a basis consistent with US GAAP and financial reference periods of the Group consistently applied as at the date of this Agreement.

(d)	On the basis of information available as at the date of this Agreement (including actual financial information for the period to and as at October 2005) it is not aware of anything which would materially alter the financial position of the Group for the period to, and as at, December 2005 from that shown in the Business Plan.
22.12	No proceedings pending or threatened
No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency (including any arising from or relating to any Environmental Law) which are reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.
22.13	Security
(a)	Subject to any applicable Perfection Requirements or Reservations, each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Finance Parties, the Security which it is expressed to create fully perfected and with the ranking and priority it is expressed to have.

(b)	The constitutional documents of any member of the Group do not (or will not, by the time such Security is required to be created) restrict or inhibit in any manner any transfer of any shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document, upon or following enforcement of that Security.
22.14	Legal and beneficial ownership
It and each of its Material Subsidiaries is the absolute legal and beneficial owner of all the material assets over which it purports to create Security pursuant to any Security Document, free from any Security other than Security created pursuant to, or permitted by, the Finance Documents.
22.15	Assets
It and each of its Subsidiaries has good and marketable title to, or valid leases or licences of, or is otherwise entitled to use (in each case, on arm’s length terms), all material assets necessary for the conduct of its business as it is being, and is proposed to be, conducted.
22.16	Environmental Laws and Licences
It and each of its Subsidiaries has:
(a)	complied with all Environmental Laws to which it may be subject;

(b)	obtained all Environmental Licences required in connection with its business; and

(c)	complied with the terms of those Environmental Licences,
in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.
22.17	Environmental releases
No:

(a)	property currently or previously owned, leased, occupied or controlled by it or any of its Subsidiaries (including any offsite waste management or disposal location utilised by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment has occurred or is occurring on, under or from that property, in each case in circumstances where this could reasonably be expected to have a Material Adverse Effect.
22.18	No breach of law
It has not (and none of its Subsidiaries has) breached any law or regulation which breach has, or could reasonably be expected to have, a Material Adverse Effect.
22.19	No Financial Indebtedness, guarantees or Security
(a)	No member of the Group has any Financial Indebtedness other than as permitted by clause 31.16(b) (Financial Indebtedness).

(b)	No member of the Group has issued any guarantee other than a guarantee permitted by clause 31.15(b) (Guarantees).

(c)	No Security exists over all or any of its (or any of its Subsidiaries’) assets other than as permitted by clause 31.4 (Negative pledge).
22.20	Shares
(a)	The shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document are (or will be by the time such Security is required to be created) issued, fully paid, non-assessable and freely transferable and constitute shares in the capital of limited companies, and there are (or will be by the time such Security is required to be created) no moneys or liabilities outstanding or payable in respect of any such share.

(b)	No person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire any share capital of any member of the Group (including any right of pre-emption, conversion or exchange) whose shares are expressed to be the subject of Security under any Security Document.

(c)	There are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital of any member of the Group (including any option or right of pre-emption, conversion or exchange) whose shares are expressed to be the subject of Security under any Security Document.

(d)	The shares of any member of the Group which are expressed to be (or are required by this Agreement to be or become) subject to any Security under any Security Document constitute all the share capital of the relevant member of the Group (except for the shares in Chromalloy (Thailand) Ltd. where 1 share each is held by 6 individuals and the shares in Chromalloy Holding (Thailand) Ltd. where 1 share each is held by 6 individuals, in each case, so as to satisfy the minimum number of shareholders requirements under Thai law).

22.21	Solvency
(a)	No Obligor is insolvent or unable to pay its debts (including subordinated and contingent debts), nor could it be deemed by a court to be unable to pay its debts within the meaning of:
(i)	(in the case of a company incorporated in England or Wales) Section 123(1)(e) or 123(2) of the Insolvency Act 1986; or

(ii)	(in the case of any other company) the law of the jurisdiction in which it is incorporated, nor, in any such case, will it become so in consequence of entering into any Finance Document, paying any dividend and/or performing any other transaction contemplated by any Finance Document.
(b)	No Obligor has taken any corporate action nor so far as it is aware have any legal proceedings or other procedure or step described in clause 32.7(a) (Insolvency proceedings) been taken, started or threatened in relation to anything referred to in clause 32.7 (Insolvency proceedings).
22.22	Centre of main interests and establishments
For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the Regulation), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction. This representation is made only by each Obligor which is incorporated in a member state of the European Union (provided that this representation is not made by Chromalloy Gas Turbine Europa B.V.).
22.23	Pensions
(a)	Except as disclosed in the Information Package and/or the clearance statements (including the supporting applications) received from the Pensions Regulator in respect of the Warwick International Group Pension Scheme or the CUK Limited Retirement Benefits Scheme, no member of the Group incorporated in the UK has any material liability in respect of any Defined Benefit Pension Scheme and, so far as it is aware, there are no circumstances which are reasonably likely to give rise to such a material liability.

(b)	No Pensions Event has occurred or is reasonably likely to occur.
22.24	Group Structure
(a)	The Group Structure Chart shows:
(i)	each member of the Group and any person in whose shares any member of the Group has an interest (and the percentage of the issued share capital held, and whether legally or beneficially, by that member), in each case as at the date of this Agreement;

(ii)	the jurisdiction of incorporation or establishment of each person shown in it;

(iii)	the status of each person shown in it which is not a limited liability company or corporation; and

(iv)	all inter-company loans and other steps made or taken and to be made or taken in accordance with the Funds Flow Memorandum.
(b)	Each Obligor is directly or indirectly a wholly-owned Subsidiary of the Obligors’ Agent (save for Chromalloy (Thailand) Ltd. where 1 share each is owned by 6 individuals and Chromalloy Holding (Thailand) Ltd. where 1 share each is owned by 6 individuals.
22.25	Dutch Borrowers
(a)	Each Dutch Borrower complies with the Dutch Banking Act and, to the extent applicable, any regulations promulgated thereunder.

(b)	Each Dutch Borrower has verified that each Original Lender qualifies as a Professional Market Party and that it will have verified that each New Lender qualifies as a Professional Market Party.

(c)	Each Dutch Borrower has given any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of this Agreement, the opportunity to give such advice and has obtained positive advice from such works council.
22.26	ERISA

Employee Benefit Plans
(a)	Except as would not have a Material Adverse Effect:
(i)	Neither Sequa nor any ERISA Affiliate has incurred or could be reasonably expected to incur any liability to, or on account of, a Multiemployer Plan as a result of a violation of Section 515 of ERISA or pursuant to Section 4201, 4204 or 4212(c) of ERISA.

(ii)	Each Employee Plan complies in form and operation in all material respects with ERISA, the Internal Revenue Code and all other applicable laws and regulations.

(iii)	With respect to each Employee Plan subject to Title IV of ERISA, the ABO funded ratio (defined for this purpose as the fair market value of the assets of such plan divided by its accumulated benefit obligation for FAS 35 purposes) shall not be less than 75 per cent. The calculation of such ratio shall be computed using the actuarial assumptions and methods used by the actuary to the Employee Plan in its most recent valuation of such plan.

(iv)	There is (to the best of Sequa’s and each ERISA Affiliates’ knowledge and belief) no litigation, arbitration, administrative proceeding or claim pending or threatened against or with respect to any Employee Plan (other than routine claims for benefits).

(v)	Sequa and each ERISA Affiliate has made all material contributions to each Employee Plan and Multiemployer Plan required by law within the applicable time limits prescribed by law, the terms of that Plan and any contract or agreement requiring contributions to that Plan.

(vi)	Neither Sequa nor any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

(vii)	No ERISA Event has occurred or, as at the date of this Agreement, is reasonably likely to occur.
(b)	Margin Regulation
(i)	The proceeds of Utilisations by Sequa will not be used, directly or indirectly, in whole or in part, for “purchasing” or “carrying” Margin Stock or for any purpose which might (whether immediately, incidentally or ultimately) cause all or any part of the Utilisations to be a “purpose credit” within the meaning of Regulation U or Regulation X.

(ii)	Following the application of the proceeds of each Utilisation, not more than 25 per cent (of the value of the assets of the Group (on a consolidated basis) will be invested in Margin Stock.

(iii)	Neither Sequa nor any agent acting on its behalf has taken or will take any action which might cause any Finance Document or any document delivered under or in connection with any Finance Document to violate any regulation of the Board (including Regulation T, U or X) or violate the United States Securities Exchange Act of 1934 or any applicable US federal or state securities law.
(c)	US Regulation

Sequa is not:
(i)	“holding company”, an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” within the meaning of, or subject to regulation under, the United States Public Utility Holding Company Act of 1935;

(ii)	a “public utility” within the meaning of, or subject to regulation under, the United States Federal Power Act of 1920;

(iii)	an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940; or

(iv)	subject to regulation under any United States federal or state law or regulation that limits its ability to incur or guarantee indebtedness.
22.27	Repetition
(a)	The Repeating Representations (and, in the case of paragraph (ii) below, the representations set out in clauses 28.6 (Governing law and enforcement) to 28.8 (No filing or stamp taxes) are deemed to be made by each Obligor (and the representations given by Sequa pursuant to clause 22(b) are deemed to be made) by reference to the facts and circumstances then existing on:
(i)	the date of each Utilisation Request and the first day of each Interest Period and (when the only Utilisations outstanding under this Agreement are Letters of Credit or other utilisations under Facility C or the Ancillary Facility) on each date which is an anniversary of, or six months after an anniversary of, the date of this Agreement; and

(ii)	in the case of an Additional Guarantor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.
(b)	The representations and warranties set out in clause 28.10 (No misleading information) are deemed to be made by each Obligor:
(i)	with respect to the Reports, on the date of this Agreement; and

(ii)	with respect to the Business Plan, on the date of this Agreement, in each case, by reference to the facts and circumstances then existing.
23       Information undertakings
The undertakings in this clause 29 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.
23.1   Annual financial statements
Each Unit Parent shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as the same become available, but in any event within 120 days after the end of each Financial Year, the Combined Group Accounts for that Financial Year; and

(b)	as soon as the same become available, but in any event no later than the 30 September following the end of each Financial Year, the audited Statutory Financial Statements of each Obligor which is a member of its Unit for that Financial Year.
23.2   Quarterly financial statements
(a)	Each Unit Parent shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 55 days after the end of each Accounting Quarter, the Combined Group Accounts for that Accounting Quarter.

(b)	Each set of Combined Group Accounts delivered pursuant to paragraph (a) above shall include:
(i)	a combined cash flow statement and profit and loss account for the relevant Accounting Quarter and for the Financial Year to date; and

(ii)	a combined balance sheet as at the end of the relevant Accounting Quarter.

23.3   Compliance Certificate
(a)	Each Unit Parent shall supply to the Agent, with each set of financial statements delivered pursuant to clause 29.1(a) (Annual financial statements) or clause 29.2 (Quarterly financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with clause 30 (Financial covenants) as at the date or, as the case may be, in respect of the four Accounting Quarters ending on the date as at which those financial statements were drawn up.

(b)	If required to be delivered with the financial statements delivered pursuant to clause 29.1(a) (Annual financial statements), the Compliance Certificate shall also set out the Material Subsidiaries and (in reasonable detail) computations for the determination of which members of the Group are Material Subsidiaries.

(c)	Each Unit Parent will, as soon as reasonably practicable after request by the Agent, provide in respect of each Obligor a reconciliation of such Obligor’s Statutory Financial Statements to such Obligor’s management accounts used for the preparation of the Combined Group Accounts for that Financial Year.

(d)	Each Compliance Certificate shall be signed by two authorised officers of the Obligors’ Agent, one of whom shall be the Senior Vice President, Finance or the Vice President and Treasurer.

(e)	Each Unit Parent shall supply to the Agent, with the Compliance Certificate, delivered with the Combined Group Accounts for each Financial Year, an “agreed upon procedures” report to the Agent, by the auditors of the Obligors’ Agent to the effect that such auditors:
(i)	have determined that the income statement, balance sheet and cash flow statement comprising the Combined Group Accounts for that Financial Year are a sub-consolidation of information extracted from of the Obligors’ Agent’s audited, consolidated financial statements, prepared in accordance with US GAAP which were filed in respect of that year with the United States Securities and Exchange Commission; and

(ii)	confirm that the computations as to compliance with clause 30 (Financial covenants) in that Compliance Certificate have been based on the information contained in the Combined Group Accounts for that Financial Year, in the Agreed Form or in such other form as may be agreed by the Majority Lenders (acting reasonably).
(f)	Each Unit Parent shall, at the same time as the report referred to in 29.3(e) above, supply to the Agent a negative assurance letter from the auditors of Obligor’s Agent stating that in connection with its audits, nothing has come to its attention that caused it to believe that any Obligor has failed to comply with the provisions of clause 30 (Financial covenants) in so far as they relate to accounting matters.
23.4   Requirements as to financial statements
(a)	Each set of Combined Group Accounts delivered pursuant to clause 29.1 (Annual financial statements) or clause 29.2 (Quarterly financial statements) shall be certified by two authorised officers of the Obligor’s Agent, one of whom shall be the Senior

Vice President, Finance or the Vice President and Treasurer as fairly representing the Group’s financial condition as at the end of and for the period in relation to which those financial statements were drawn up.
(b)	Each set of Combined Group Accounts delivered pursuant to clause 29.1 (Annual financial statements) or clause 29.2 (Quarterly financial statements) shall be prepared on the following basis:
(i)	they shall be the financial statements of the Group for the relevant period fairly representing the Group’s financial condition;

(ii)	they shall be prepared in accordance with US GAAP; and

(iii)	they shall be a sub-consolidation of information extracted from the Obligors’ Agent’s consolidated financial statements prepared in accordance with US GAAP which were filed in respect of the relevant period with the United States Securities and Exchange Commission.
(c)	Each Unit Parent shall procure that each set of Combined Group Accounts delivered pursuant to clause 29.1 (Annual financial statements) or clause 29.2 (Quarterly financial statements) is prepared using US GAAP applied on a consistent basis. If, in relation to any set of financial statements, there has been a change in US GAAP since the date of this Agreement or US GAAP has not been consistently applied, the Unit Parents shall deliver to the Agent:
(i)	a description of any change necessary for those financial statements to reflect US GAAP, as at the date of this Agreement and consistently applied; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 30 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the financial position as determined under US GAAP at the date of this Agreement and consistently applied.
(d)	If a Unit Parent notifies the Agent of a change in accordance with 29.4(c) above:
(i)	the Unit Parents and the Agent shall enter into negotiations in good faith with a view to agreeing:
(A)	whether those changes to US GAAP, or to the application of US GAAP should be accepted; and/or

(B)	whether any amendments to this Agreement are necessary as a result of the change;
(ii)	with respect to whether the changes to US GAAP or to the application of US GAAP are acceptable, to the extent practicable, the Agent will agree to accept those changes if they do not result in any material alteration in the commercial effect of any of the obligations in this Agreement. If the Agent accepts any such changes, any references in this Agreement to US GAAP, as at the date of this Agreement, or to US GAAP consistently applied, shall include such changes; and

(iii)	with respect to any amendments to this Agreement, to the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.
(e)	Each Unit Parent will procure that:
(i)	no Obligor will change the end of its financial year; and

(ii)	the Financial Year will not be changed,
from 31 December.
23.5    Information: miscellaneous
Each Unit Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	all documents dispatched by that Unit Parent to its shareholders (or any class of them) in their capacity as shareholders or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against that Unit Parent or any member of its Unit, which are reasonably likely to be adversely determined and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business, operations and prospects of that Unit Parent or any member of its Unit as any Finance Party (through the Agent) may reasonably request.
23.6   Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor or by the Obligors’ Agent).

(b)	If the Agent reasonably believes that a Default may have occurred, the Agent may request that each Unit Parent supply to the Agent a certificate signed by two of the Obligor’s Agent’s authorised officers, one of whom shall be the Senior Vice President, Finance or the Vice President and Treasurer certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it) and promptly upon such a request by the Agent each Unit Parent shall procure that such a certificate is supplied to the Agent.
23.7   “Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the direct or indirect ownership of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	Each Unit Parent shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to clause 34 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to 29.7(c) above, if the accession of such Additional Guarantor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Unit Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.
23.8   Sequa
Sequa shall supply to the Agent a copy of all information submitted to the Securities and Exchange Commission in the US within 10 Business Days of such submission, insofar as that submission relates to details of the financial indebtedness of Sequa and/or any guarantee entered into by Sequa.

24.      Financial covenants
24.1    Financial condition
The Obligors shall ensure that:
(a)	the ratio of Net Borrowings on any day during the Accounting Quarter ending on each Relevant Date set out in the table below to EBITDA for the Relevant Period ending on that Relevant Date will not exceed the ratio set out in the relevant column in the table below opposite that Relevant Date:

Relevant Date	Net Borrowings: EBITDA
31 December 2005	3.00
31 March 2006	3.00
30 June 2006	3.00
30 September 2006	3.00
31 December 2006	2.75
31 March 2007	2.75
30 June 2007	2.75
30 September 2007	2.75
31 December 2007	2.25
31 March 2008	2.25
30 June 2008	2.25
30 September 2008	2.25
31 December 2008	1.75
The last day of each subsequent Accounting Quarter	1.75
(b)	the ratio of EBITDA to Interest Expense for any Relevant Period (commencing with the Accounting Quarter ending on or around 31 March 2006) will not be less than 4:1;

(c)	the ratio of Cash Flow to Senior Debt Service for any Relevant Period (commencing with the Accounting Quarter ending on or around 31 March 2006) will not be less than 1.1:1; and

(d)	the ratio of Cash Flow to Total Debt Service for any Relevant Period (commencing with the Accounting Quarter ending on or around 31 March 2006) will not be less than 1:1.

24.2   Financial covenant calculations
(a)	Cash Flow, EBITDA, Interest Expense, Net Borrowings, Senior Debt Service, Total Borrowings, Total Debt Service and Working Capital shall be calculated and interpreted in accordance with the definitions set out in this Agreement, on a combined basis in accordance with US GAAP, consistently applied (in each case as at the date of this Agreement or with any changes agreed pursuant to clause 29.4(d) (Requirements as to financial statements)) and shall be expressed in United States dollars.

(b)	Cash Flow, EBITDA, Interest Expense, Net Borrowings, Senior Debt Service, Total Borrowings, Total Debt Service and Working Capital shall be determined (except as needed to reflect the terms of this clause 30 from the Combined Group Accounts and Compliance Certificates delivered under clause 29.1 (Annual financial statements), clause 29.2 (Quarterly financial statements) and clause 29.3 (Compliance Certificate) and (if applicable) any information delivered under 29.4(c)(ii) (Requirements as to financial statements).

(c)	For the purpose of this clause 30, no item shall be included or excluded more than once in any calculation.
24.3   Definitions
In this clause 30:
Cash Flow means, in relation to any Relevant Period, EBITDA for that Relevant Period adjusted:
(a)	by deducting any increase or adding any decrease in Working Capital during that Relevant Period;

(b)	by deducting amounts paid during the Relevant Period by the Group in respect of capital expenditure;

(c)	by deducting amounts paid during the Relevant Period by the Group in cash in respect of Tax;

(d)	for the cash effect of extraordinary and exceptional items, to the extent that cash was actually received or expended during the Relevant Period;

(e)	by adding the aggregate amount received during the Relevant Period by the Group in cash in respect of any rebate of Tax;

(f)	by deducting the cash element of any increase or adding back any decrease in the cash element of the other deferred asset caption of the Combined Group Accounts;

(g)	by deducting any decrease or adding any increase in the other long-term liability caption of the Combined Group Accounts with the exclusion of any changes in minority interest;

(h)	by deducting the cost of acquisition of any shares or businesses to the extent not included in EBITDA (after adding back an amount equal to the aggregate of (i) the Base Currency Amount of any Facility B Loans used to fund such acquisition and (ii) any amounts received by way of debt of equity from the Obligors, the Agent (or any of its Subsidiaries which is not a member of the Group) to fund such acquisition, up to the cost of the acquisition); and
(i)	by adding the net proceeds of any sale, lease, transfer or other disposal of assets received during that Relevant Period (other than any such proceeds received in relation to a sale, lease, transfer or other disposal of trading stock in the ordinary course of trading of the disposing entity).
EBITDA means, in relation to any Relevant Period, the total combined operating income (or loss) of the Group for that Relevant Period:
(j)	excluding any royalty expenses associated with the royalty agreement between Chromalloy Holland B.V. and Chromalloy Gas Turbine Corporation; and

(k)	adding back all amounts provided for depreciation and amortisation.
Interest Expense means, in relation to any Relevant Period, the aggregate amount of interest (whether or not paid, payable or capitalised) and any other finance charges (whether or not paid or payable) accrued by the Group in that Relevant Period in respect of Total Borrowings including:
(l)	the interest element with respect to capital leases;

(m)	commitment fees;

(n)	amounts in the nature of interest payable in respect of any shares other than equity share capital; and

(o)	prepayment fees,
adjusted by adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements.
Net Borrowings means, as at any particular time, Total Borrowings less Cash and Cash Equivalent Investments at that time.
Relevant Date means the last day of an Accounting Quarter.
Relevant Period means:
(p)	for the purposes of calculating the ratio in 30.1(b), 30.1(c) and 30.1(d) (Financial condition):
(i)	in respect of the Relevant Date occurring on or around 31 March 2006, the period from 1/1/06 — 31/3/06;

(ii)	in respect of the Relevant Date occurring on or around 30 June 2006, the period from 1/1/06 — 30/6/06;

(iii)	in respect of the Relevant Date occurring on or around 30 September 2006, the period from 1/1/06 — 30/9/06; and

(iv)	thereafter, the period of four consecutive Accounting Quarters ending on a Relevant Date occurring on or after 31/12/06; and

(q)	for the purposes of the calculation of EBITDA for the ratio in 30.1(a) (Financial condition), each period of four consecutive Accounting Quarters ending on a Relevant Date occurring on or after 31/12/05.
Senior Debt Service means, in relation to any Relevant Period, the aggregate of:
(r)	Interest Expense for that Relevant Period; and

(s)	scheduled repayments, and any other scheduled payments in the nature of principal, payable by the Group in that Relevant Period but excluding repayments under Facility B where such amount remains available to be drawn under Facility B, in each case, under or in respect of Indebtedness for Borrowed Money under the Finance Documents.
Total Borrowings means, as at any particular time, the aggregate outstanding principal, capital or nominal amount of the Indebtedness for Borrowed Money of members of the Group, other than any Indebtedness for Borrowed Money to the extent that such Indebtedness for Borrowed Money is supported by any Letter of Credit.
For this purpose, any amount outstanding or repayable in a currency other than U.S. dollars shall on that day be taken into account in its U.S. dollars equivalent at the rate of exchange required under US GAAP.
Total Debt Service means, in relation to any Relevant Period, the aggregate of:
(t)	Interest Expense for that Relevant Period;

(u)	scheduled repayments, and any other scheduled payments in the nature of principal, payable by any member of the Group in that Relevant Period in respect of Indebtedness for Borrowed Money under the Finance Documents;

(v)	any dividend payments made to any person which is not a member of the Group;

(w)	all capital payments falling due in relation to any lease that would be treated as a finance lease or a capital lease;

(x)	any royalty expenses associated with the royalty agreement between Chromalloy Holland B.V. and Chromalloy Gas Turbine Corporation;

(y)	any interest or other finance charges (whether or not paid or payable) accrued by a member of the Group to any Subsidiary of the Obligors’ Agent which is not a member of the Group; and

(z)	any scheduled repayments and other scheduled payments in the nature of principal payable by any member of the Group to a Subsidiary of the Obligors’ Agent which is not a member of the Group.
Working Capital means, at any time, the current assets of the Group being realisable within one year (other than Cash and Cash Equivalent Investments) less current liabilities due within one year (other than Indebtedness for Borrowed Money).

25       General undertakings
(a)	The undertakings in this clause 31 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

(b)	Clauses 31.1 (Authorisations), 31.2 (Compliance with laws) and 31.11 (Pari passu ranking) shall apply to Sequa. The remaining provisions of this clause 31 shall be read and construed as though Sequa was not an Obligor.
25.1   Authorisations
(a)	Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will) promptly obtain, comply with and do all that is necessary to maintain in full force and effect (and supply certified copies to the Agent of) any Authorisation required under any applicable law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence in the Relevant Jurisdictions of any Finance Document (subject in each case to the Reservations); and

(iii)	enable it to carry on its business as it is being conducted from time to time if failure to obtain, comply with or maintain any such Authorisation could reasonably be expected to have a Material Adverse Effect.
(b)	The relevant Obligor shall ensure that the Perfection Requirements are complied with promptly and in any event before the final date on which it is necessary to carry out any such Perfection Requirement in order to achieve the relevant perfection, protection or priority of any Security Document.
25.2   Compliance with laws
Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will) comply in all respects with all laws to which it may be subject, if failure so to comply could reasonably be expected to have a Material Adverse Effect.
25.3   Taxes
(a)	Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will) pay all Taxes required to be paid by it within the time period allowed for payment without incurring any penalties for non-payment.

(b)	Paragraph (a) above does not apply to any Taxes:
(i)	being contested by the relevant member of the Group in good faith and in accordance with the relevant procedures;

(ii)	for which adequate reserves are being maintained in accordance with US GAAP; and

(iii)	where payment can be lawfully withheld and will not result in the imposition of any material penalty nor in any Security ranking in priority to the claims of any Finance Party under any Finance Document or to any Security created under any Security Document (and provided that this paragraph (iii) does not apply to the Security listed in schedule 8 (Existing Security) after the date of the first Utilisation under this Agreement).
(c)	No member of the Group may change its residence for Tax purposes.
25.4   Negative pledge
(a)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) create or permit to subsist any Security or Quasi Security over any of its assets.

(b)	Paragraph (a) above does not apply to:
(i)	any Security or Quasi Security listed in schedule 8 (Existing Security);

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien or right of set-off (including bankers’ liens) arising by operation of law and in the ordinary course of business;

(iv)	any Security or Quasi Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi Security is removed or discharged within six months of the date of acquisition of such asset;
(v)	any Security or Quasi Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi Security is created prior to the date on which that company becomes a member of the Group, if:
(A)	the Security or Quasi Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi Security is removed or discharged within six months of that company becoming a member of the Group;
(vi)	the Security or Quasi Security created pursuant to any Finance Document;

(vii)	any netting or set-off arrangement entered into by any member of the Group under a Hedging Document (or other derivative transaction not prohibited by this Agreement);

(viii)	any retention of title, hire purchase or conditional sale arrangements or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of its trading and on the supplier’s standard or usual terms;

(ix)	any sale, transfer or other disposal of any asset by an Obligor to another Obligor on terms that it may be leased to or re-acquired by that or another Obligor;

(x)	Security or Quasi Security granted by an Obligor in favour of another Obligor;

(xi)	any Security or Quasi Security constituted by a finance lease permitted by the terms of clause 31.16(b)(viii) (Financial Indebtedness) over the asset which is the subject of such finance lease;

(xii)	any Security or Quasi Security over any rental deposit granted by any member of the Group to the holders of the freehold or leasehold interest in real property;

(xiii)	any easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Obligor;

(xiv)	any Security over the relevant machinery, equipment or vehicles to secure Financial Indebtedness of the type described in clause 31.16(b)(xi) (Financial Indebtedness);

(xv)	any Security or Quasi Security by Chromalloy (Thailand) Ltd in favour of Bangkok Bank over a deposit of up to US$28,500,000 (or its equivalent in Thai Baht) securing the loan by Bangkok Bank to Chromalloy Holding (Thailand) Ltd as described in the Funds Flow Memorandum; and

(xvi)	any Security or Quasi Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi Security given by any member of the Group other than any permitted under paragraphs (i) to (xv) above) does not exceed U.S.$8,000,000 (or its equivalent in another currency or currencies).
25.5   Disposals
(a)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal of assets:
(i)	made in the ordinary course of trading of the disposing entity;

(ii)	in exchange for (or the proceeds of which are used to purchase within 12 months of the date of the disposal) other assets comparable or superior as to type, value and quality;

(iii)	from a member of the Group to an Obligor;

(iv)	from a member of the Group which is not an Obligor to another member of the Group;

(v)	which are obsolete or redundant vehicles, plant, machinery or equipment;

(vi)	which are Cash where that disposal is not otherwise prohibited by the Finance Documents;

(vii)	which are Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(viii)	arising as a result of the creation of any Security or Quasi Security permitted under clause 31.4 (Negative pledge);

(ix)	pursuant to any Permitted Reorganisation;

(x)	which is a Permitted Joint Venture Transaction;

(xi)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (x) above) does not exceed:
(A)	2.5% of the market value of the assets of the Group (or its equivalent in another currency or currencies) in any Financial Year; or

(B)	U.S.$35,000,000 in aggregate since the date of this Agreement; or
(xii)	pursuant to a Permitted Disposal.
25.6   Mergers and Acquisitions
(a)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) enter into any amalgamation, demerger, merger, joint venture, consolidation or corporate reconstruction.

(b)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will):
(i)	invest in or acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing).
(c)	Paragraphs (a) and (b) above do not apply to:
(i)	any Permitted Reorganisation;

(ii)	any acquisitions or investments by a member of the Group arising as a result of a disposal by that or another member of the Group permitted under clause 31.5(b) (Disposals);

(iii)	the incorporation of a company which on incorporation becomes a Subsidiary of a member of the Group;

(iv)	investments in or the acquisition of securities which are Cash Equivalent Investments;

(v)	a Permitted Joint Venture Transaction;

(vi)	the proposed acquisition by Warwick International Group Limited as notified to the Arranger prior to the date of this Agreement; or

(vii)	any acquisition or investment not referred to above, the value of which:
(A)	does not exceed U.S.$10,000,000; and

(B)	when aggregated with the value of all other acquisitions made by members of the Group in that Financial Year does not exceed U.S.$20,000,000.
25.7   Change of business
Each Unit Parent shall procure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.
25.8   Insurance
Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent usually insured against by prudent companies located in the same or a similar location and carrying on a similar business.
25.9   Environmental undertakings
Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will):
(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business; and

(c)	comply with the terms of all those Environmental Licences,
in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.
25.10   Environmental claims
Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will) promptly notify the Agent of any claim made against it in respect of any actual or alleged breach of or liability under Environmental Law which is reasonably likely to be adversely determined, and if adversely determined could reasonably be expected to have a Material Adverse Effect.
25.11   Pari passu ranking
Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.
25.12   Assets
Each Obligor shall (and each Unit Parent shall ensure that each other member of its Unit will) maintain in good working order and condition (ordinary wear and tear excepted) all its assets necessary for the conduct of its business as conducted from time to time where failure to do so could reasonably be expected to have a Material Adverse Effect.
25.13   Subordination of inter-group loans
Each Obligor shall ensure that any loan made to it by its Holding Company or any shareholder of it or its Holding Company (other than a loan made to it by any other Obligor) is at all times fully and effectively subordinated on insolvency pursuant to the Finance Documents.
25.14   Loans or credit
(a)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:
(i)	any trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	a loan made by an Obligor to another Obligor;

(iii)	a loan made by a member of the Group which is not an Obligor to an Obligor (provided that it is subordinated in accordance with clause 31.13 (Subordination of inter-group loans)); or

(iv)	a loan made by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor;

(v)	loans made under an Intra-Group Loan Agreement;

(vi)	a loan made in the ordinary course of business by a member of the Group to an employee or director of a member of the Group if the amount of that loan, when aggregated with the amount of all loans to employees and directors of member of the Group and the amount of all guarantees referred to in clause 31.16(b)(v) (Financial Indebtedness) does not exceed U.S.$500,000;

(vii)	any Permitted Joint Venture Transaction;

(viii)	any loan listed in schedule 15 (Existing Loans granted by members of the Group) provided that any such loan will only be permitted under this paragraph (viii) up to the principal amount specified for that loan in that Schedule (and provided that this does not limit the ability of any Obligor(s) to increase the amount of such loan(s), to the extent permitted under paragraph (ix) below); and
(ix)	any loan not falling within paragraphs (i) to (viii) above the aggregate principal amount of which at any time does not, when aggregated with the aggregate principal amount of the Financial Indebtedness under any such loans and the aggregate liability (whether actual or contingent) of any guarantees at that time which are permitted under clause 31.15(b)(vii) (Guarantees), exceed U.S.$10,000,000 (or its equivalent in another currency or currencies).
25.15   Guarantees
(a)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) issue or allow to remain outstanding any guarantee.

(b)	Paragraph (a) above does not apply to:
(i)	any guarantee arising under the Finance Documents;

(ii)	guarantees referred to in clause 31.14(b) (Loans or credit);

(iii)	any performance or non-financial product guarantee which is issued in respect of the obligations of another member of the Group and is required to be issued or outstanding in the ordinary course of trading of that member of the Group and which is not in respect of Financial Indebtedness;

(iv)	any guarantee issued by an Obligor in respect of the Financial Indebtedness of another Obligor, where that Financial Indebtedness is permitted under clause 31.16 (Financial Indebtedness);

(v)	any guarantee issued by a member of the Group (which is not an Obligor) in respect of the Financial Indebtedness of another member of the Group, where that Financial Indebtedness is permitted under clause 31.16 (Financial Indebtedness);

(vi)	any guarantee by a member of the Group which is a Permitted Joint Venture Transaction; or

(vii)	any guarantee not falling within paragraphs (i) to (vi) above where the aggregate liability (whether actual or contingent) of members of the Group under all such guarantees does not, when aggregated with the aggregate principal amount of any loans outstanding at that time which are permitted under clause 31.14(b)(ix) (Loans or credit), at any time exceed U.S.$10,000,000 (or its equivalent in another currency or currencies).
25.16   Financial Indebtedness
(a)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) incur (or agree to incur) or allow to remain outstanding any Financial Indebtedness.

(b)	Clause 31.16(a) above does not apply to:

(i)	any Financial Indebtedness arising under any Finance Document;

(ii)	any Financial Indebtedness arising under a Hedging Document;

(iii)	any Financial Indebtedness outstanding at any time incurred with the prior written consent of the Majority Lenders;

(iv)	any Financial Indebtedness in respect of a derivative transaction permitted under clause 31.20 (Hedging);

(v)	any Financial Indebtedness which arises under or in respect of a guarantee given by a member of the Group for the liabilities or obligations of an employer, director or officer of any member of the Group if the maximum actual and contingent liability under that guarantee, when aggregated with the amount of all loans and guarantee obligations referred to in clause 31.14(b)(vi) (Loans or credit) does not exceed U.S.$500,000;

(vi)	any Financial Indebtedness which arises under or in respect of a guarantee entered into by any member of the Group in favour of a bank in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (and provided that any net Financial Indebtedness of the Group as a result of those arrangements is permitted under clause 31.16(b)(xvi) below;

(vii)	any Financial Indebtedness which arises as a result of the creation of any Security or Quasi Security permitted under clause of clause 31.4(b)(ix) (Negative pledge);

(viii)	any Financial Indebtedness owed by one member of the Group to another and permitted under clause 31.14 (Loans or credit);

(ix)	a loan made by the Obligors’ Agent (or any subsidiary of the Obligors’ Agent, other than a member of the Group) to an Obligor, provided that it is subordinated in accordance with clause 31.13 (Subordination of inter-group loans);

(x)	any Financial Indebtedness arising in respect of deferred consideration payable for an acquisition not prohibited by the terms of this Agreement;

(xi)	any Financial Indebtedness incurred to finance the acquisition, construction or development of any machinery, equipment or rolling stock where (A) the recourse of the persons providing such financing is limited to the assets financed and the revenues to be generated by the operation of, or loss or damage to, such assets and (B) such Financial Indebtedness is not guaranteed by any Obligor and provided that the aggregate outstanding principal amount of such Financial Indebtedness across the Group does not at any time exceed U.S.$5,000,000 (or its equivalent in another currency or currencies);

(xii)	until no later than the date of the first Utilisation of the Facilities (or, if later, to the extent covered by a Letter of Credit under this Agreement), any Financial Indebtedness under the Existing HSBC Facility (provided that the Existing HSBC Facility will cease to be permitted upon HSBC Bank PLC (or one of its Affiliates) becoming a Lender under this Agreement);

(xiii)	any Financial Indebtedness arising under a finance or capital lease the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other finance or capital lease entered into by members of the Group does not at any time exceed U.S.$5,000,000 (or its equivalent in another currency or currencies);

(xiv)	any Financial Indebtedness arising in respect of the loan of up to $28,500,000 (or its equivalent in Thai Baht) from Bangkok Bank to Chromalloy Holding (Thailand) Ltd as described in the Funds Flow Memorandum;

(xv)	any Financial Indebtedness owed to Bangkok Bank by Chromalloy (Thailand) Ltd. and existing on the date of this Agreement, up to a maximum aggregate amount of Baht 32,000,000; or

(xvi)	any Financial Indebtedness (other than any Financial Indebtedness falling within paragraph (g) of the definition of Financial Indebtedness) not falling within clauses 31.16(b)(i) to 31.16(b)(xv) above, the aggregate outstanding principal amount of which across the Group does not at any time exceed U.S.$25,000,000 (or its equivalent in another currency or currencies).
25.17   Restricted payments
(a)	No Unit Parent shall:
(i)	declare, pay or make any dividend or other payment or distribution of any kind on or in respect of any of its shares; or

(ii)	reduce, return, purchase, repay, cancel or redeem any of its shares.
(b)	No Obligor shall pay any interest, principal or other amount in respect of any Financial Indebtedness owed to the Obligors’ Agent or any Subsidiary of the Obligors’ Agent which is not a member of the Group.

(c)	Clauses 31.17(a) and 31.17(b) above do not apply to:
(i)	any dividend which has been financed by Loan(s) under this Agreement (or by loan(s) under the Intra-Group Loan Agreements) or which are shown in the Funds Flow Memorandum; or

(ii)	any dividend, distribution or other payment (including, without limitation, payment of interest or principal on Financial Indebtedness and any distribution out of freely distributable reserves of Chromalloy Gas Turbine Europa B.V.), provided that no Default is continuing or would arise as a result of that dividend or other payment, including, without limitation, under clause 30 (Financial covenants).
25.18   Guarantor cover test
(a)	Subject to clause 31.18(b) below, each Unit Parent shall ensure that:
(i)	at all times from the date of this Agreement, the aggregate pre-tax profit, assets and turnover of the Obligors (in each case calculated on an unconsolidated basis) is at least 80% respectively of the combined pre-tax profit, assets and turnover of the Group as evidenced by the Combined

Group Accounts most recently delivered under clause 29.1(a) (Annual financial statements) or clause 29.2 (Quarterly financial statements); and
(ii)	all Material Subsidiaries are Guarantors and shall remain Guarantors for so long as they remain Material Subsidiaries or are required to form part of the guaranteeing group in order to ensure compliance with clause 31.18(a) above.
(b)	If additional Subsidiaries of the Group are required to become Guarantors in order to ensure compliance with clauses 31.18(a)(i) or 31.18(a)(ii) above, each Unit Parent shall ensure that such Subsidiaries become Guarantors in accordance with clause 34.2 (Additional Guarantors) within 30 days of such requirement arising (or, if later, within 30 days of delivery of Combined Group Accounts demonstrating that such a requirement has arisen).
25.19   Pensions
(a)	Each Unit Parent shall ensure that all pension schemes maintained or operated by or for the benefit of any member of its Unit and/or any of its employees:
(i)	are maintained and operated in all material respects in accordance with all applicable laws and contracts and any applicable arrangements or undertakings entered into with or approved by the Regulator and their governing provisions; and

(ii)	are funded substantially in accordance with the governing provisions of the scheme with any funding shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions and the Business Plan.
(b)	Each Unit Parent shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes relating to its Unit referred to in clause 31.19(a) above paid or required to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

(c)	Except for Warwick International Group Pension Scheme and the CUK Limited Retirement Benefits Scheme, each Unit Parent shall ensure that no member of its Unit is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of a Defined Benefit Pension Scheme or “connected” with or an “associate” of (as those terms are used in sections 39 or 43 of the Pensions Act 2004) such an employer.

(d)	Each Unit Parent shall ensure that all Defined Benefit Pension Schemes operated by or maintained for the benefit of members of its Unit and/or any of its employees are funded based on the minimum funding requirement under section 56 of the Pensions Act 1995 or the statutory funding objective under section 222 of the Pensions Act 2004 and that all employer contributions (as defined in section 17 of the Pensions Act 2004) towards each Defined Benefit Pension Scheme are paid on or before their due date (as defined in section 17 of the Pensions Act 2004).

(e)	Each Unit Parent shall promptly notify the Agent of any material change in the rate of employer contributions to any Defined Benefit Pension Schemes relating to its Unit mentioned in clause 31.19(c) above, paid or recommended to be paid (whether by the scheme actuary or otherwise) or required by law or otherwise.

(f)	Each Obligor shall immediately notify the Agent of any investigation or proposed investigation by the Regulator which is reasonably likely to lead to the issue of a Financial Support Direction or a Contribution Notice to it or any member of the Group or of the Regulator taking any other action which would have a Material Adverse Effect in relation to the Group.

(g)	Each Obligor shall immediately notify the Agent if it receives a Financial Support Direction or a Contribution Notice from the Regulator.

(h)	Each Unit Parent shall ensure that no action or omission is taken by any member of its Unit in relation to a Defined Benefit Pension Scheme which will or is reasonably likely to lead to the occurrence of a Pensions Event.
25.20   Hedging
(a)	At or before the time that any member of a Unit enters into any Hedging Document with a Hedging Bank, the relevant Unit Parent shall ensure that the counterparty accedes as a Hedging Bank in accordance with clause 33.8 (Hedging Banks).

(b)	No Obligor shall (and each Unit Parent shall ensure that no other member of its Unit will) enter (or agree to enter) into any derivative transaction, unless such derivative transaction is to hedge actual or projected interest rate or foreign exchange exposures arising in the ordinary course of trading of a member of the Group and is not for speculative purposes.
25.21   Dutch Borrowers
Each Dutch Borrower shall ensure that it complies with the Dutch Banking Act and, to the extent applicable, any regulations promulgated thereunder.
25.22   Professional Market Party
(a)	Each Lender represents and warrants for the benefit of each Dutch Borrower that it qualifies as, and will at all times be, a Professional Market Party.

(b)	Subject to clause 31.22(c) below, each Existing Lender (as defined in clause 33.1 (Assignments and transfers by the Lenders)) shall notify the Obligors’ Agent and any Dutch Borrower promptly of any proposed transfer or assignment, even in circumstances where the consent of the Obligors’ Agent is not required under clause 33.2(a) (Conditions of assignment or transfer) and the Existing Lender shall provide each Dutch Borrower with information in respect of the proposed New Lender (as defined in clause 33.1 (Assignments and transfers by the Lenders)) reasonably required by that Dutch Borrower with a view to enabling that Dutch Borrower to verify the Professional Market Party status of such proposed New Lender at least five Business Days prior to the proposed Transfer Date or assignment date pursuant to which the proposed New Lender would become a New Lender under this Agreement.

(c)	The Existing Lender shall not be required to provide a Dutch Borrower with information where the Professional Market Party status of a New Lender can be determined by a Dutch Borrower on the basis of the New Lender’s entry in a public register (including on-line registers available on the internet) of the Dutch Central Bank, or a public register of a regulator of a country referred to in Clause 1.e.11 of the Dutch Banking Act Exemption Regulation exercising supervision over the

     Professional Market Party, or to the extent accessible via the internet and correctly reflected therein.
25.23   Conditions subsequent
Each Unit Parent shall ensure that each of the documents and evidence listed in schedule 16 (Conditions subsequent) is supplied to the Agent, and each of the undertakings set out in schedule 16 (Conditions subsequent) is complied with, in each case, by the time specified in that schedule.
26       Events of Default
Each of the events or circumstances set out in this clause 32 is an Event of Default.
26.1    Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.
26.2    Financial covenants
Any requirement of clause 30 (Financial covenants) is not satisfied.
26.3    Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (applicable to it, in the case of Sequa only) (other than those referred to in clause 32.1 (Non-payment) and clause 30 (Financial covenants)).

(b)	No Event of Default in relation to clause 31.1(a) (Authorisations) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Obligors’ Agent or any Obligor becoming aware of the failure to comply.
26.4   Misrepresentation
Any representation or statement made or deemed to be made by an Obligor:
(a)	in the Finance Documents is or proves to have been incorrect or misleading; or

(b)	pursuant to any certificate or other document delivered by or on behalf of any Obligor pursuant to any Finance Document is not accurate or is misleading, in each case in any material respect when made or deemed to be made unless the underlying circumstances (if capable of remedy) are remedied within 15 Business Days of the earlier of the Agent giving notice to the relevant Obligor or any Obligor becoming aware of the underlying circumstances.

26.5   Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this clause 32.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 32.5(a) to 32.5(d) above is less than U.S.$2,500,000 (or its equivalent in any other currency or currencies).
26.6   Insolvency
(a)	Sequa or a Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends, or threatens to suspend, making payments on any of its debts (or any class of them) or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (or any class of them) with a view to rescheduling any of its indebtedness (provided that, for the purposes of this clause 32.6(a), no Material Subsidiary shall be deemed to be unable to pay its debts by reason only of Section 123(i)(a) of the Insolvency Act 1986, in respect of a written demand for less than U.S.$1,000,000 or its equivalent in other currencies).

(b)	The value of the assets of Sequa or any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of Sequa or any Material Subsidiary.
26.7   Insolvency proceedings
(a)	Subject to clause 32.7(b) below, any corporate action, legal proceedings or other constitutional or legal procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Subsidiary other than a Permitted Reorganisation of Sequa or a member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of Sequa or any Material Subsidiary;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of Sequa or any Material Subsidiary or any of its assets; or
(iv)	enforcement of any Security over any assets of Sequa or any Obligor having an aggregate value of at least U.S.$400,000, or any analogous procedure or step is taken in any jurisdiction.
(b)	Clause 32.7(a) above shall not apply to any corporate action, legal proceedings or other constitutional or legal procedure or step which is frivolous or vexatious and which is discharged, stayed or dismissed within 10 Business Days of its commencement (or in the case of a Material Subsidiary incorporated in the Netherlands, within 20 Business Days of its commencement).
26.8   Creditors’ process
Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group and, if capable of discharge, is not discharged within 10 Business Days or in the case of a Dutch pre-judgement attachment (conservatoir beslag), within 20 Business Days.
26.9   Ownership of the Obligors
(a)	Subject to clause 32.9(b) below, an Obligor other than Sequa is not or ceases to be a wholly owned Subsidiary of the Obligors’ Agent or an Obligor other than Sequa is not or ceases to be a wholly-owned Subsidiary of the Unit Parent of which it is expressed to be a Subsidiary in the Group Structure Chart without the prior consent of the Majority Lenders.

(b)	There shall be no breach of clause 32.9(a) above, as a result of:
(i)	6 individuals owning 1 share each in Chromalloy (Thailand) Ltd;

(ii)	6 individuals owning 1 share each in Chromalloy Holding (Thailand) Company Ltd; or

(iii)	a Permitted Disposal.
26.10    Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.
26.11   Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.
26.12   Security and guarantees
Any Security Document or any guarantee in or any subordination under any Finance Document is not in full force and effect or any Security Document does not create in favour of the Security Agent for the benefit of the Finance Parties the Security which it is expressed to create with the ranking and priority it is expressed to have in a manner and to an extent reasonably considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties.
26.13   Material adverse change
An event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect.
26.14   Cessation of business
Any Obligor suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business save as a result of a Permitted Reorganisation and with the prior consent of the Majority Lenders.
26.15   Litigation
Any litigation, arbitration, proceeding or dispute is started or threatened which is reasonably likely to be adversely determined and would reasonably be expected to have a Material Adverse Effect.
26.16   Pensions Event
Any Pensions Event occurs or is reasonably likely to occur and such Pensions Event could reasonably be expected to have a Material Adverse Effect.
26.17   Acceleration
(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Obligors’ Agent:
(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Utilisations be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and

(iv)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable.
(b)	Promptly after being notified by the Agent of the date of an acceleration pursuant to clause 32.17(a) above each Ancillary Lender shall by notice to the Borrowers:
(i)	cancel its Ancillary Commitment whereupon it shall immediately be cancelled;

(ii)	declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of each Letter of Credit issued by that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be immediately due and payable, whereupon they shall become immediately due and payable; and/or
(iii)	declare that all or the corresponding part of the utilisations under any Ancillary Facility provided by that Ancillary Lender, together with accrued interest, full cash cover in respect of each Letter of Credit issued by that Lender under that Ancillary Facility, and all or the corresponding part of all other amounts accrued or outstanding in respect of that Ancillary Facility be payable upon demand, whereupon they shall immediately become payable on demand by that Ancillary Lender (on the instructions of the Agent, if so directed by the Majority Lenders).
26.18   ERISA
In the case of Sequa only:
(a)	In the case of Sequa only:

(b)	any event or events described in paragraph (c) result(s) in the imposition of or granting of security, or the incurring of a liability or a material risk of incurring a liability; and

(c)	that security or liability, individually and/or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect.
(i)	any ERISA Event occurs;

(ii)	Sequa or any ERISA Affiliate incurs or is likely to incur a liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201,4204 or 4212(c) of ERISA;

(iii)	with respect to each Employee Plan subject to Title IV of ERISA, the ABO funded ratio (defined for this purpose as the fair market value of the assets of such plan divided by its accumulated benefit obligation) is less than 75 per cent. The calculation of such ratio shall be computed using the actuarial assumptions and methods used by the actuary to the Employee Plan in its most recent valuation of such plan; or

(iv)	Sequa or any ERISA Affiliate incurs a liability to or on account of an Employee Plan under Section 409, 502(i) or 502(l) of ERISA or Section 401 (a)(29), 4971 or 4975 of the Internal Revenue Code
27       Changes to the Lenders
27.1   Assignments and transfers by the Lenders
Subject to this clause 33, a Lender (the Existing Lender) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

27.2	Conditions of assignment or transfer
(a)	The consent of the Obligors’ Agent is required for an assignment or transfer by an Existing Lender, unless:
(i)	the assignment or transfer is to another Lender or an Affiliate of a Lender; or

(ii)	an Event of Default is continuing.
(b)	The consent of each Fronting Bank is required for any assignment or transfer of an Existing Lender.

(c)	The consent of the Obligors’ Agent to an assignment or transfer must not be unreasonably withheld or delayed. The Obligors’ Agent will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Obligors’ Agent within that time.

(d)	The consent of the Obligors’ Agent to an assignment or transfer may be withheld if:
(i)	the assignment or transfer would result in a material increase to the Mandatory Cost unless the proposed New Lender will be lending from a Facility Office in the United Kingdom; or

(ii)	the proposed New Lender is not a Professional Market Party.
(e)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(f)	A transfer will only be effective if the procedure set out in clause 33.5 (Procedure for transfer) is complied with.

(g)	Any assignment or transfer by an Existing Lender to a New Lender shall only be effective if it transfers or assigns the Existing Lender’s share of each Facility pro rata unless the Agent agrees otherwise.

(h)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 22 (Tax gross-up and indemnities) or clause 23 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

27.3	Assignment or transfer fees
(a)	The New Lender shall, on the date upon which an assignment or transfer takes effect other than in respect of a transfer by a Lender to its Affiliates, pay to the Agent (for its own account) a fee of £1,000.

(b)	The New Lender shall, promptly upon request of the Agent, pay the costs and expenses relating to any Security or Security Document governed by Thai law, in connection with the assignment or transfer to that New Lender, to the extent such costs and expenses are for the account of that New Lender pursuant to clause 26.4(b) (Security Agent expenses).
27.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or other person;

(iii)	the performance and observance by any Obligor or other person of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities and any other person whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this clause 33; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor or any other person of its obligations under the Finance Documents or otherwise.
27.5	Procedure for transfer
(a)	Subject to the conditions set out in this clause 33 a transfer is effected in accordance with clause 33.5(c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender, the other Lenders, the Fronting Banks and any relevant Ancillary Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent, the Fronting Banks, any relevant Ancillary Lender and the Existing Lender shall each be released from further obligations to each other under the Finance Documents;

(iv)	the New Lender shall become a Party as a “Lender”; and

(v)	the New Lender agrees that it shall be bound by clause 31.22 (Professional Market Party).

27.6	Copy of Transfer Certificate to the Obligors’ Agent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Obligors’ Agent a copy of that Transfer Certificate.

27.7	Authorisation

Each of the Parties authorises the Agent to sign each Transfer Certificate on its behalf and will provide each letter of consent or other documents that the Agent or the Security Agent may reasonably require in connection with this authorisation.

27.8	Hedging Banks
(a)	Any person which is a Lender (or an Affiliate of a Lender) which has entered into a Hedging Document with a Borrower may as described in this clause 33.8 accede to this Agreement as Hedging Bank in respect of that Hedging Document, for the purpose of sharing in any recoveries under the Security Documents in respect of any liabilities owed to that Hedging Bank by the relevant Obligor under that Hedging Document. That person shall become a Hedging Bank by:
(i)	delivery to the Security Agent of a duly completed and signed Hedging Bank Accession Letter; and

(ii)	the Security Agent executing that Hedging Bank Accession Letter.
(b)	The Security Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Hedging Bank Accession Letter appearing on its face to comply with the terms of this Agreement delivered in accordance with the terms of this Agreement, execute the Hedging Bank Accession Letter.

(c)	The rights or obligations of any person as Hedging Bank are separate and independent from any rights or obligations it may have as a Lender or in any other capacity under the Finance Documents.

(d)	Each Hedging Bank confirms and undertakes to each other Finance Party (and without giving any rights to any Obligor) that:
(i)	the Security Agent may act as described in clause 35.8 (Majority Lenders’ instructions), and the Hedging Bank has no right (in its capacity as such) to give any instructions to the Security Agent, including to take any action under the Security Documents; and

(ii)	it will notify the Agent promptly of any default by any Obligor under the Hedging Document.
27.9	Fronting Banks
(a)	Any person which is a Lender may as described in this clause 33.9 accede to this Agreement as a Fronting Bank. That person shall become a Fronting Bank by:
(i)	delivery to the Agent of a duly completed and signed Fronting Bank Accession Letter; and

(ii)	the Agent executing that Fronting Bank Accession Letter.

(b)	The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Fronting Bank Accession Letter appearing on its face to comply with the terms of this Agreement delivered in accordance with the terms of this Agreement, execute the Fronting Bank Accession Letter.
27.10	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to clauses 33.10(a) and 33.10(b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking. This clause 33 supersedes any previous agreement relating to the confidentiality of this information.

28	Changes to the Obligors

28.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

28.2	Additional Guarantors
(a)	Subject to compliance with the provisions of clauses 29.7(c) and 29.7(d) (“Know your customer” checks), the Obligors’ Agent may request that any wholly owned Subsidiary of a Unit Parent become an Additional Guarantor. That Subsidiary and/or any Subsidiary which is required by this Agreement to become an Additional Guarantor shall become an Additional Guarantor if:
(i)	the Obligors’ Agent delivers to the Agent a duly completed and executed Guarantor Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(b)	The Agent shall notify the Obligors’ Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent).
28.2A	Additional Borrowers
(c)	Subject to compliance with the provisions of clauses 29.7(c) and 29.7(d) (“Know your customer” checks), the Obligor’s Agent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	that Subsidiary is incorporated in the same jurisdiction as an existing Obligor (or all the Lenders approve the jurisdiction in which that Subsidiary is incorporated);

(iii)	the Obligor’s Agent delivers to the Agent a duly completed and executed Accession Letter;

(iv)	the Obligor’s Agent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)	the Agent has received all of the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.
(d)	The Agent shall notify the Obligor’s Agent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in part 2 of schedule 2 (Conditions precedent).
28.2B	Resignation of a Borrower
(e)	The Obligor’s Agent may request that a Borrower (other than the Obligor’s Agent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(f)	The Agent shall accept a Resignation Letter and notify the Obligor’s Agent and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Obligor’s Agent has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents, whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

28.3	Repetition of Representations

Delivery of a Guarantor Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in clauses 28.5 (Validity and admissibility in evidence), 28.7 (Deduction of Tax) and 28.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

28.4	Resignation of a Guarantor
(a)	A Guarantor may request that it ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the other Finance Parties of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Guarantor has confirmed that this is the case).
29	Role of the Agent, the Security Agent and the Arranger

29.1	Appointment of the Agent and the Security Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English law, or any other law from time to time designated by the Security Agent and an Obligor.

(c)	Except as expressly provided in paragraph (b) above, and without limiting or affecting clause 38.11 (Parallel Debt), each other Finance Party appoints the Security Agent to act as security agent under and in connection with the Finance Documents.

(d)	Each other Finance Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(e)	Each other Finance Party authorises each of the Agent and the Arranger to agree, accept and sign on its behalf the terms of any reliance or engagement letter in relation to any Report or any other report or letter provided by any person in connection with the Finance Documents or the transactions contemplated in them.
29.2	Duties of the Agent and the Security Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of schedule 6 (Security agency provisions).

(f)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

29.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger does not have any obligations of any kind to any other Party under or in connection with any Finance Document.

29.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Finance Party under or in connection with any Finance Document.

29.5	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
29.6	Business with the Group

The Agent, the Security Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

29.7	Rights and discretions of the Agent and the Security Agent
(a)	The Agent and the Security Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders or, as the case may be, as security trustee for the Finance Parties) that:
(i)	no Default has occurred;

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Obligors’ Agent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
29.8	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent and the Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent or Security Agent, as the case may be, in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent or Security Agent, as the case may be) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interests of the Lenders.

(e)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
29.9	Responsibility for documentation

None of the Agent, the Security Agent or the Arranger:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
29.10	Exclusion of liability
(a)	Without limiting clause 35.10(b) below, neither the Agent nor the Security Agent will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on this clause 35.
(c)	Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.
29.11	Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of its gross negligence or wilful misconduct) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless it has been reimbursed by an Obligor pursuant to a Finance Document).

29.12	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Obligors’ Agent.

(b)	Alternatively the Agent or the Security Agent may resign by giving notice to the other Finance Parties and the Obligors’ Agent, in which case the Majority Lenders (after consultation with the Obligors’ Agent) may appoint a successor Agent or, as the case may be, Security Agent.

(c)	If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Agent in accordance with clause 35.12(b) above within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Agent (after consultation with the Obligors’ Agent) may appoint a successor Agent or Security Agent.

(d)	The retiring Agent or Security Agent shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents.

(e)	The resignation notice of the Agent or Security Agent shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this clause 35. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Obligors’ Agent, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with clause 35.12(b) above. In this event, the Agent or, as the case may be, the Security Agent shall resign in accordance with clause 35.12(b) above.
29.13	Confidentiality
(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Finance Parties) shall be regarded as acting through its respective agency or security agency or trustee division which in each case shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.
29.14	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with schedule 4 (Mandatory Cost formulae).
29.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
29.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Obligors’ Agent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

29.17	Management time of the Agent and the Security Agent

Any amount payable to the Agent or the Security Agent under clause 24.3 (Indemnity to the Agent and the Security Agent), clause 26 (Costs and expenses) and clause 35.11 (Lenders’ indemnity to the Agent and the Security Agent) shall include the cost of utilising its management time or other resources (where such utilisation of its management time or other resources is in excess of that which could reasonably be expected in the ordinary course of managing the Facilities) and will be calculated on the basis of such reasonable daily or hourly rates as it may notify to the Obligors’ Agent and the Lenders, and is in addition to any fee paid or payable to it under clause 21 (Fees).

29.18	Security agency provisions

The provisions of schedule 7 (Security agency provisions) shall bind each Party.

29.19	Deduction from amounts payable by the Agent or the Security Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents, the Agent or the Security Agent, as the case may be, may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent, as the case may be, would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

30	Conduct of business by the Finance Parties

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

31	Sharing among the Finance Parties
31.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 38 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 38 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 38.5 (partial payments).
31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with clause 38.5 (partial payments).

31.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under clause 37.3(a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to clause 37.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
31.5	Exceptions
(a)	This clause 37 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause 37, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.
32	Payment mechanics

32.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to clause 38.10 (Payments to the Security Agent) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 38.3 (Distributions to an Obligor), clause 38.4 (Clawback) and clause 38.10 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

32.3	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of the Obligor or in accordance with clause 39 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback
(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.
32.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent, the Fronting Banks or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of:
(A)	any accrued interest, fee or commission due but unpaid under this Agreement; and

(B)	any periodical payments (not being payments as a result of termination) due but unpaid to a Hedging Bank under a Hedging Document;
(iii)	thirdly, in or towards payment pro rata of:
(A)	any principal due but unpaid under this Agreement or any Ancillary Facility Document;

(B)	any amount due but unpaid under clause 13.4 (Claims under a Letter of Credit) and clause 13.5 (Indemnities) or any equivalent provision of any Ancillary Facility Document; and

(C)	any payments as a result of termination due but unpaid to a Hedging Bank under a Hedging Document; and
(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents or any Ancillary Facility Document,
provided that the Agent shall not make any such payments to any Ancillary Lender prior to the Agent delivering a notice to the Borrowers pursuant to clause 32.17(a)(ii) or clause 32.17(a)(iv) (Acceleration) or any date on which the Facilities are cancelled under clause 17.2 (Change of control).

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in clauses 32.17(a)(ii) to clause 32.17(a)(iv) above.

(c)	Clauses 38.5(a) and 38.5(b) above will override any appropriation made by an Obligor.
32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
32.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.8	Currency of account
(a)	Subject to clauses 38.8(b) to 38.8(e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
32.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Obligors’ Agent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Obligors’ Agent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
32.10	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:
(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document, in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.
32.11	Parallel Debt
(a)	Each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent amounts equal to any amounts owing from time to time by that Obligor to any Finance Party under any Finance Document as and when those amounts are due.

(b)	Each Obligor and the Security Agent acknowledge that the obligations of each Obligor under clause 38.11(a) above are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of that Obligor to any Finance Party under any Finance Document (its Corresponding Debt) nor shall the amounts for which each Obligor is liable under clause 38.11(a) above (its Parallel Debt) be limited or affected in any way by its Corresponding Debt provided that:
(i)	the Parallel Debt of each Obligor shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged;

(ii)	the Corresponding Debt of each Obligor shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii)	the amount of the Parallel Debt of an Obligor shall at all times be equal to the amount of its Corresponding Debt.
(c)	For the purpose of this clause 38.11, the Security Agent acts in its own name and not as a trustee or agent, and its claims in respect of the Parallel Debt shall not be held on trust. The Security granted under the Finance Documents to the Security Agent to secure the Parallel Debt is granted to the Security Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust nor shall it be held by the Security Agent as agent.
(d)	All monies received or recovered by the Security Agent pursuant to this clause 38.11, and all amounts received or recovered by the Security Agent from or by the enforcement of any Security granted to secure the Parallel Debt, shall be applied in accordance with clause 38.5 (partial payments).
(e)	Without limiting or affecting the Security Agent’s rights against the Obligors (whether under this clause 38.11 or under any other provision of the Finance Documents), each Obligor acknowledges that:
(i)	nothing in this clause 38.11 shall impose any obligation on the Security Agent to advance any sum to any Obligor or otherwise under any Finance Document, except in its capacity as Lender; and

(ii)	for the purpose of any vote taken under any Finance Document, the Security Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a Lender.
33	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

34	Notices

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Obligors’ Agent, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, the Original Fronting Bank and the Security Agent, that identified with its name below, or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.
34.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 40.2 (Addresses), if addressed to that department or officer.
(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this clause 40 will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices from the Agent to an Obligor (unless given through the Obligors’ Agent) shall be copied to the Obligors’ Agent, provided that, the failure of the Agent to comply with this paragraph shall not invalidate the relevant notice nor shall the Agent be liable to any Party for any such failure.
34.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to clause 40.2 (Addresses) or when changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document or a Security Document.
35	Calculations and certificates

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38	Amendments and waivers
38.1	Required consents
(a)	Subject to clause 44.2 (Exceptions) and clause 44.1(c) below, any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause.

(c)	The Security Agent may on behalf of any Party (and is hereby authorised by each Party to) release any Security created pursuant to any Security Document or any Charged Assets to the extent necessary to effect a Permitted Reorganisation or a disposal permitted by clause 31.5 (Disposals) or as provided in any Security Document.
38.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of Majority Lenders in clause 7.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with clause 34 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	clause 8.2 (Finance Parties’ rights and obligations), clause 33 (Changes to the Lenders), clause 37 (Sharing among the Finance Parties) or this clause 44; or

(viii)	the release of any Security created pursuant to any Security Document or of any Charged Assets (except as necessary to effect a Permitted Reorganisation or in respect of Charged Assets which are to be disposed of by a disposal permitted by clause 31.5 (Disposals) or as provided in any Security Document), shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, a Fronting Bank, the Arranger or an Ancillary Lender may not be effected without the consent of the Agent, the Security Agent, that Fronting Bank or, as the case may be, the Arranger.

(c)	Any amendment or waiver to any Hedging Document or this clause 44, to the extent it affects the rights of a Hedging Bank, shall require the consent of the relevant Hedging Bank.
39	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

40	Governing law

This Agreement is governed by English law.

41	Enforcement

41.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This clause 47.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
41.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales) and the Obligors’ Agent:
(i)	irrevocably appoints Warwick International Group Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor or the Obligors’ Agent of the process will not invalidate the proceedings concerned.
(b)	Warwick International Group Limited hereby accepts its appointment as agent for service of process pursuant to clause 47.2(a) above.
Signed by the parties or their duly authorised representatives on the date of this Agreement.

Schedule 1
The Original Parties
Part 1 — The Original Obligors

	Jurisdiction of	Registration number
Name of Original Borrower	incorporation	(or equivalent, if any)
Warwick International Group Limited	England	2982784
Chromalloy United Kingdom Limited	England	971349
Chromalloy Holland B.V.	The Netherlands	1803091

	Jurisdiction of	Registration number
Name of Original Guarantor	incorporation	(or equivalent, if any)
Sequa Corporation	Delaware, USA	Tax ID Number 13-885030
Warwick International Group Limited	England	2982784
Chromalloy United Kingdom Limited	England	971349
Chromalloy Holland B.V.	The Netherlands	1803091
Sequa Limited	England	2982757
Chromalloy Metal Tectonics Limited	England	1519807
Chromalloy Gas Turbine Europa B.V.	The Netherlands	18019311
Chromalloy (Thailand) Ltd.	Thailand	9768/2532
Chromalloy Holding (Thailand) Ltd.	Thailand	0137 354811369

Part 2 — The Original Lender

	Facility A Commitment	Facility C Commitment
Name of Original Lender	(U.S.$)	(U.S.$)
HSBC Bank plc	48,600,000	45,000,000

Schedule 2
Conditions Precedent
Part 1 — Conditions Precedent to Initial Utilisation
1	Original Obligors

1.1	A copy of the constitutional documents of the Obligors’ Agent and each Original Obligor.

1.2	A copy of a resolution of the board of directors or equivalent body of the Obligors’ Agent and each Original Obligor and, in the case of each Original Obligor which is a Dutch Obligor, a copy of a resolution of its shareholders:
(a)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(b)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
1.3	A specimen of the signature of each person authorised by the resolution referred to in paragraph 1.2 above.
1.4	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party.
1.5	A certificate of each Original Obligor (signed by a director or by the authorised director(s) in the case of each Original Obligor incorporated in Thailand) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.
1.6	A certificate of an authorised signatory of the relevant Original Obligor and the Obligors’ Agent certifying that each copy document relating to it specified in this part 1 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
1.7	In respect of any Dutch Obligor, a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of the Finance Documents, or a certificate from such Dutch Obligor confirming that no such works council advice is required.
1.8	In respect of any Dutch Obligor which has a supervisory board, a resolution of its supervisory board approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party.

2	Security

2.1	A copy of each of the following Security Documents, duly executed, delivered and perfected by the Parties to it:
(a)	Warwick International Group Limited an English law fixed and floating security document.

(b)	Chromalloy United Kingdom Limited an English law fixed and floating security document (excluding share Security over shares in TRT Limited, Turbine Services Limited and Turbine Surface Technologies Limited).

(c)	Chromalloy Holland B.V.:
(i)	Dutch law rights and receivables pledge (including Security over rights under the Intra-Group Loan Agreements);

(ii)	Dutch law moveables pledge;

(iii)	Dutch law mortgage over real estate;

(iv)	Dutch law share pledge over shares in Jamo Precision Components B.V.; and

(v)	Dutch law bank account pledge.
(d)	Sequa Limited an English law fixed and floating security document (including share Security over shares in Warwick International Group Limited).

(e)	Chromalloy Metal Tectonics Limited English law fixed and floating security document (including share Security over shares in Chromalloy United Kingdom Limited).

(f)	Chromalloy Gas Turbine Europa B.V.:
(i)	English law share pledge over shares in Chromalloy Metal Tectonics Limited;

(ii)	Dutch law share pledge over shares in Chromalloy Holland B.V.;

(iii)	Dutch law rights and receivables pledge;

(iv)	Dutch law moveables pledge;

(v)	Dutch law bank account pledge; and

(vi)	Thai law share pledge over shares in Chromalloy Holding (Thailand) Ltd.

(vii)	Chromalloy Holding (Thailand) Ltd.: Thai law share pledge over shares in Chromalloy (Thailand) Ltd.
2.2	The original share certificates (duly executed or endorsed where appropriate) (and in respect of shares in any company incorporated in England and Wales, blank executed stock transfer forms or equivalent means of transferring such shares) in relation to all shares over which Security is expressed to be created by any Security Document governed by English or Thai law.

2.3	In relation to any Dutch law share pledge or any Thai law share pledge, a certified copy of the shareholders’ register relating to the pledged shares.

2.4	Short form reports in relation to the Major UK Real Estate from Shoosmiths.

2.5	An undertaking from Shoosmiths addressed to the Security Agent in the Agreed Form.

2.6	Extracts from the land register evidencing a title in relation to each property subject to a Dutch law mortgage.

2.7	An effective discharge of all existing Security (if any) affecting the Major UK Real Estate and the Major Dutch Real Estate (including, without limitation, delivery to the Agent the relevant forms DS1).

2.8	Notices of Charge or Assignment of Bank Accounts signed by each relevant Chargor all as required by the relevant Security Document.

3	Legal opinions

3.1	A legal opinion of Linklaters, legal advisers to the Arranger, the Security Agent and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.2	If an Original Obligor or the Obligors’ Agent is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

4	Reports

An original of:

4.1	the Accountants’ Report;

4.2	the Business Plan; and

4.3	the Tax Structure Report.

5	Financial information

Certified copies of:

5.1	the Original Financial Statements of each Original Obligor (other than Chromalloy Metal Tectonics Limited);

5.2	historic pro-forma financials for each Original Obligor for the previous three years; and

5.3	the Funds Flow Memorandum.

6	Group Structure

A copy of the Group Structure Chart.

7	Other documents and evidence

7.1	Evidence that any process agent referred to in clause 47.2 (Service of process), if not an Original Obligor, has accepted its appointment.

7.2	Evidence that the fees, costs and expenses then due from each Unit Parent pursuant to clause 21 (Fees), clause 22.5 (Stamp taxes) and clause 26 (Costs and expenses) have been paid or will be paid by the first Utilisation Date which shall, in respect of Chromalloy (Thailand) Ltd., include stamp duties of (i) Baht 10,000 in respect of this Agreement, (ii) Baht 10 in respect of the Guarantee and (iii) Baht 30 per Party in respect of each of the following appointments: the Agent, the Security Agent and the Obligors’ Agent under this Agreement.

7.3	Evidence that each of the following has been duly executed by the parties to it:
(a)	each Fee Letter; and

(b)	the Intra-Group Loan Agreements.
7.4	Any clearance statement obtained from the Pensions Regulator (with all material details of the supporting application).

7.5	A declaration from Willis of New York, Inc. confirming the insurances in place in respect of the Group.

7.6	Deed of release in relation to any Security granted to secure the Existing HSBC Facility.

7.7	Release by HSBC of the obligations of Barclays Bank PLC from its obligations under the Existing HSBC Facility.

7.8	Confirmation from each Lender that it has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
Part 2 — Conditions Precedent to be Delivered by an Additional Guarantor
5	A Guarantor Accession Letter, duly executed by the Additional Guarantor.

6	A copy of the constitutional documents of the Additional Guarantor.

7	A copy of a resolution of the board of directors or equivalent body of the Additional Guarantor and, in the case of each Additional Guarantor which is a Dutch Guarantor, a copy of a resolution of its shareholders:
(a)	approving the terms of, and the transactions contemplated by, the Guarantor Accession Letter and the Finance Documents and resolving that it execute the Guarantor Accession Letter;

(b)	authorising a specified person or persons to execute the Guarantor Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

8	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

9	If the Additional Guarantor is incorporated in England and Wales, or if so required by the Agent, a copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

10	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

11	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this part 2 of schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Letter.

12	In respect of any Dutch Obligor, a copy of the positive unconditional advice of any works council (ondernemingsraad) that under the Works Council Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of the Finance Documents, or a certificate from such Dutch Obligor confirming that no such works council advice is required.

13	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Guarantor Accession Letter or for the validity and enforceability of any Finance Document.

14	If available, the latest audited financial statements of the Additional Guarantor.

15	A legal opinion of Linklaters, legal advisers to the Arranger, the Security Agent and the Agent in England.

16	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arranger, the Security Agent and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

17	If the proposed Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 47.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Guarantor.

18	A copy of each Security Document creating such Security as the Majority Lenders require (consistent with the scope and extent of the security package granted by the Original Obligors), duly executed by the Additional Guarantor and the Security Agent (or, if appropriate, the Finance Parties).

19	All documentation, and/or evidence of all other steps required to perfect those Security Documents as advised to the Security Agent by its legal advisers in each relevant jurisdiction.

20	A copy of the constitutional documents of the Additional Guarantor, if its shares are subject to Security under any Security Document, in the form approved by the Agent, together with any resolutions of the shareholders of the Additional Guarantor adopting such changes to the constitutional documents of the Additional Guarantor as the Agent requires to, among other things, remove any restriction on any transfer of shares or partnership interests (or equivalent) in the Additional Guarantor pursuant to any enforcement of any such Security Document.

21	Confirmation from each Lender that it has carried out and is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

Schedule 3
Requests
Part 1 — Utilisation Request
From:   [Name of relevant Borrower]
To:       HSBC Bank plc
Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the “Agreement”)
22	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

23	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day

Facility to be utilised:	[Facility A]/[Facility C]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]
24	We confirm that each condition specified in clause 10.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.
25	The proceeds of this Loan should be credited to [account].

26	This Utilisation Request is irrevocable.
Yours faithfully
                                       & nbsp;
authorised signatory for
the Obligors’ Agent on behalf of
[name of relevant Borrower]

Part 2 — Selection Notice Applicable to a Facility Loan
From: [Name of relevant Borrower]
To:       HSBC Bank plc
Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 (as amended by an amendment agreement dated ♦ 2007 (the “Agreement”)
27	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

28	We refer to the following Facility A Loan in [identify currency] with an Interest Period ending on [ ].[1]

29	We request that the above Facility A Loan be divided into [ ] Facility A Loans with the following Base Currency Amounts and Interest Periods:[2]
or
We request that the next Interest Period for the above Facility A Loan[s] is [           ].3
30	We request that the above Facility A Loan[s] [is][are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [ ]]. As this results in a change of currency we confirm that each condition specified in clause 10.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].
31	This Selection Notice is irrevocable.
Yours faithfully
                                       & nbsp;
authorised signatory for
the Obligors’ Agent on behalf of
[name of relevant Borrower]

[1]	Insert details of all Facility A Loans in the same currency which have an Interest Period ending on the same date.

[2]	Use this option if division of Loans is requested.

[3]	Use this option if sub-division is not required.

Part 3 — Utilisation Request Letter of Credit
From: [Name of relevant Borrower]
To:       HSBC Bank plc
Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the “Agreement”)
32	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
33	We wish to arrange for a Letter of Credit to be issued on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	Facility C

Currency of Letter of Credit	[ ]

Amount:	[ ] or, if less, the Available Facility

Beneficiary:	[ ]

Term or Expiry Date:	[ ]
34	We confirm that each condition specified in clause 12.6 (Issue of Letters of Credit) is satisfied on the date of this Utilisation Request.
35	We attach a copy of the proposed Letter of Credit.
36	This Utilisation Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]
Yours faithfully
                                       & nbsp;
authorised signatory for the Obligors’ Agent on behalf of

[Name of relevant Borrower]
Part 4 — Ancillary Facility Request
From: [Name of relevant Borrower]
To:       HSBC Bank plc
Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the “Agreement”)
37	We refer to the Agreement. This is an Ancillary Facility Request. Terms defined in the Agreement have the same meaning in this Ancillary Facility Request unless given a different meaning in this Ancillary Facility Request.
38	We wish to establish an Ancillary Facility on the following terms:

Proposed Borrower:	[ ]

Proposed Ancillary Lender:	[ ]

Type or types of facility:	[ ]

Commencement Date:	[ ]

Expiry date:	[ ]

Ancillary Commitment amount:	[ ]

Currency/ies available:	[ ]

[Other details required by the Agent:]	[ ]
39	We confirm that each condition specified in clauses 15.4(a) and 15.4(b) (Grant of Ancillary Facility) is satisfied on the date of this Ancillary Facility Request.
40	This Ancillary Facility Request is irrevocable.
Yours faithfully
                                       & nbsp;
authorised signatory for the Obligors’ Agent on behalf of

[name of relevant Borrower]
Schedule 4
Mandatory Cost Formulae
41	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

42	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

43	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

44	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

per cent per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent per annum
Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in clause 18.3(a) (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
45	For the purposes of this Schedule:
(a)	Eligible Liabilities and Special Deposits have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	Tariff Base has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
46	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

47	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

48	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph 8.
49	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
50	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

51	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

52	Any determination by the Agent pursuant to this schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

53	The Agent may from time to time, after consultation with the Obligors’ Agent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

Schedule 5
Form of Transfer Certificate

To:	HSBC Bank plc as Agent

From:	[ ] (Existing Lender) and [ ] (New Lender)

Dated:
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the Agreement)
54	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.
55	We refer to clause 33.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the schedule in accordance with clause 33.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of clause 40.2 (Addresses) are set out in the schedule.
56	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in clause 33.4(c) (Limitation of responsibility of Existing Lenders).

57	The New Lender (including, for the avoidance of doubt, the Lender replacing a Non-Consenting Lender as referred to in clause 17.9 (Replacement of a Lender)) expressly acknowledges its obligation set out in clause 31.22(a) (Professional Market Party).

58	[The New Lender confirms that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document is either:
(a)	a company resident in the United Kingdom for United Kingdom tax purposes;

(b)	a partnership each member of which is:
(i)	a company so resident in the United Kingdom; or

(ii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or

(iii)	a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company; or

(iv)	otherwise satisfies one of the conditions specified in sections 935 or 936 of the ITA.]
59	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
60	This Transfer Certificate is governed by English law.

[Note: Certain of the Thai Security is required to be re-registered following an assignment or transfer.]

[Note: A New Lender must be a “professional market party” under the Dutch 1992 Banking Act Exemption Regulation]

The Schedule
Commitment/Rights and Obligations to be Transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:
This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [      ].
Barclays Bank PLC as Agent for and on behalf of the Obligors and the Finance Parties
By:

Schedule 6
Form of Guarantor or Borrower Accession Letter

To:	HSBC Bank plc as Agent

From:	[Subsidiary]

Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the “Agreement”)
61	We refer to the Agreement. This is a [Guarantor] [Borrower] Accession Letter. Terms defined in the Agreement have the same meaning in this [Guarantor] [Borrower] Accession Letter unless given a different meaning in this [Guarantor] [Borrower] Accession Letter.

62	[Subsidiary] agrees to become an [Additional Guarantor] [Additional Borrower] and to be bound by the terms of the Agreement as an [Additional Guarantor pursuant to clause 34.2 (Additional Guarantors)] [Additional Borrower pursuant to clause 28.2A (Additional Borrowers)] of the Agreement.

63	[Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

[Insert the following limitation wording if Subsidiary is incorporated in The Netherlands:] [The guarantee of [Subsidiary] is subject to those limitations set out in clause 27.10 (Limitations) of the Agreement, in relation to [Subsidiary].

[Insert alternative guarantee limitation wording for relevant jurisdiction if required under the laws of the jurisdiction of incorporation of Subsidiary]

64	[Subsidiary]’s administrative details are as follows:

Address:

Fax No:

Attention:

65	This [Guarantor] [Borrower] Accession Letter is governed by English law.

This [Guarantor] [Borrower] Accession Letter is entered into by deed.
Obligors’ Agent [Subsidiary]

Schedule 7
Security Agency Provisions
1	Definitions

In this schedule:

Security Property means all right, title and interest in, to and under any Security Document, including:
(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.
2	Declaration of trust
(a)	The Security Agent and each other Finance Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Finance Parties on the terms of the Finance Documents.

(b)	Subject to paragraph (c) below, paragraph (a) above shall not apply to any Security Document which is expressed to be or is construed to be governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.

(c)	Paragraph (b) above shall not affect or limit clause 38.11(d) (Parallel Debt) nor the applicability of the provisions of this schedule 6 with respect to any Security Document which is expressed to be or is construed to be governed by any law other than English law or any other law from time to time designated by the Security Agent and an Obligor or any Security Property arising under any such Security Document.
3	Defects in Security
The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:
(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.
4	No enquiry
The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.

5	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including appointing a third party to hold or allowing any Obligor to retain them).

6	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Finance Party giving details of:
(a)	any sums due or owing to any Finance Party as at that date; and

(b)	such other matters as it thinks fit.
8	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9	No duty to collect payments

The Security Agent shall not have any duty:
(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.
10	Perpetuity period

The perpetuity period for the trusts created by the Finance Documents shall be 80 years from the date of this Agreement.

11	Appropriation
(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

12	Investments

All money received or held by the Security Agent under the Finance Documents may, in the name of, or under the control of, the Security Agent:
(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself, any other Finance Party or any Affiliate of any Finance Party) as it thinks fit.
13	Suspense Account

Subject to paragraph 14 below the Security Agent may:
(a)	hold in an interest-bearing suspense account any money received by it from any Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 12 above.
14	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it. 15 Delegation
(a)	The Security Agent may:
(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	(delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.
(b)	The Security Agent will not be:
(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security agent, provided that it exercises reasonable care in selecting that agent, delegate or security agent.

16	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

17	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

Schedule 8
Form of Compliance Certificate

To:	HSBC Bank plc as Agent

From:	Sequa Corporation as Obligors’ Agent

Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the Agreement)
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.
66	[We confirm that no Default is continuing.][4]

67	We confirm that:
(a)	the ratio of Net Borrowings to EBITDA for the Relevant Period ended on [ ] was [ ]:1 as at that date;

(b)	the ratio of EBITDA to Interest Expense for the Relevant Period ended on [ ] was [ ]:1;

(c)	the ratio of Cash Flow to Senior Debt Service for the Relevant Period ended on [ ] was [ ]:1; and

(d)	the ratio of Cash Flow to Total Debt Service for the Relevant Period ended on [ ] was [ ]:1.
68	[We confirm that the Material Subsidiaries are: [List Material Subsidiaries]. Set out [below] are the calculations we have used for determining which members of the Group are Material Subsidiaries.] [Paragraph 3 to be included for Compliance Certificates supplied with each set of financial statements delivered pursuant to clause 29.1(a) (Annual financial statements)]
     Signed:               [Senior Vice President, Finance of Sequa Corporation]/[Vice President and Treasurer of Sequa Corporation]
     Signed:               [Officer of Sequa Corporation]

[4]	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

Schedule 9
Existing Security

Name of Member of Group	Security

Chromalloy (Thailand) Ltd	Security in favour of Bangkok Bank over a deposit of Baht 32,000,000

Schedule 10
Timetables
Part 1 — Loans
“D — “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans in other
	Loans in euro	Loans in sterling	currencies
Request for approval as an Optional Currency, if required (clause 10.3 (Conditions relating to Optional Currencies))	D – 5 10:00 a.m.	D – 3 10:00 a.m.	D – 5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 10.3 (Conditions relating to Optional Currencies))	D – 5 3:00 p.m.	D – 3 3:00 p.m.	D – 5 3:00 p.m.

Responses by Lenders to the request (clause 10.3 (Conditions relating to Optional Currencies)	D – 4 1:00 p.m.	D – 2 1:00 p.m.	D – 4 1:00 p.m.

Agent notifies the Obligors’ Agent if a currency is approved as an Optional Currency in accordance with clause 10.3 (Conditions relating to Optional Currencies)	D – 4 5:00 p.m.	D – 2 5:00 p.m.	D – 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (clause 11.1 (Delivery of a Utilisation Request)) or a Selection Notice (clause 19.1 (Selection of Interest Periods))	D — 310:00 a.m.	D — 110:00 a.m.	D — 310:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under clause 11.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with clause 11.4 (Lenders’ participation)
	D – 3 11:00 a.m.	D – 1 11:00 a.m.	D – 3 11:00 a.m.

Agent determines amount of the Facility A Loan in Optional Currency in accordance with clause 14.3 (Change of currency)	D – 3 11:00 a.m.	D – 1 11:00 a.m.	D – 3 11:00 a.m.

Agent determines amount of the Facility A Loan in Optional Currency in accordance with clause 14.4(a) (Same Optional Currency during successive Interest Periods)	D – 3 11:00 a.m.	D – 1 11:00 a.m.	D – 3 11:00 a.m.

Loans in other
	Loans in euro	Loans in sterling	currencies
LIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under clause 14.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.	Quotation Day 3:00 p.m.

Agent gives notice in accordance with clause 14.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.	Quotation Day 5:00 p.m.
Part 2 — Letters of Credit

Loans in other
	Loans in euro	Loans in sterling	currencies
Request for approval as an Optional Currency, if required (clause 4.3 (Conditions relating to Optional Currencies))	D – 5 10:00 a.m.	D – 3 10:00 a.m.	D – 5 10:00 a.m.

Agent notifies the Lenders of the request (clause 10.3 (Conditions relating to Optional Currencies))	D – 5 3:00 p.m.	D – 3 3:00 p.m.	D – 5 3:00 p.m.

Responses by Lenders to the request (clause 10.3 (Conditions relating to Optional Currencies)	D – 4 1:00 p.m.	D – 2 1:00 p.m.	D – 4 1:00 p.m.

Agent notifies Obligors’ Agent if a currency is approved as an Optional Currency in accordance with clause 10.3 (Conditions relating to Optional Currencies)	D – 4 5:00 p.m.	D – 2 5:00 p.m.	D – 4 5:00 p.m.

Delivery of a duly completed Utilisation Request (clause 11.1 (Delivery of a Utilisation Request))	D – 3 10:00 a.m.	D – 1 10:00 a.m.	D – 3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Letter of Credit, if required under clause 12.6 (Issue of Letters of Credit) and notifies the Lenders of the Letter of Credit in accordance with clause 12.6 (Issue of Letters of Credit)
	D – 3 11:00 a.m.	D – 1 11:00 a.m.	D – 3 11:00 a.m.

Delivery of a duly completed Renewal Request (clause 12.7 (Renewal of a Letter of Credit)).	D – 3 10:00 a.m.	D – 1 10:00 a.m.	D – 3 10:00 a.m.

Schedule 11
Letters of Credit

To:	[Beneficiary] (the Beneficiary)
[Date]
Irrevocable Standby Letter of Credit no.
At the request of [name of Sequa Corporation or any of its Subsidiaries], [name of Issuing Bank] (the “Issuing Bank”) issues this irrevocable standby letter of credit (“Letter of Credit”) in your favour on the following terms and conditions:
69	Definitions

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York.

Demand means a demand for a payment under this Letter of Credit in the form of the Schedule to this Letter of Credit.

Expiry Date means [ ].

Total L/C Amount means [ ].

70	Issuing Bank’s agreement
(a)	The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [ ] (London time) on the Expiry Date.

(b)	Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ ] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

(c)	The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.
71	Expiry
(a)	The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

(b)	Unless previously released under paragraph (a) above, on [ ] (London time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

(c)	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.
72	Payments

All payments under this Letter of Credit shall be made in the Base Currency or an Optional Currency and for value on the due date to the account of the Beneficiary specified in the Demand.

73	Delivery of Demand

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:
[           ]
[           ]
74	Assignment

The Beneficiary’s rights under this Letter of Credit may not be assigned or transferred.

75	ISP 98

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices (ISP 98), International Chamber of Commerce Publication No. 590.

76	Governing Law

This Letter of Credit is governed by English law.

77	Jurisdiction

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.
Yours faithfully,
[name of Issuing Bank]
By:

Schedule 12
To Letter of Credit Form of Demand
To: [Name of Issuing Bank]
[Date]
Dear Sirs
Standby Letter of Credit no. [           ] issued in favour of [BENEFICIARY] (the Letter of Credit)
We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.
78	We certify that the sum of [ ] is due and has remained unpaid for at least [ ] Business Days [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [ ].

79	Payment should be made to the following account:
Name:
Account Number:
Bank:
80	The date of this Demand is not later than the Expiry Date.
Yours faithfully
(Authorised Signatory)                     (Authorised Signatory)
For
[BENEFICIARY]

Schedule 13
Form of Hedging Bank Accession Letter

To:	HSBC Bank plc as Security Agent

From:	[Proposed Hedging Bank]

Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the Agreement)
81	We refer to the Agreement. This is a Hedging Bank Accession Letter. Terms defined in the Agreement have the same meaning in this Hedging Bank Accession Letter unless given a different meaning in this Accession Letter.

82	[Proposed Hedging Bank] agrees to become a Hedging Bank and to be bound by the terms of the Agreement as a Hedging Bank pursuant to clause 33.8 (Hedging Banks) of the Agreement. [Proposed Hedging Bank] is [a/an] [Lender/Affiliate of a Lender].

83	[Proposed Hedging Bank]’s administrative details are as follows:

Address:

Fax No:

Attention:

84	Details of the Hedging Document are as follows:

Date:

Parties: [Proposed Hedging Bank] and [Obligor]

Terms: [Insert brief summary of type of contract]

85	This letter is governed by English law.
[Proposed Hedging Bank]
By:
This Hedging Bank Accession Letter is accepted by HSBC Bank plc in its capacity as Security Agent.
By:
Date:

Schedule 14
Form of Fronting Bank Accession Letter

To:	HSBC Bank plc as Agent

From:	[Proposed Fronting Bank]

Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the Agreement)
86	We refer to the Agreement. This is a Fronting Bank Accession Letter. Terms defined in the Agreement have the same meaning in this Fronting Bank Accession Letter unless given a different meaning in this Fronting Bank Accession Letter.

87	[Proposed Fronting Bank] agrees to become a Fronting Bank and to be bound by the terms of the Agreement as a Fronting Bank pursuant to clause 33.9 (Fronting Banks) of the Agreement. [Proposed Fronting Bank] is a Lender.

88	[Proposed Fronting Bank]’s administrative details are as follows:
Address:
Fax No:
Attention:
89	This letter is governed by English law.
[Proposed Fronting Bank]
By:
This Fronting Bank Accession Letter is accepted by HSBC Bank plc in its capacity as Agent.
By:
Date:
[Note: Fronting Bank fees should be agreed prior to accession.]

Schedule 15
Form of Resignation Letter

To:	HSBC Bank plc as Agent

From:	[resigning Guarantor] [resigning Borrower]

Dated:
Dear Sirs
Warwick International Group Limited, Chromalloy United Kingdom Limited and Chromalloy Holland B.V. - U.S.$93,600,000 Facility Agreement dated 21 December 2005 as amended by an amendment agreement dated ♦ 2007 (the Agreement)
90	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

91	Pursuant to [clause 34.4 (Resignation of a Guarantor)] [clause 28.2B (Resignation of a Borrower)], we request that [resigning Obligor] be released from its obligations as a [Guarantor] [Borrower] under the Agreement.

92	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ].
93	This Resignation Letter is governed by English law.

[Resigning Guarantor] [Resigning Borrower]

By:

Schedule 16
Existing Letters of Credit

LOC #	Applicant	Currency	Amount	Issuing Bank
1	Sequa GMBH	EUR	1,000,000	HSBC UK

2	Sequa Corporation	USD	$2,000,000	HSBC UK

3	Sequa Corporation	USD	$500,000	HSBC US

4	Silonex c/o Sequa	CAD	14,000	HSBC US

5	Sequa Coatings	USD	$99,340	HSBC US

6	Sequa Corporation	USD	$475,000	HSBC US

7	Sequa Corporation	USD	$364,868	HSBC US

8	Sunrise Insurance	USD	$616,272	HSBC US

9	Sunrise Insurance	USD	$1,047,963	HSBC US

10	Sequa/Chromalloy Nevada	USD	$261,000	HSBC US

11	Sunrise Insurance	USD	$250,000	HSBC US

12	Sequa Corporation	USD	$25,368,442	HSBC UK

13	Sequa Corporation	USD	$421,725	HSBC US

14	Sequa Corporation	USD	$911,700	HSBC US

15	Sequa Corporation	USD	$761,400	HSBC US

16	Sequa Corporation	USD	$55,065	HSBC US

17	Sequa Corporation	USD	$1,130,000	HSBC US

18	Sequa Corporation	USD	$45,395	HSBC US

Schedule 17
Conditions Subsequent
18	Thai Security

18.1	Receivables assignments/account assignments

By no later than 28 February 2006:
(a)	A copy of each of the following Security Documents, duly executed, delivered and perfected by the Parties to it:
(i)	a Thai law (conditional) assignment of receivables from Chromalloy (Thailand) Ltd (Note: this Condition Subsequent was waived by Barclays Bank PLC and HSBC Bank plc in the second quarter of 2006); and

(ii)	Thai law (conditional) assignments of bank accounts by each of Chromalloy Holding (Thailand) Ltd. and Chromalloy (Thailand) Ltd.
(b)	In respect of each of Chromalloy Holding (Thailand) Ltd and Chromalloy (Thailand) Ltd:
(i)	a copy of its constitutional documents (amended as necessary to permit entry into the Security Documents referred to in paragraph (a)) above;

(ii)	a copy of a resolution of its board of directors or equivalent body:
(A)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and which it is required to enter into pursuant to clause 31.23 (Conditions subsequent) of this Agreement and resolving that it execute such Finance Documents;

(B)	authorising a specified person or persons to execute the Finance Documents to which it is a party and which it is required to enter into pursuant to clause 31.23 (Conditions subsequent) of this Agreement

(C)	on its behalf;

(D)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party and which it is required to enter into pursuant to clause 31.23 (Conditions subsequent) of this Agreement;
(iii)	a specimen of the signature of each person authorised by the resolution referred to in paragraph (ii) above;

(iv)	a copy of a resolution signed by all the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and which it is required to enter into pursuant to clause 31.23 (Conditions subsequent) of this Agreement;

(v)	a certificate of an authorised signatory of it, certifying that each copy document relating to it specified in this paragraph (b) is correct, complete and in full force and effect as at a date no earlier than the date of the Security Documents referred to in paragraph (a) above;

(vi)	a copy of each consent from the Bank of Thailand in respect of each Guarantor incorporated in Thailand remitting funds out of Thailand;

(vii)	a copy of any other documents or evidence required to perfect any Security created or to be created under or pursuant to the Security Documents referred to in paragraph (a) above, in accordance with applicable law; and

(viii)	a legal opinion of Linklaters, legal advisors to the Arranger, the Security Agent and the Agent in Thailand in respect of the Security Documents referred to in paragraph (a) above.
18.2	Mortgage of land and buildings

By no later than 21 March 2006:
(a)	A copy of the following Security Document, duly executed, delivered and perfected by the Parties to it:
(i)	Thai law mortgage of land and buildings by Chromalloy (Thailand) Ltd. in respect of the Major Thai Real Estate.
(b)	All title deeds and documents relating to the Major Thai Real Estate.

(c)	A certificate of an authorised signatory of Chromalloy (Thailand) Ltd. certifying that each copy document relating to it specified in paragraph 1.1(b) above is correct, complete and in full force and effect as at a date no earlier than the date of the Security Document referred to in paragraph (a) above.

(d)	A copy of any other documents or evidence required to perfect any Security created or to be created under or pursuant to the Security Document referred to in paragraph (a) above, in accordance with applicable law.

(e)	A legal opinion of Linklaters, legal advisers to the Arranger, the Security Agent and the Agent in Thailand, in respect of the Security Document referred to in paragraph (a) above.
18.3	Machinery

By no later than 21 June 2006:
(a)	Chromalloy (Thailand) Ltd. shall ensure that all of its machinery which (i) is eligible for registration for a certificate of machinery ownership under Thai law and (ii) is necessary and material for the conduct of its business shall be registered pursuant to Thai law with the relevant Thai government agency.

(b)	A copy of the following Security Document, duly executed, delivered and perfected by the Parties to it:
(i)	Thai law mortgage of machinery by Chromalloy (Thailand) Ltd.

(c)	A certificate of an authorised signatory of Chromalloy (Thailand) Ltd. certifying that each copy document relating to it specified in paragraph 1.1(b) above is correct, complete and in full force and effect as at a date no earlier than the date of the Security Document referred to in paragraph (b) above.

(d)	A copy of any other documents or evidence required to perfect any Security created or to be created under or pursuant to the Security Document referred to in paragraph (b) above, in accordance with applicable law.

(e)	A legal opinion of Linklaters, legal advisers to the Arranger, the Security Agent and the Agent in Thailand, in respect of the Security Document referred to in paragraph (b) above.
19	Certificates of Title — Major UK Real Estate
(a)	By no later than 14 February 2006, the Certificates of Title, in each case containing no matter that is reasonably considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties.

(b)	By no later than 28 February 2006, an overview report from Linklaters on the Certificates of Title, containing no matter that is reasonably considered by the Majority Lenders to be materially adverse to the interests of the Finance Parties.
20	Financial information

By no later than 21 March 2006, the Original Financial Statements of Chromalloy Metal Tectonics Limited.

21	Mostyn title deeds

Warwick International Group Limited shall use all reasonable endeavours to deliver to (or to the order of) the Security Agent the original title deeds, documents and ancillary papers relating to the Major UK Real Estate at Mostyn, as soon as reasonably practicable after the date of this Agreement.

22	Other documents and evidence
(a)	In each case described above, a copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary (if it has notified the Obligors’ Agent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document which is required to be entered into pursuant to clause 31.23 (Conditions subsequent) of this Agreement or for the validity and enforceability of any such Finance Document.

(b)	In each case described above, evidence that the fees, costs and expenses then due from each Unit Parent pursuant to clause 21 (Fees), clause 22.5 (Stamp taxes) and clause 26 (Costs and expenses) in relation to the Security Documents referred to in this schedule 16 have been paid.

Obligors’ Agent
Sequa Corporation

Address:	Sequa Corporation
200 Park Avenue
New York, NY 10166

Fax:	+1 212 370 3417

Attention:	Jim Langelotti

By:	KENNETH DRUCKER

The Original Borrowers

Warwick International Group Limited

By:	ROBERT ELLIS	SIMON WATT-SMITH

Chromalloy United Kingdom Limited

By:	MOSHE GOLDSHTEIN	DAVID KAPLAN

Chromalloy Holland B.V.

By:	THOMAS VAN DER LINDEN

The Original Guarantors

Warwick International Group Limited

By:	ROBERT ELLIS	SIMON WATT-SMITH

Chromalloy United Kingdom Limited

By:	MOSHE GOLDSHTEIN	DAVID KAPLAN

Chromalloy Holland B.V.

By:	THOMAS VAN DER LINDEN

Sequa Limited

By:	ROBERT ELLIS	SIMON WATT-SMITH

Chromalloy Metal Tectonics Limited

By:	MOSHE GOLDSHTEIN	DAVID KAPLAN

Chromalloy Gas Turbine Europa B.V.

By:	THOMAS VAN DER LINDEN

Chromalloy (Thailand) Ltd.

By:	THOMAS VAN DER LINDEN

Chromalloy Holding (Thailand) Ltd.

By:	THOMAS VAN DER LINDEN

The Arranger
Barclays Capital, the investment banking division of Barclays Bank PLC

By:	NEILS PEDERSEN
The Original Lenders
Barclays Bank PLC

By:	NEILS PEDERSEN
The Agent
Barclays Bank PLC

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:	+44 207 7773 4893

Attention:	Frank Rogers/Ola Busari

By:	NEILS PEDERSEN
The Security Agent
Barclays Bank PLC

Address:	5 The North Colonnade
Canary Wharf
London E14 4BB

Fax:	+44 207 7773 4893

Attention:	Frank Rogers/Ola Busari

By:	NEILS PEDERSEN